Exhibit 10.20

EXECUTION COPY

LEASE

between

BURLINGTON CENTRE OWNER LLC, as Landlord

and

EVERBRIDGE, Inc., as Tenant

25 Corporate Drive

Burlington, Massachusetts

As of December 16, 2016

EAST\126610515.10

List of Exhibits

Exhibit 1.1-1	Plan of Premises
Exhibit 1.1-2	Legal Description
Exhibit 1.1-3	Commencement Date Certificate
Exhibit 1.3	Building Parking
Exhibit 3.1.1	Work Letter
Exhibit 4.6	Form of Letter of Credit
Exhibit 6.1	Cleaning Specifications
Exhibit 7.4	Rules and Regulations
Exhibit 8.9	Exterior Signage Location Area
Exhibit 14.1	Form of SNDA
Exhibit 14.6	Title Encumbrances
Exhibit 16.24	Form of Notice of Lease
Exhibit 19.7	Parties with Leases Containing Superior Rights to Tenant’s ROFO Right
Exhibit 20.1(a)	Expansion Premises

LEASE

This Lease is made and entered into as of December 16, 2016 (the “Effective Date”), by and between BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company with its principal place of business at c/o The Davis Companies, 125 High Street, 21st Floor, Boston, Massachusetts 02110 (the “Landlord”) and everbridge, Inc., a Delaware corporation, with its principal place of business at 25 Corporate Drive, Burlington, MA 01803 (the “Tenant”).

ARTICLE 1GRANT

1.1Premises.  Landlord, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of Tenant to be performed, hereby leases to Tenant and Tenant hereby leases from Landlord on the terms and provisions contained in the Lease, those certain two office spaces shown on Exhibit 1.1-1 attached hereto and made a part hereof (collectively, the “Premises”) containing collectively 46,132 square feet of rentable area, in the office building located at 25 Corporate Drive, Burlington, Massachusetts (the “Building”), which Building currently contains 117,879 square feet of rentable area.  The Premises consists of:

(A) The premises currently occupied by Tenant on the fourth floor of the Building pursuant to a certain Sublease between Tenant and Acquia, Inc., containing 36,710 rentable square feet (the “Fourth Floor Premises“).

(B) A portion of the third floor of the Building, containing 9,422 rentable square feet of space (the “Third Floor Premises”).

The Premises, Building, the “Common Areas” (defined below) and the land upon which the same are located, which is legally described in Exhibit 1.1-2 (the “Land”), together with all other improvements thereon and thereunder are collectively referred to as the “Property.”  The Property is located within the office park known as Burlington Centre Office Park (the “Park”).

1.2Common Areas.  Landlord hereby grants to Tenant during the Term (as defined in Section 2.1.1) of this Lease, an appurtenant right to use, in common with the others entitled to such use, the Common Areas as they from time to time exist, subject to the rights, powers and privileges herein reserved to Landlord.  The term “Common Areas” as used herein will include all areas and facilities outside the Premises that are provided and designated by Landlord for the general non-exclusive use and convenience of Tenant and other tenants.  Common Areas include but are not limited to the fitness center, if any, cafeteria, if any, hallways, lobbies, stairways, elevators, pedestrian sidewalks, landscaped areas, loading areas, roadways, parking areas, rights of way, walking and jogging paths, if any.  For so long as the Landlord named herein owns the Building and the office buildings located at 10, 30 and 35 Corporate Drive, Burlington, Massachusetts (together with the Building and the land upon which the same are located, “Burlington Centre”), the “Common Areas” may include areas, facilities and amenities located within Burlington Centre specifically designated by Landlord for the general non-exclusive use and convenience of Tenant and other tenants of the Building and the other buildings comprising Burlington Centre.

1.3Parking.  During the Term of this Lease, at no additional cost to Tenant (other than to the extent the costs and expenses therefor are included in Operating Expenses), Tenant shall be entitled to use the parking facilities at the Property in common with other Building tenants on a “first come, first serve” basis, but such right shall be limited to 3.1 parking spaces per 1,000 rentable square feet of the Premises, as such square footage may adjust from time to time pursuant to Tenant’s rights under this Lease to expand the Premises or the Premises are otherwise expanded by amendment to this Lease.  Upon the Commencement Date, Tenant shall be entitled to 143 parking spaces pursuant to such ratio.  Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities.  Landlord may reasonably designate and allocate parking facilities at the Property for the handicapped~~,~~ and visitors to the Building and may reasonably designate parking facilities at the Park for the different buildings in the Park so long as no other buildings in the Park are granted exclusive parking rights in the highlighted area shown on Exhibit 1.3, attached.  Provided Tenant’s rights under this Section 1.3, and/or elsewhere in this Lease, are not materially diminished and/or adversely affected, Landlord reserves the right to relocate parking spaces and to recapture

1

EAST\126610515.10

portions of the parking facilities at any time and from time to time for necessary temporary maintenance and repairs and as may be required by mechanical, structural or code-related matters.  Landlord may, at no cost to Tenant (other than to the extent the costs and expenses therefor are included in Operating Expenses), (i) install parking signage, (ii) implement a pass, sticker or other access control system to control parking use, and (iii) employ valet parking on a temporary basis to meet the requirements of this Section.  To the extent applicable to Tenant’s use of the parking spaces, the provisions of this Lease shall apply, including rules and regulations of general applicability from time to time promulgated in writing by Landlord~~.~~ and delivered to Tenant and other tenants of the Building. Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking facilities, or for any loss, injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking facilities and the parking spaces shall be at the sole risk of Tenant and its employees.

1.4Condition of Third Floor Premises Upon Delivery by Landlord.  Notwithstanding anything to the contrary contained in this Lease either expressed or implied, Landlord covenants to Tenant that the Third Floor Premises shall be delivered to Tenant in its then “as is” condition, and  (1) in a structurally sound condition; (2) with existing heating, ventilating and/or air-conditioning systems in good working condition; (3) free of any and all leaks and broken glass; (4) free of personal property of Landlord or Landlord's agent and/or other tenants or occupants; (5) free of all occupants and/or tenants; (6) free of all signs other than Tenant's signs; and (7) free of all Hazardous Substances (as defined below) in violation of Applicable Laws, including but not limited to, asbestos and PCBs (Landlord warranting to remove all such Hazardous Substances (as defined below) from the Third Floor Premises, at Landlord's sole cost and expense and in compliance with all applicable Laws, prior to the date of delivery of possession of the Third Floor Premises); and (8) in compliance with all building, municipal, county, state, environmental and federal laws, ordinances, codes and regulations governing and regulating the existing construction in the Third Floor Premises prior to the acceptance of the Third Floor Premises by Tenant on the earlier to occur of: (a) the Third Floor Premises Commencement Date (as defined below) or (b) the Early Access Date (as defined in Exhibit 3.1.1).

ARTICLE 2TERM

2.1Lease Term.

2.1.1Commencement Date; Term.  The Fourth Floor Premises are leased for the period (the “Initial Term”) commencing on June 1, 2017 (the “Commencement Date”) and ending on May 31, 2022 (the “Expiration Date”), unless sooner terminated or extended as herein provided.  The Third Floor Premises shall be leased for the period commencing on the earlier of (i) June 1, 2017 and (ii) the date that Tenant occupies the Third Floor Premises for the conduct of its business (the “Third Floor Premises Commencement Date”), and ending on the Expiration Date. The Initial Term hereof, as it may be extended, is referred to herein as the “Term”.  Tenant acknowledges that it currently occupies the Fourth Floor Premises pursuant to a sublease agreement ending on May 31, 2017.

2.1.3Confirmatory Amendment.  When the Third Floor Premises Commencement Date has been determined in accordance with the provisions set forth in this Lease, the parties hereto shall execute a document setting forth said date and said document shall be deemed a supplement to and part of this Lease.  The parties hereto agree to execute such confirmatory document not later than forty five (45) days following the determination of such date (i.e., meaning the Third Floor Premises Commencement Date).

2.2Holding Over.

2.2.1Tenant shall have the one-time right to retain occupancy of the Premises for a period designated by Tenant in its Holdover Notice (as defined below) following the expiration of the Term, but in any event not to exceed thirty (30) days; provided that (i) no monetary or material non-monetary Event of Default has occurred and is continuing, and (ii) Tenant shall have delivered written notice (a “Holdover Notice”) to Landlord of Tenant’s intention to hold over at least six (6) months prior to the expiration of the Term (a “Permitted Holdover”).  In the event that Tenant retains occupancy of the Premises, or any part thereof, after the end of the Term, and

EAST\126610515.10

the conditions in clauses (i) and (ii) above have not been satisfied, or if Tenant retains occupancy of the Premises beyond the period of a Permitted Holdover (in either case, an “Unpermitted Holdover”), Tenant's occupancy of the Premises shall be as a tenant at sufferance terminable at any time by Landlord. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that Tenant shall pay Landlord Base Rent for such time as Tenant remains in possession of the Premises (A) in the case of a Permitted Holdover, at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Lease Term for the first thirty (30) days of such holding over, and (B) following such initial thirty (30) day period of said Permitted Holdover, or in the case of an Unpermitted Holdover, at a monthly rate equal to one hundred fifty percent (150%) of the  Base Rent payable during the last month of the Lease Term, in each case together with all Additional Rent at the same rates as otherwise due and payable under this Lease.  In addition, in the event of an Unpermitted Holdover, or in the event that Tenant holds over beyond the period of a Permitted Holdover, Tenant shall be liable to Landlord for all damages sustained by reason of Tenant’s retention of possession of the Premises after the end of the Term, including without limitation consequential damages or indirect damages; it being expressly understood and agreed that Tenant shall not be liable for any damages on account of such holdover by Tenant during the Permitted Holdover, whether they be direct, indirect or consequential, except for such direct damages as provided for in Section 2.2.2 below, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date.  The provisions hereof do not limit or restrict Landlord’s rights or remedies under this Lease in the event of any holding over by Tenant (but subject to Tenant’s right to a Permitted Holdover, as set forth above).

2.2.2Upon receipt of a written request from Tenant delivered not earlier than six (6) months prior to the scheduled Expiration Date of the Term, Landlord shall inform Tenant within thirty (30) days following Landlord’s receipt of such written request, whether the Premises has been re-leased for the period following the Expiration Date (to the extent the disclosure of such information will not cause Landlord to be in breach of any third party confidentiality agreement), including the target commencement date for delivery of the leased space.

ARTICLE 3COMPLETION AND OCCUPANCY OF THE PREMISES

3.1Finish Work.

Tenant, at Tenant’s cost (subject to Tenant’s use of the Allowance as further described in the Work Letter, as defined below), shall perform the construction of any improvements necessary for Tenant’s initial occupancy of the Third Floor Premises (and may construct additional improvements to the Fourth Floor Premises) in accordance with Exhibit 3.1.1 (the “Work Letter”) attached hereto and incorporated herein.   Tenant acknowledges that it is in possession of the Fourth Floor Premises.  Landlord represents to Tenant that the Fourth Floor Premises are free of all Hazardous Substances (as defined below) in violation of Applicable Laws.

Except as specifically provided in this Lease, including but not limited to Section 1.4 and the preceding paragraph, Landlord has made no representations, warranties or undertakings as to the present condition of the Premises or the fitness of the Premises for any particular use, and Tenant accepts delivery of the Premises in its “AS IS” condition (nothing in this sentence being deemed to diminish Landlord’s obligations to repair and maintain the Building in accordance with the terms of this Lease).

EAST\126610515.10

ARTICLE 4RENT AND SECURITY

4.1Annual Base Rent.

4.1.1Schedule of Monthly Rent Payments.  Beginning with the Commencement Date and continuing throughout the Term, Tenant shall pay to or upon the order of Landlord an annual rental (the “Base Rent”) as set forth below which shall be payable in consecutive monthly installments on or before the first day of each calendar month in advance in the monthly amount set forth below:

Period	Annual Base Rent	Monthly Base Rent	Annual Base Rent per Rentable Square Foot
6/1/17-5/31/18*	$1,508,516.40	$125,709.70	$32.70
6/1/18-5/31/19	$1,554,648.40	$129,554.03	$33.70
6/1/19-5/31/20	$1,600,780.40	$133,398.37	$34.70
6/1/20-5/31/21	$1,646,912.40	$137,242.70	$35.70
6/1/21-5/31/22	$1,693,044.40	$141,087.03	$36.70

*In the event that the Third Floor Premises Commencement Date occurs prior to June 1, 2017, Tenant shall pay Base Rent with respect to the Third Floor Premises at the Annual Base Rent per Rentable Square Foot applicable on June 1, 2017 (i.e., $32.70 per square foot per annum for 9,422 rentable square feet) until June 1, 2017 and thereafter shall pay Base Rent as set forth above.

4.1.2Rent Credit.  Provided no Event of Default, as described in Article 13 hereof, shall have occurred and be continuing hereunder, Tenant shall have a credit in the amount of two hundred forty-one thousand seventy-two dollars and fifty-eight cents ($241,072.58)  to be applied toward the first payments of Base Rent and Additional Rents due hereunder.

4.1.3Manner of Payment.  All payments of Rent shall be made without demand, deduction, counterclaim, set‑off, discount or abatement, except as expressly provided in this Lease, in lawful money of the United States of America.  If the Commencement Date for any portion of the Premises should occur on a day other than the first day of a calendar month, or the Expiration Date should occur on a day other than the last day of a calendar month, then the monthly installment of Base Rent for such fractional month shall be prorated upon a daily basis based upon a thirty (30)-day month.

4.2Additional Rent.  Tenant shall pay to Landlord all charges and other amounts required under this Lease and the same shall constitute additional rent hereunder (herein called “Additional Rent”), including, without limitation, any sums due resulting from the provisions of Article 5 hereof.  All such amounts and charges shall be payable to Landlord in accordance with Section 4.3 hereof.  Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Rent.  The term “Rent” as used in this Lease shall mean the Base Rent and the Additional Rent.

4.3Place of Payment.  The Base Rent and all other sums payable to Landlord under this Lease shall be paid to Landlord at P.O. Box 310300, Property 434810, Des Moines, Iowa 50331-0300 or at such other place as Landlord shall designate in writing to Tenant from time to time on thirty (30) days’ advance written notice to Tenant (or on five (5) days’ advance written notice to Tenant if such change is in connection with a sale of the Building).

EAST\126610515.10

4.4Terms of Payment.  Tenant shall pay to Landlord the Base Rent as provided in Section 4.1 above and Tenant shall pay the Additional Rent payable under Article 5 and Article 6, each payment to be on the terms provided in this Lease, and at the times and in the manner provided in this Lease.  Except as provided in the immediately preceding sentence and as may otherwise be expressly provided by the terms of this Lease, Tenant shall pay to Landlord, within thirty (30) days (unless another period is specified in this Lease) after delivery by Landlord to Tenant of bills or statements therefor: (a) sums equal to all expenditures made and monetary obligations incurred by Landlord in accordance with the terms of this Lease for Tenant’s account; and (b) all other sums of money accruing from Tenant to Landlord in accordance with the terms of this Lease.

4.5Late Charges. If Tenant shall fail to pay any Rent within five (5) days after the date same is due and payable or if any check received by Landlord from Tenant shall be dishonored, Tenant agrees that Landlord’s actual damages resulting therefrom are difficult to fix or ascertain.  As a result, Tenant shall pay to Landlord (a) an administrative fee equal to five percent (5%) per month on the amount due (provided that such administrative fee shall be waived for the first late payment in any 12-month period if such payment is made within five (5) business days following notice from Landlord that such amount is past due), and (b) interest on the amount due from its due date until paid at the lesser of the prime rate of interest as reported by the Bank of America or its successor plus nine (9%) percent per annum or the maximum legal rate that Landlord may charge Tenant (provided that such interest shall not begin to accrue with respect to non-recurring payments of Additional Rent (but expressly excluding amounts payable on account of Operating Expenses and Taxes) if such payment is made within five (5) business days following notice from Landlord that such amount is past due).  Such charges shall be paid to Landlord together with such unpaid amounts as an administrative fee to compensate Landlord for administrative expenses and its cost of funds.

4.6Security Deposit.

4.6.1Letter of Credit Amount.  Upon execution and delivery of this Lease by and between Landlord and Tenant, Tenant shall deliver to Landlord a security deposit (the "Security Deposit") in the form of a "Letter of Credit" (as defined below) in the amount of $133,106.00 for the faithful performance of all terms, covenants and conditions of this Lease.

4.6.2.Letter of Credit Requirements.  Each letter of credit provided to Landlord hereunder as the Security Deposit shall be in the form of an unconditional, irrevocable, standby letter of credit which shall be in full force and effect for the periods required hereby, and shall meet all of the following conditions (a "Letter of Credit"):

(a)it shall be issued for the benefit of Landlord by an "Eligible Bank" (defined below) approved by Landlord;

(b)it shall be effective on the date of this Lease and have a term of not less than one (1) year following its date of issuance and contain automatic year-to-year renewal provisions subject to the Letter of Credit issuer's obligation to notify Landlord in writing by certified or registered mail of non-renewal at least sixty (60) days prior to the expiration of the Letter of Credit;

(c)the expiry date of the Letter of Credit for the last year of the Term shall be at least sixty (60) days following the Expiration Date of the Lease;

(d)it shall provide for the amount thereof as set forth in Section 4.6.1 to be available to the Landlord in multiple drawings conditioned only upon presentation of a sight draft;

(e)it shall be assignable by Landlord to its successors, assigns and mortgagees and by any successive beneficiaries thereof at no cost to transferor or transferee (Tenant agreeing to pay such charges in connection with any transfer of the Letter of Credit), and shall expressly permit multiple assignments; and

EAST\126610515.10

(f)it shall be in such form as shall be reasonably acceptable to Landlord, Landlord acknowledging that the form attached hereto as Exhibit 4.6 is acceptable.

An "Eligible Bank" shall mean, as of the Effective Date, the institutional bank set forth in Exhibit 4.6 or, in the alternative, a commercial or savings bank organized under the laws of the United States or any state thereof or the District of Columbia and having total assets in excess of $1,000,000,000.00 which shall be a financial institution having a rating of not less than BBB or its equivalent by Standard and Poors Corporation and subject to a Thompson Watch Rating of C or better. Tenant, at its expense, shall cause the issuing bank to provide Landlord's mortgage lender with a written acknowledgment which evidences its consent to Landlord's collateral assignment of the proceeds of the Letter of Credit and acknowledgment of the security interest of such mortgage lender therein within seven (7) days following the request of Landlord or Landlord's mortgagee therefor.

4.6.3Substitute Letter of Credit.  Tenant shall deliver to Landlord a substitute Letter of Credit that satisfies the requirements for a Letter of Credit stated in Section 4.6.2 for the applicable period not later than ten (10) days following delivery of a non-renewal notice by the Letter of Credit issuer with respect to the Letter of Credit issued to Landlord or thirty (30) days prior to the scheduled expiration of the Letter of Credit, whichever first occurs (such date, the "Re-Delivery Deadline").  If Tenant fails to deliver the substitute Letter of Credit within such 10-day period, Landlord shall have the right to draw the Letter of Credit and receive the proceeds as a cash Security Deposit.

4.6.4Landlord's Rights Upon Default.  Upon the occurrence of any of the Events of Default described in Article 13 hereof, in addition to any other rights or remedies available to Landlord under this Lease, Landlord shall have the right to present the Letter of Credit for payment by the issuing bank and the proceeds thereof shall be due and payable to Landlord in accordance with the terms hereof and the Letter of Credit.  Tenant agrees that Landlord may, without waiving any of Landlord's other rights and remedies under this Lease upon the occurrence of any of the Events of Default, apply the Security Deposit  to remedy any failure by Tenant to perform any of the terms, covenants or conditions to be performed by Tenant under this Lease which remain uncured beyond applicable notice and cure periods and to compensate Landlord for any damages incurred as a result of any such Event of Default.  If Landlord uses any portion of the Security Deposit to cure any Event of Default by Tenant hereunder, Tenant shall forthwith replenish the Security Deposit to the original amount within ten (10) days following written notice from Landlord in the manner directed by Landlord in such notice (which may be in the form of a new or amended Letter of Credit, or in the form of a cash payment).  If Tenant fails to restore the full amount of the Security Deposit within such 10-day period, then the amount of such deficiency shall be subject to the charges described in Section 4.5.  During any period that Landlord is holding the Security Deposit in the form of cash, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on any such deposit.

4.6.5Sale of Building.  In the event of a sale or other transfer of the Building (or Landlord's interest therein), Landlord shall have the right to transfer the Security Deposit to the new owner or to transferee.  Upon any such transfer and the assumption by such successor of all of Landlord's obligations under this Lease from and after the date of such transfer (notice of such transfer to be promptly provided by Landlord or such successor), Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look to the new landlord for the return of such Security Deposit.  If an Event of Default is not then continuing, Landlord will, within sixty (60) days after the expiration or earlier termination of the Lease, return the Security Deposit, or so much as has not been applied by Landlord, to Tenant or the last permitted assignee of Tenant's interest hereunder at the expiration of the Term.

EAST\126610515.10

ARTICLE 5ADDITIONAL RENT FOR ESCALATIONS IN REAL ESTATE TAXES AND OPERATING EXPENSES

5.1Definitions.  Base Rent does not anticipate any increase in the amount of taxes on the Property, or in the cost of the operation and maintenance thereof.  In order that the Rent payable hereunder shall reflect any such increases, Tenant agrees to pay as Additional Rent, an amount calculated as hereinafter set forth.  For purposes of this Article 5, the following definitions shall apply:

“Tax Year”:  The fiscal year of the Town of Burlington (July 1 – June 30) or other applicable governmental authority for real estate tax purposes or such other twelve (12)-month period as may be duly adopted in place thereof.

“Base Tax Year”:  The Town of Burlington’s tax fiscal year of July 1, 2017 through June 30, 2018.

“Base Taxes”:  The amount of Taxes assessed with respect to the Property for each Tax Year (or portion thereof) which occurs during the Base Tax Year, giving full effect to any revaluation and deducting any reasonable out-of-pocket expenses incurred by Landlord in connection with a
Tax Protest (as defined below).

“Tax Increases”:  Attributable to a Tax Year, shall mean the excess, if any, of the Taxes paid or incurred during such Tax Year over the Base Taxes.

“Taxes”:  All taxes, assessments and charges of every kind and nature levied, assessed or imposed at any time by any governmental authority upon or against the Property or any improvements, fixtures and equipment of Landlord used in the operation thereof whether such taxes and assessments are general or special, ordinary or extraordinary, foreseen or unforeseen in respect of each Tax Year falling wholly or partially within the Term.  Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees or assessments for all governmental services or purported benefits to the Property, service payments in lieu of taxes, all business privilege taxes, and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Building, or on the use or occupancy of the Building or any part thereof, or on the rent payable under any lease of space in the Building, or in connection with the business of renting space under any lease in the Building, or in connection with the business of renting space in the Building, that are now or hereafter levied or assessed against Landlord by the United States of America, the Commonwealth of Massachusetts, or any political subdivision, public corporation, district or other political or public entity (herein “governmental authority”), including reasonable legal fees, experts’ and other witnesses’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes.  Taxes shall also include any other tax, fee or other excise, however described, that may be levied or assessed by any governmental authority as a substitute for, or as an addition to, in whole or in part, any other Taxes (including, without limitation, any municipal income tax) and any governmental authority’s license fees, tax measured or imposed upon rents, or other tax or charge upon Landlord’s business of leasing the Building, whether or not now customary or in the contemplation of the parties on the date of this Lease.  Taxes shall not include:  (a) franchise, transfer, gift, excise, capital stock, estate, succession and inheritance taxes, and federal and state income taxes measured by the net income of Landlord from all sources, unless due to a change in the method of taxation such tax is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other Tax that would constitute a Tax; (b) penalties or interest for late payment of Taxes, except to the extent resulting from Tenant’s failure to pay Tax Increases in accordance with this Lease, or (c) Taxes attributable to an expansion of the Building to include new leasable premises following the Commencement Date or (d) Taxes separately assessed or levied upon any improvements or alterations made by other tenants at the Building or the Property.  In no event shall Taxes hereunder be duplicative of any Taxes otherwise paid by Tenant, or payable by Tenant, under this Lease. Tenant shall not be required to share in any penalties, interest, late payments or the like resulting from Landlord's late payment of Taxes, except to the extent Landlord’s late payment of Taxes is a result of Tenant’s failure to pay Taxes as required by the provisions of this Article 5.

EAST\126610515.10

“Base Expense Year”:  The calendar year 2017.

“Expense Year”:  The first and full calendar year following the Base Expense Year and each calendar year thereafter.

“Base Expenses”:  The Operating Expenses for the Base Expense Year equitably adjusted to the amount such Operating Expenses would have been if one hundred percent (100%) of the rentable area in the Building had been occupied during the Base Expense Year if there is less than one hundred percent (100%) occupancy in the Base Expense Year.  Only those component expenses that are affected by variation in occupancy levels shall be “grossed-up.”  For purposes of determining Tenant's Share of Expense Increases, the Base Expenses shall be deemed to have been incurred by Landlord during the Base Expense Year.  Base Expenses shall not include market-wide cost increases due to extraordinary circumstances, including but not limited to Force Majeure (as defined in Section 16.25, below), security concerns, boycotts, strikes, embargoes or shortages. For purposes of this paragraph, “market-wide cost increases due to extraordinary circumstances” shall mean an actual, material increase in a category of Operating Expenses under this Lease in excess of the amount reasonably budgeted by Landlord for such expense category in the Operating Expenses that is attributable to some unanticipated event or circumstance occurring during the Base Expense Year and that affects the Property for a temporary period of time.

“Expense Increases”:  Attributable to an Expense Year, shall mean the excess, if any, of the Operating Expenses paid or incurred during such Expense Year equitably adjusted, if less than one hundred percent (100%) occupancy, to the amount such Operating Expenses would have been if one hundred percent (100%) of the rentable area in the Building had been occupied during the Expense Year over the Base Expenses.  Only those component expenses that are affected by variation in occupancy levels shall be “grossed-up”.

“Operating Expenses”:  All commercially reasonable costs and expenses (and taxes, if any, thereon) paid or incurred on behalf of Landlord (whether directly or through independent contractors) in connection with the management, operation, maintenance and repair of the Building and Common Areas (including any sales or other taxes thereon) during the Term as a first‑class office building, including, without limitation:

(a)supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons to the extent engaged in the operation, maintenance, security, cleaning and repair of the Property at or below the level of building manager (including the amount of any taxes, social security taxes, unemployment insurance contributions, union benefits) and any on-site employees of Landlord’s property management agent;

(b)the maintenance, repair and replacement (subject to the limitations on capital expenditures set forth below) of building systems, including heating, ventilating, air conditioning, plumbing, electrical, mechanical, sewer, fire detection, sprinkler, life safety and security systems, telecommunications facilities, elevators and escalators, exterior windows and doors, tenant directories, emergency generator, and other equipment used in common by, or for the benefit of, occupants of the Building including such repairs and replacements as may be necessary to maintain the same in proper working order and in compliance with all applicable laws and industry performance standards;

(c)charges of contractors for services and facilities otherwise includable in Operating Expenses, including security, trash removal, cleaning, janitorial, window washing, snow and ice removal, exterior and interior landscaping, the maintenance and repair of the parking facilities, roadways and light poles;

(d)the cost of utility services for the Property, including, without limitation, water, sanitary sewer, electricity, gas, fuel oil, steam, chilled water; but excluding electricity supplied to the Premises and billed to Tenant pursuant to Section 5.4 and electricity used by other tenants of the Building within their leased space and billed directly to such tenants;

EAST\126610515.10

(e)the premiums for fire, extended coverage, loss of rents, boiler, machinery, sprinkler, public liability, property damage, earthquake, flood, and other insurance relative to the Property and the operation and maintenance thereof (including the fitness center described below) and unreimbursed costs incurred by Landlord that are subject to an insurance deductible;

(f)the operation and maintenance of any areas, facilities and amenities located in Burlington Centre (for so long as such areas, facilities and amenities in Burlington Centre comprise a portion of the Common Areas) and in the Building, including, without limitation, the cost of utilities, repairs and insurance associated with such areas, facilities and amenities; provided, however, any income and/or revenue from charges, fees, park association assessments, or the like for any usage and/or consumption or the like, with respect to, in connection with and/or arising out of, any such areas, facilities and/or amenities, shall first be applied to reduce such costs and expenses;

(g)the cost of capital items incurred with respect to the operation, maintenance and repair of the Property for repairs, alterations, installations, improvements and additions amortized over the useful life of the capital items as determined in the reasonable judgment of Landlord’s accountant in accordance with generally accepted accounting principles (“GAAP”) consistently applied, together with interest at or Landlord’s borrowing rate for such capital items or, to the extent that no such sums are borrowed, nine percent (9%) per annum on the unamortized balance of the cost of the capital item and the installation thereof that are made to the Property by Landlord, but only in order to: (i) intentionally deleted, (ii) reduce (or avoid an increase in) operation or maintenance expenses with respect to the Property (but such costs and charges shall be only to the extent of Landlord’s reasonable estimate of such cost savings), (iii) comply with the requirements of laws, regulations or orders of any governmental or quasi-governmental authority, agency or department which were enacted, became effective or first enforced after the Commencement Date, or (iv) comply with the requirements of Landlord’s insurers that became effective or first enforced after the Commencement Date;

(h)office costs of administration; legal and accounting fees and other expenses of maintaining and auditing Property accounting records and preparing Landlord’s Statements; and

(i)a single per annum fee for management services whether rendered by Landlord (or affiliate) or a third‑party property manager in an amount not to exceed the rate of four percent (4%) of gross revenues from the Property, determined in a consistent manner, net of such management fee, plus reimbursable expenses.

Operating Expenses shall be determined in accordance with GAAP, consistently applied.

“Controllable Operating Expenses” means all Operating Expenses as defined above other than those Operating Expenses defined in (i) items (d) above, item (e) above, and item (g) above (with respect to subparts (iii) or (iv) above only), and (i) set forth in the definition of Operating Expenses above, (ii) snow and ice removal, (iii) premium labor costs for union contracts and premium wages/benefits for union engineering, security and janitorial personnel applicable to the general area in which the Property is located, (iv) costs payable under any cross-easement or similar agreement, (iv) any costs incurred by Landlord in order to comply with laws, regulations or orders of any governmental or quasi-governmental authority, agency or department which were enacted, became effective or first enforced after the Commencement Date hereof, and (v) any other matters not expressly listed in the definition of Operating Expenses that, by their nature, are not within Landlord’s reasonable control such as extraordinary maintenance and extraordinary grounds keeping expenses incurred by Landlord as a result of unusual natural causes.

Operating Expenses shall not include:  (1) utility expenses that are separately metered for any individual tenant in the Building; (2) any expense for which Landlord is reimbursed by a specific tenant by reason of a special agreement or requirement of the occupancy of the Building by such tenant; (3) expenses for services provided by Landlord for the exclusive benefit of a given tenant or tenants for which Landlord is directly reimbursed by such tenant or tenants; (4) all costs, fees and disbursements relating to activities for the solicitation, negotiation and execution of leases for space in the Building (including but not limited to advertising costs, leasing commissions and attorneys’ fees therefor); (5) the costs of

EAST\126610515.10

alterations to, or the decorating or the redecorating of, space in the Building leased to other tenants; (6) except as stated in subparagraph (h) of the definition of Operating Expenses, the costs associated with the operation of the business of the ownership or entity which constitutes “Landlord”, including costs of selling, syndicating, financing or mortgaging any of Landlord’s interest in the Property; (7) rentals payable under any ground or underlying lease, if any; (8) depreciation, interest and principal payments on mortgages and other debt costs, if any; (9) repairs or other work required due to fire or other casualty to the extent of insurance proceeds actually received by Landlord; (10) costs to correct any defects in the original construction of the Building; (11) capital expenses for items that are not included in the definition of “Operating Expenses”; (12) payments to affiliates of Landlord (excluding property management fees but only to the extent not in excess of the amount set forth above) to the extent that they exceed market charges; (13) Taxes; (14) costs incurred for any items to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty that are paid or reimbursed by such manufacturer, materialman, vendor or contractor; (15) legal fees or other expenses incurred in connection with enforcing leases with tenants in the Building; (16) wages, bonuses and other compensation of employees (and fringe benefits other than insurance plans and tax qualified benefit plans) above the grade of Building Manager; (17) any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances (as defined in Section 7.6.1 below), other than the ordinary and customary handling of Hazardous Substances consistent with first class office use (such as disposal of computer monitors and toner cartridges), and the cost of defending against claims in regard to the existence or release of Hazardous Substances at the Building, the Property or the Park (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease); (18) increased insurance or Real Estate Taxes assessed specifically to any tenant of the Building or the Property for which Landlord is entitled to reimbursement from any other tenant; (19) cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours; (20) the cost of installing, operating and maintaining any specialty service amenity, such as, but not limited to, an observatory, broadcasting facilities, cafeteria amenity, exercise facility amenity, and/or child or daycare amenity,  except to the extent the revenues from such specialty service amenity are respectively first applied to reduce such costs; (21) cost of any work or service performed on an extra cost basis for any tenant in the Building, the Property or the Park to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants; (22) cost of any work or services performed for any facility other than the Building or Property or appurtenances thereto and expressly permitting Operating Expenses (subject to the provisions hereof) payable on account of the Park for landscaping, plowing, road maintenance, storm water drainage, and other shared costs; (23) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased; (24) late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions; (25) cost of acquiring or securing sculptures, paintings and other works of art or the like (other than ordinary and customary cleaning and maintenance in de minimis amounts); (26) costs of parking operations to the extent Landlord receives a separate parking fee therefor (as distinguished from Operating Expenses and Taxes); (27) charitable or political contributions; (28) reserve funds; (29) all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once; (30) any cost associated with operating an on or off-site management office for the Building, the Property or the Park, except to the extent included in the one management fee permitted hereby; (31) Landlord’s general overhead and any other expenses not attributable to the operation and management of the Building and the Property (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby; (32) costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions; (33) costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease on account of the initial development of the Property, or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Site or their respective premises; (34) costs related to public transportation, transit or vanpools, except to the extent such costs would otherwise not be excluded above or that Tenant shall elect to participate in the service to which such costs relate; and (35) not more than one management, administrative, supervisory or the like fee to Landlord, Landlord’s affiliates, or the property  manager, other than the one (1) annual management fee set forth in subpart (i) of the definition of Operating Expenses in Section 5.1.

EAST\126610515.10

In addition to the foregoing, if in any calendar year after 2017, Landlord shall provide a material service to Building tenants that was not provided in 2017, Landlord may not include the cost of such services in Operating Expenses unless the services in question are consistent with those offered at comparable first class office buildings in the greater Burlington area as reasonably determined by Landlord.

“Tenant’s Share”:  Tenant’s Share shall be a fraction, the numerator of which shall be the rentable area of the Premises and the denominator of which shall be the rentable area of the Building.  On the Commencement Date for the entire Premises the Tenant’s Share is 39.13%, consisting of 7.99% with respect to the Third Floor Premises and 31.14% with respect to the Fourth Floor Premises (and if the Commencement Date for the Third Floor Premises occurs earlier, then Tenant’s Share shall be 7.99% until such time as the Commencement Date for the Fourth Floor Premises occurs).  The Tenant’s Share shall be recalculated from time to time in the event that there shall be a change in the rentable area of the Premises due to the physical expansion or contraction thereof or a change in the rentable area of the Building due to the physical expansion thereof, as the case may be.  The parties acknowledge that on the Commencement Date of this Lease the Building contains 117,879 square feet of rentable area.

“Landlord’s Statement”:  An instrument containing a computation of any Additional Rent due pursuant to the provisions of this Article 5, together with a reasonable summary of such costs on a line item basis.

5.2Payment of Taxes.  Tenant shall pay, as Additional Rent, Tenant’s Share of all Taxes actually payable by Landlord (meaning as adjusted for any available early payment discounts) in respect of any Tax Year falling wholly or partially within the Term, to the extent that Taxes for any such period shall exceed the Base Taxes (which payment shall be adjusted by proration with respect to any partial Tax Year).  Within thirty (30) days after the issuance by the Town of Burlington or other applicable governmental authority of the bill for Taxes, Landlord shall submit to Tenant a copy of such bill, together with Landlord’s Statement and Tenant shall pay the Additional Rent set forth on such Landlord’s Statement (less the amount of estimated payments paid by Tenant on account thereof) as set forth herein.  Landlord, at its option, may require Tenant to make equal monthly payments on account of Tenant’s Share of Tax Increases annually for Tax Years following the Base Tax Year. The monthly payments shall be one‑twelfth (1/12th) of the amount of Tenant’s Share of Tax Increases annually, as estimated by Landlord in good faith, and shall be payable on or before the first day of each month during the Term, in advance, in an amount estimated by Landlord in good faith and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates in good faith and to revise such estimates in good faith not more than twice in any calendar year.

Landlord may petition for reduction of the assessed valuation of the Building, claim a refund of Taxes or otherwise challenge the validity, amount or applicability of any tax, assessment or other similar governmental charge deemed unreasonable by Landlord (“Tax Protest”).  Any reasonable out-of-pocket costs and expenses incurred by Landlord in connection with a Tax Protest for the Building shall be includable in Taxes and Tenant’s Share of any refund of any tax, assessment or governmental charge received by Landlord pursuant to any Tax Protest (after any reimbursement of Landlord’s reasonable costs) shall, to the extent paid by Tenant on account of Tenant’s Share of Tax Increases during the period subject to the Tax Protest, be refunded or credited against the next monthly payments on account of Tenant’s Share of Tax Increases due hereunder, or in the event there is any remaining unapplied refund upon expiration or termination of this Lease, Landlord shall remit such amount to Tenant within thirty (30) days after expiration or termination of this Lease.  Tenant shall share in any refund or abatement, net of such reasonable costs and expenses (to the extent not previously paid as Operating Expenses) that may be made of any tax, levy, charge or assessment in the same proportion that the same was paid by Tenant or with Tenant’s funds, but in any event not to exceed the amount paid by Tenant for Taxes during the applicable period. The obligation of Landlord to so reimburse Tenant for its share of a refund or an abatement shall survive the Expiration Date, or earlier termination of this Lease.

With respect to any special or extraordinary assessment, levy, charge, special tax or the like which may be levied against or upon the Premises, the Property or the Building for which assessment, levy, charge, special tax or the like Tenant is obligated to pay its Tenant’s Share, Landlord shall use commercially reasonable efforts to arrange for such assessment, levy, charge, special tax or the like to be paid in installments, if permitted by law, over the longest period of time permissible. Only those installments that are due and payable during the Term of this Lease, or any extension thereof, shall be included in Taxes.

EAST\126610515.10

Subject to the rights of any Mortgagees (as defined below), Landlord shall, at the request of Tenant and other tenants of the Building leasing, in the aggregate, at least fifty percent (50%) of the rentable area of the Building, made at least sixty (60) days prior to the deadline for filing a tax abatement in any fiscal year, use commercially reasonable efforts to pursue an abatement of or to contest or review by legal proceedings or otherwise any Taxes, provided that in Landlord’s reasonable judgment, Landlord’s petition for reduction of the assessed valuation of the Building or claim for a refund of Taxes is reasonably likely to succeed.  Tenant shall pay as Additional Rent the Tenant's Share of any and all reasonable costs or expenses (including reasonable attorneys’ fees) the Landlord may incur in connection with any tax refund or abatement proceedings.  Tenant shall share in any refund or abatement, net of such costs and expenses (except to the extent of Tenant’s payments to Landlord for the same, which payments by Tenant will be proportionally and equitably reimbursed to Tenant), which may be made of any Taxes in the same proportion that such Taxes were paid by Tenant or with Tenant’s funds, but in any event not to exceed the Taxes actually paid by Tenant with respect to the period in question. The obligation of Landlord to so reimburse Tenant for its share of a refund or an abatement shall survive the Expiration Date, or earlier termination of this Lease.

5.3Payment of Operating Expenses.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of all Operating Expenses in respect of each Expense Year to the extent Operating Expenses for each such Expense Year shall exceed Base Expenses.  Tenant shall pay a sum equal to one-twelfth (1/12) of the annual amount of Tenant’s Share of Expense Increases for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an equal monthly amount estimated by Landlord in good faith and billed by Landlord to Tenant; provided, that, Landlord shall have the right initially to determine such monthly estimates in good faith and to revise such estimates in good faith but not more than twice in any calendar year.  After the expiration of the Base Expense Year and each Expense Year, Landlord shall prepare and furnish Tenant with Landlord’s Statement showing the Base Expenses or the Operating Expenses incurred during such Expense Year.  Within thirty (30) days after receipt of Landlord’s Statement for any Expense Year setting forth Tenant’s Share of any Expense Increase attributable to such Expense Year together with reasonable backup information to account for such Expense Increases, Tenant shall pay Tenant’s Share of such annual Expense Increase (less the amount of estimated payments paid by Tenant on account thereof) to Landlord as Additional Rent.

Notwithstanding the provisions of this Section 5.3 or elsewhere in this Lease, Tenant’s Share of Controllable Operating Expenses for any Expense Year during each Expense Year of the Term shall not exceed an amount equal to (A) Tenant’s Share of Controllable Expenses in the Base Expenses multiplied by one hundred five percent (105%) per annum for each such Expense Year (cumulative and compounding), less (B) Controllable Expenses in the Base Expenses. By way of example, if Tenant’s Share of Controllable Expenses in the Base Expenses is equal to $5,000, Tenant’s Share of Controllable Expenses for the 2018 Expense Year shall not exceed $5,250.00 ($5,000 x 1.05).

5.4Payment of Electric Expense.  Tenant shall pay for the full cost (the “Electric Expense”) of the electric energy consumed within the Premises and any special facilities and equipment serving the Premises as reasonably determined by Landlord from time to time based upon the survey report of a third party engineering consultant.  The determination of the Electric Expense shall include consideration of Tenant’s electricity consumption, actual hours of operation, the equipment and machinery in the Premises and the rentable area of the Premises, the actual rate of payment established by the utility company for such service and the actual tenant electrical expense for the Building.  Beginning on the Commencement Date, Tenant shall pay Landlord at the rate of $1.75 per rentable square foot of the Premises per annum (subject to change as described below) with respect to the expense of Tenant’s lights and general office equipment (exclusive of any special facilities and equipment) (herein the “Estimated Electric Charge”). Landlord represents and covenants to Tenant that said Estimated Electric Charge of $1.75 per rentable square foot is applicable to each of the tenants in the Building as of the Effective Date.  During the Term, Tenant’s rate of payment shall increase or decrease from time to time based upon the increases or decreases in rate charged by the utility company to the Landlord or Tenant’s Share of the actual tenant electrical expense for the Building; and Landlord shall have the right to issue supplemental billing to Tenant from time to time for its Electric Expense to account for such increases or such decreases.  Tenant’s Electric Expense shall also be subject to increase and decrease based upon a change in Tenant’s electric consumption as determined in good faith, absent manifest error, by Landlord’s independent consultant. The Electric Expense payable in respect of the Premises shall constitute Additional Rent under this Lease (but shall not be included as an

EAST\126610515.10

Operating Expense), and shall be due and payable monthly in advance beginning on the Commencement Date, and continuing on the first day of each calendar month during the Term.   Landlord shall have the right to separately meter or check-meter the Premises for electricity, at Landlord’s expense, and, in any event, with respect to electricity utilized by Tenant with respect to any specialized supplemental cooling systems for any server room of Tenant, such electricity shall be separately or check metered by Tenant, at Tenant’s expense.  If the Premises or any specialized cooling systems are separately metered, Tenant shall pay for electricity directly to the service provider therefor based on such actual consumption, rather than the aforesaid Estimated Electric Charge. If the Premises or any specialized cooling systems are check metered, Tenant shall pay, as Additional Rent, 1/12ths of Landlord’s reasonable estimate of the costs of such electricity together with Tenant’s payment of Base Rent and Landlord shall annually reconcile such payments against the actual electricity usage based on Landlord’s reading of the check meters, absent manifest error, from time to time (but in any event no less often than once per year); in connection therewith, Landlord shall provide Tenant with reasonable back-up evidencing the costs that are subject to such reconciliation.

5.5Landlord’s Statements.

5.5.1Landlord’s Statements.  Landlord will deliver Landlord’s Statements to Tenant during the Term.  Landlord’s delay or failure to render Landlord’s Statement with respect to the Base Expense Year, any Expense Year or any Tax Year beyond a date specified herein shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to that or any subsequent Expense Year or subsequent Tax Year (except to the extent provided in Section 5.7 below), provided that Landlord shall endeavor to issue Landlord’s Statements within one hundred twenty (120) days after the close of the Expense Year (including also the Base Expense Year) or Tax Year in question and in any event shall issue such Statements not later than the date that is twelve (12) months after the close of the Expense Year or Tax Year in question.  The obligations of Landlord and Tenant under the provisions of this Article with respect to any Additional Rent incurred during the Term shall survive the expiration or any sooner termination of the Term.  If Landlord fails to give Tenant a statement of projected Operating Expenses or Taxes prior to the commencement of any Expense Year, Tenant shall continue to pay Operating Expenses and Taxes in accordance with the previous statement, until Tenant receives a new statement from Landlord. All statements of projected Operating Expenses and Taxes, and Landlord’s Statements issued to Tenant after the close of the Expense Year (including also the Base Expense Year) shall include reasonable detail with respect to the various expense components included in the projected Operating Expenses and Taxes.

5.5.2Tenant Inspection Rights.  During the one hundred twenty (120) day period after receipt of any Landlord’s Statement (the “Review Period”), Tenant may obtain copies of tax bills and inspect and audit Landlord’s records relevant to the Taxes and Operating Expenses reflected in such Landlord’s Statement (a “Tenant Audit”) at a reasonable time mutually agreeable to Landlord and Tenant during Landlord’s usual business hours, at Landlord’s or Landlord’s property manager’s offices in the continental United States.  Each Landlord’s Statement shall be conclusive and binding upon Tenant unless within one hundred twenty (120) days after receipt of such Landlord’s Statement Tenant shall notify Landlord that it disputes the correctness of Landlord’s Statement, specifying the respects in which Landlord’s Statement is claimed to be incorrect.  Tenant’s right to conduct any Tenant Audit shall be conditioned upon the following:  (a) no monetary or material non-monetary Event of Default shall be ongoing at the time that Tenant seeks to conduct the Tenant Audit; (b) in no event shall any Tenant Audit be performed by a firm retained on a “contingency fee” basis; (c) the Tenant Audit shall be concluded no later than sixty (60) days after the end of the Review Period; (d) any Tenant Audit shall not unreasonably interfere with the conduct of Landlord’s business; (e) Tenant and its auditor, who shall be a qualified certified public accountant, shall treat any information gained in the course of any Tenant Audit in a confidential manner and shall each execute a commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing any Tenant Audit; (f) Tenant’s accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and Landlord shall have the right to point out errors or make suggestions with respect to such audit report, and any appropriate comments or clarifications by Landlord which are accepted by Tenant’s auditor shall be incorporated into the final audit report, it being the intention of the parties that Landlord’s right to review is intended to prevent errors and avoid the dispute

EAST\126610515.10

resolution mechanism set forth below and not to unduly influence Tenant’s auditor in the preparation of the final audit report; (g) Tenant shall only be able to conduct one (1) Tenant Audit during any calendar year, unless a Tenant Audit discloses an overcharge of five percent (5%) or more in any line item of Operating Expenses for that Expense Year, in which case Tenant shall have the right to review that same line item for the immediately two (2) prior Expense Years to see if the same error was made in such years, and if so an appropriate adjustment shall be made with respect to such prior years; and (h) the Tenant Audit shall be conducted by Tenant at its sole cost and expense unless the results of such Tenant Audit show that Landlord’s Statement overstated the amount of Operating Expenses owed by Tenant for the relevant billing period by more than five percent (5%) in which case Landlord shall be responsible for payment of such reasonable costs and expenses.  If Tenant makes a timely exception within the Review Period, Tenant shall nonetheless pay the amount shown on the Landlord’s Statement in the manner prescribed in this Lease, without any prejudice to such exception, and any overpayments identified during any Tenant Audit, if any, shall be applied as a credit by Tenant in full against the amount of Additional Rent owed by Tenant immediately following the Tenant Audit, such that Tenant is reimbursed as quickly as possible, or refunded to Tenant within thirty (30) days if the Lease has expired or terminated, with such Landlord obligation to so refund to Tenant to survive the earlier termination of this Lease, or the Expiration Date of this Lease.

5.6Adjustments.  If the actual amount of Tenant’s Share of the Expense Increases for any Expense Year or Tenant’s Share of Tax Increases for any Tax Year exceeds the estimated amount thereof paid by Tenant for such Expense Year or Tax Year, then Tenant shall pay to Landlord the difference between the estimated amount paid by Tenant and the actual amount of such Additional Rent payable by Tenant.  This Additional Rent payment shall be due and payable within thirty (30) days following delivery of Landlord’s Statement.  If the total amount of estimated payments made by Tenant in respect of Tenant’s Share of Expense Increases for such Expense Year or Tenant’s Share of Tax Increases for any Tax Year shall exceed the actual amount of such Additional Rent payable by Tenant, then such excess amount shall be credited in full against the monthly installments of Additional Rent due and payable from Tenant to Landlord hereunder until such amount shall have been refunded in full to Tenant, such that Tenant is reimbursed as quickly as possible (and said amount shall be promptly reimbursed in full to Tenant, within thirty (30) days, if there is insufficient time remaining in the Term for Tenant to recover the entire amount). Landlord’s obligation to so refund Tenant shall survive the earlier termination of this Lease, or the Expiration Date of this Lease   Any excess payments made by Tenant during the Term that have not been so applied and are outstanding at the end of the Term shall be paid to Tenant promptly following delivery of Landlord’s Statement for the final Expense Year and final Tax Year, as applicable.  Even though the Term has expired and Tenant has vacated the Premises, when final determination is made of Tenant’s Share of Expense Increases or Tax Increases for the year in which this Lease terminates, Tenant shall pay any increase due over the estimated Expense Increases or Tax Increases paid within thirty (30) days after Landlord’s delivery of Landlord’s Statement therefor.

5.7Landlord’s Failure to Include.  (a) If Landlord fails to include any item of Operating Expenses payable, paid, to be paid or incurred by Landlord in any Landlord’s Statement with respect to Operating Expenses (or in any subsequent corrected or supplemented Landlord’s Statement with respect to Operating Expenses) furnished to Tenant with respect to the applicable calendar year or expense year, which failure continues for more than three (3) years after the initial delivery of such Landlord’s Statement with respect to Operating Expenses furnished to Tenant, then from and after the expiration of such three (3) year period, Landlord shall forfeit the right to include any such item(s) in a corrected or supplemental statement of Operating Expenses, and such Operating Expenses shall not be due and/or payable by Tenant as Additional Rent hereunder, or otherwise payable.

(b)If Landlord fails to include any Tax payable, paid, to be paid, or incurred by Landlord in any Landlord’s Statement with respect to Taxes (or in any subsequent corrected or supplemented Landlord’s Statement with respect to Taxes) furnished to Tenant with respect to any tax fiscal year, which failure continues for more than three (3) years after the initial delivery of such Landlord’s Statement with respect to Taxes furnished to Tenant which reflects the Taxes payable, paid or incurred for such fiscal year, then from and after the expiration of such three (3) year period, Landlord shall forfeit the right to include any such Taxes in a corrected or supplemental Landlord’s Statement with respect to Taxes, and such Taxes shall not be due and/or payable by Tenant as Additional Rent hereunder or otherwise payable.

EAST\126610515.10

(c)If Landlord fails to include any other Additional Rents payable, paid, to be paid, or incurred by Landlord in a Landlord Statement, or other monthly or periodic statement, with respect to any Additional Rent (or in any subsequent corrected or supplemental Landlord Statement, or other monthly or periodic statement, with respect to such Additional Rents) furnished to Tenant, which failure continues for more than three (3) years after the initial delivery of such Landlord Statement, or other monthly or periodic statement, which reflects the Additional Rent paid or incurred with respect to such applicable period, then from and after the expiration of such three (3) year period, Landlord shall forfeit the right to include any such Additional Rent in a corrected or supplemental Landlord Statement, or other monthly or periodic statement, with respect to such Additional Rent, and such Additional Rent shall not be due or payable by Tenant as Additional Rent hereunder or otherwise payable.

ARTICLE 6SERVICES AND UTILITIES

6.1Services.  Landlord shall provide the following services to the Building and Premises:

(a)Janitor services in and about the Premises in accordance with the cleaning specifications set forth in Exhibit 6.1, Saturdays, Sundays and union and state and federal government holidays (the “Holidays”) excepted.  Tenant shall not provide any janitor service without Landlord’s written consent.  If Landlord’s consent is given, such janitor services shall be subject to Landlord’s supervision and control, but shall be performed at Tenant’s sole cost and responsibility.

(b)Heat and air‑conditioning as required to maintain comfortable temperature consistently throughout the Premises (excluding specialized temperature and humidity control for computers, printers and other equipment) daily from 8:00 a.m. to 6:00 p.m. Monday through Friday, Saturdays from 8:00 a.m. to 12:00 p.m. (“Normal Business Hours”), the remainder of Saturdays, Sundays and Holidays excepted, consistent with such service typical of comparable first class buildings in the greater Burlington area.

(c)Hot and cold running water for cleaning, landscaping, grounds maintenance, fire protection, drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord or by Tenant with Landlord’s written consent.  If Tenant’s water use increases beyond customary office user levels, Landlord shall have the right to install a water meter at Tenant’s expense and to charge Tenant as Additional Rent for its water consumption in the Premises in accordance with readings from such meter.

(d)Electric current from providers selected by Landlord, in amounts required for normal lighting by building standard lighting overhead fixtures and for Tenant’s normal business operations, including without limitation, personal computers, copiers, facsimiles and other ordinary business equipment, subject, however, to Landlord’s approval of Tenant’s final electrical plan for the Premises (but specifically excluding electric current surge protection).

(e)Maintenance of the Common Areas so that they are clean and free from accumulations of snow, debris, rubbish and garbage consistent with similar first-class office parks in the Burlington area.

(f)Security services; access by Tenant to the Premises and use of designated elevator service twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, subject to Landlord’s Rules and Regulations and to Landlord’s reasonable security measures (including the operation of Landlord’s computerized access system at the Building’s entrances, if any). Landlord makes no representation or warranty regarding the efficacy of such security measures and shall not be held to a higher standard of care in the presence of such security measures as it would be in the absence of same.  Overtime HVAC and other services shall be available as provided in Section 6.2 hereof.

EAST\126610515.10

Landlord shall have the right to select the utility providers and Tenant shall pay all actual costs associated with obtaining the utility service as provided in Article 5 hereof.  Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described herein, subject to the conditions and in accordance with the standards set forth herein. To the maximum extent permitted pursuant to Applicable Laws (as hereinafter defined) Landlord’s failure to furnish any of such services when such failure is caused by accidents, the making of repairs, alterations or improvements, labor difficulties, difficulty in obtaining adequate supply of fuel, electricity, steam, water or other service or supplies from the sources from which they are usually obtained for the Building, or governmental constraints or any other cause beyond Landlord’s reasonable control, shall not result in any liability to Landlord.  Tenant shall not be entitled to any abatement or reduction of rent by reason of such failure, no eviction of Tenant shall result from such failure and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease.  In the event of any failure, stoppage or interruption thereof, Landlord shall diligently attempt to resume service promptly. Landlord shall provide Tenant with at least 48 hours prior notice (unless the same shall be impracticable due to the nature of the reason for the shutdown or if the  shutdown is required due to an emergency) of any planned shutdown of electricity, heat, air conditioning  or water in the Building.

Notwithstanding anything to the contrary in this Lease including the provisions of Section 16.27 below, or the foregoing, either expressed or implied, if there shall be an interruption, curtailment or suspension of any service and/or utility necessary for the occupancy of the Premises and required to be provided by Landlord pursuant to this Section 6.1 or elsewhere in this Lease (and no reasonably equivalent alternative service or supply, or repair or replacement, is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of all or a material portion of the Premises (a “Service Interruption”), and if (i) such Service Interruption shall continue for five (5) consecutive business days (“Service Interruption Period”) following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”), (ii) such Service Interruption is not the result of Force Majeure or primarily and proximately from any of Tenant’s acts or omissions, and (iii) the restoration of such Service Interruption is in the reasonable control of Landlord, then Tenant shall be entitled to an equitable abatement of Base Rent and Tenant’s Share of Expense Increases and Tax Increases, based on the nature and duration of the Service Interruption, the area of the Premises affected, and the then current Base Rent and Tenant’s Share of Expense Increases and Tax Increases amounts, for the period that shall begin on the first (1st) business day of such applicable Service Interruption Period, and that shall end on the day such Service Interruption ceases. Notwithstanding anything in this Lease to the contrary, but subject to Article 10 and Article 11 (which shall govern in the event of a casualty or condemnation), the remedies expressly provided in this paragraph shall be Tenant’s sole recourse and remedy in the event of an interruption of Landlord services to the Premises.

6.2Additional Services. Landlord shall impose reasonable charges and may establish reasonable rules and regulations for the following: (a) the use of any heating, air‑conditioning, ventilation, electric current or other utility services or equipment by Tenant after Normal Business Hours (“Overtime HVAC”); (b) the use or consumption of any other building services, supplies or utilities after Normal Business Hours and any unanticipated, additional costs incurred by Landlord to operate the Building after Normal Business Hours as a result thereof; (c) additional or unusual janitorial services required because of any non‑building standard improvements in the Premises, the carelessness of Tenant, the nature of Tenant’s business (including the operation of Tenant’s business after Normal Business Hours); and (d) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord’s normal cleaning of the Premises in accordance with Exhibit 6.1.  The expense charged by Landlord to Tenant for any Overtime HVAC shall be based on Landlord’s actual cost for such utility services as charged to Landlord by the utility companies providing such services.  The expense charged for Overtime HVAC is currently $50 per hour per HVAC unit; provided, however, such Overtime HVAC expense may be reasonably increased from time to time by Landlord subject to the increases in the actual rate charged by the utility company to Landlord.  This amount shall constitute Additional Rent and shall be payable in accordance with Section 4.4 of this Lease.

EAST\126610515.10

6.3Excessive Current.

6.3.1Prohibited Activities.  Tenant shall comply with the conditions of occupancy and connected electrical load reasonably established by Landlord for the Building and Tenant shall not use utilities or other services in excess of the services described above in Section 6.1 or in a manner which exceeds or interferes with any Building systems or service equipment or Landlord’s ability to provide services to other tenants in the Building.  Tenant shall not, without Landlord’s prior consent in each instance, connect air conditioning equipment, garbage disposal units, computers, (excluding personal computers and printers and office copiers and facsimile machines), major appliances (excluding coffee makers, microwave ovens and other similar food preparation appliances) or heavy duty equipment (“High Usage Equipment”) to the Building’s electrical system.  Tenant covenants that at no time shall the use of electrical energy in the Premises exceed the capacity of the existing feeders or wiring installations then serving the Premises.  Tenant shall not, without prior consent of Landlord in each instance, which consent shall be granted or denied in accordance with Section 8.3.1, make or perform, or permit the making or performing of, any alteration to wiring installations or other electrical facilities in or serving the Premises or any additions to the electrical fixtures, machines, equipment or other appliances in the Premises which utilize electrical energy.

6.3.2Landlord’s Right to Survey Usage.  Landlord may survey Tenant’s use of services from time to time.  Tenant shall pay Landlord all costs arising out of any excess use or other connection of High Usage Equipment, including the cost of all repairs and alterations to the Building’s mechanical and electrical systems (including the installation of meters) and the cost of additional electricity made available to Tenant, if any.  Such costs shall constitute Additional Rent and Tenant shall pay such costs pursuant to Section 4.4.

6.4Maintenance of Common Areas.  The manner in which the Common Areas are maintained and operated and the expenditures therefore shall be at the good faith sole discretion of Landlord but nonetheless in accordance with the standards of comparable first-class office buildings in the greater Burlington area.  Landlord reserves the right from time to time to (a) make changes in the shape, size, location and appearance of the land and improvements which constitute the Common Areas, provided that Landlord shall not materially impair the Tenant’s ability to operate its business, except temporary impairments required by said changes and Landlord shall not violate Landlord’s Assurances as set forth below in Section 6.4.1; (b) make such improvements, alterations and repairs to the Common Areas as may be required by governmental authorities or by utility companies servicing the Building; (c) construct, maintain and operate lighting and other facilities on all said areas and improvements; and (d) to add or remove improvements and facilities to or from the Common Areas.  The use of the Common Areas shall be subject to such reasonable regulations and changes therein as Landlord shall make from time to time, including (but not by way of limitation) the right to close from time to time, if necessary, all or any portion of the Common Areas to such extent as may be legally sufficient, in the opinion of Landlord’s counsel, to prevent a dedication thereof or the accrual of rights of any person or of the public therein; provided, however, Landlord shall do so at such times and in such manner as shall minimize any disruption to Tenant to the extent reasonably possible.

6.4.1Landlord’s Assurances.  Landlord's rights to construct additional buildings in or on the Property and/or in or on the Park, to make alterations to existing buildings, to change the size, location or arrangement of Common Areas or to make any other such changes to the Property and/or the Park generally, as set forth in Section 6.4 above and/or elsewhere in the Lease, shall be subject to there being (i) reasonable access to the Premises, the primary parking areas for the Building shown on Exhibit 1.3, and/or adjacent streets shall be maintained at all times, and (ii) no change in the location and/or the dimensions of the Premises or Tenant’s exterior building signage and/or the existing Park monument sign on Corporate Drive (herein collectively called “Landlord’s Assurances”).

EAST\126610515.10

6.5Access to Premises.

6.5.1Landlord’s Right of Entry.  Landlord shall have the right to temporarily enter the Premises without abatement of Rent at all reasonable times upon reasonable prior notice (being at least 24 hours’ advance verbal notice) to Tenant (except in emergencies or for regularly scheduled services such as cleaning, when no advance notice shall be required), (a) to supply any service to be provided by Landlord to Tenant hereunder, (b) to show the Premises to Landlord’s Mortgagee and to prospective purchasers and mortgagees, and during the last fifteen (15) months of the Term to prospective tenants, (c) to inspect, alter, improve or repair the Premises and any portion of the Building subject to the terms and provisions of this Lease, and (d) to introduce conduits, risers, pipes and ducts to and through the Premises, provided that in exercising any such right, Landlord will cause all such conduits, risers, pipes and ducts to be placed above dropped ceilings, within walls, or below floors or in closets, to the extent reasonably practicable.  In conducting any such activities, Landlord shall use commercially reasonable efforts to minimize disruption in the conduct of Tenant’s business operations.  Tenant, at its election, may accompany Landlord during any entry.

6.5.2Tenant’s Keys.  For each of the purposes stated above in this Section 6.5, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, or special security areas, and Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises.

6.6Cafeteria and Fitness Center.  The Building or Burlington Centre may contain a fitness center (the “Fitness Center”) and a cafeteria (the “Cafeteria”) which will be operated and maintained by the Landlord (or an operator selected by the Landlord).  The Cafeteria and Fitness Center, if any, may not be available from time to time for reasonable periods due to construction activities, repairs, maintenance or alterations, or a change in the managing or operating company hired by Landlord, and Landlord reserves the right to change the use of such facilities if the same is uneconomic or insufficiently used by tenants of the Building or Burlington Centre in which case such facilities shall be subject to discontinuance and removal by Landlord, as determined by Landlord in its good faith sole discretion.  Landlord agrees to make the Fitness Center (and its facilities and equipment), if any, available to Tenant’s employees on a direct, non-exclusive basis subject to (a) Landlord’s Rules and Regulations regarding the use thereof; (b) payment of periodic nominal user fees for clean-up, special classes and the like, and (c) execution of a waiver of liability and indemnity agreement for Landlord’s benefit in form and substance satisfactory to Landlord prior to such person’s use of the Fitness Center.  If, at any time, the Fitness Center and/or Cafeteria are located within Burlington Centre, Tenant acknowledges and agrees that Tenant’s use of such facilities shall be subject to discontinuance if the Building and Burlington Centre are no longer owned by the same entity; provided that Landlord shall continue to provide the cafeteria and fitness center located at the Building.

ARTICLE 7CONDUCT OF BUSINESS BY TENANT

7.1Permitted Use.  The Premises shall be used and occupied for general office purposes (the “Permitted Use”) and lawful (without the need for special permit or variance) accessory uses that are ancillary thereto only.  Tenant shall not use or occupy, or permit the use or occupancy of the Premises or any part thereof for any use other than the sole use specifically set forth above or in any illegal manner, or in any manner that, in Landlord’s commercially reasonable judgment, would adversely affect or interfere with any services required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, or with the proper and economical rendition of any such service, or with the use and enjoyment of any part of the Building by any other tenant or occupant; provided however that none of the foregoing shall diminish or adversely affect Tenant’s right to use the Premises for general office use, or be deemed to prohibit the use of the Premises for office uses generally.  Tenant agrees that it will not exceed the maximum floor bearing capacity for the Premises.

EAST\126610515.10

7.2Tenant’s Personal Property.  Tenant shall be responsible for any ad valorem taxes on its personal property (whether owned or leased) and on the value of its leasehold improvements in the Premises (which are in excess of building standard improvements), and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the impositions to such improvements and charge Tenant for the same as Additional Rent.  In no event shall amounts charged to Tenant be duplicative of any Taxes or other Additional Rent otherwise payable by Tenant elsewhere under this Lease.

7.3Compliance with Laws.

7.3.1Tenant’s Compliance Obligations.  Tenant, at Tenant’s expense, shall comply promptly with the laws, ordinances, rules, regulations and orders of all governmental authorities in effect from time to time during the Term including, without limitation, the Americans with Disabilities Act (“ADA”), and all applicable federal, state and municipal building, zoning, fire, health, safety and environmental laws (the “Applicable Laws”) that shall impose any duty on Tenant with respect to Tenant’s particular use of the Premises or Tenant’s manner of use, occupancy or operation thereof.  Tenant will obtain and maintain in full force and effect any and all licenses and permits necessary for its use.  Tenant shall make any Alterations in or to the Premises in order to comply with the foregoing, which are necessitated or occasioned, in whole or in part by Tenant’s particular use or occupancy of the Premises or manner of use, occupancy or operation of the Premises by Tenant, any of Tenant’s subtenants or assigns, or any of their respective officers, employees, agents, contractors, invitees, or licensees (the “Tenant Parties”).

7.3.2Landlord’s Compliance Obligations.  Landlord shall comply with (i) all Applicable Laws in effect from time to time during the Term that shall impose any duty on Landlord with respect to the Common Areas of the Building as well as compliance with Applicable Laws which are generally applicable to landlords with respect to all premises in a building and/or to the operation of an office building, and (ii) all Applicable Laws in effect from time to time during the Term relating to life safety within the Premises, excluding any matters that are Tenant’s responsibility under this Lease or the responsibility of other tenants of the Building.  Landlord represents and warrants that, as of the Commencement Date, the Third Floor Premises will be free of Hazardous Substances in violation of Applicable Laws and conform to all Applicable Laws applicable to office use generally, and, as of the Effective Date, the Permitted Use is permitted at the Property pursuant to the applicable zoning laws as in effect at the Property. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for legal compliance, including requirements with all Applicable Laws relating to life safety and including the requirements of the ADA, with respect to (a) any and all requirements on account of Tenant's particular use of, or manner of operations in, the Premises, and (b) all Alterations designed or constructed by Tenant or its contractors or agents.

7.4Landlord’s Rules and Regulations.  Tenant shall observe and comply with the rules and regulations attached to this Lease as Exhibit 7.4, and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord (the “Rules and Regulations”).  Landlord shall not enforce the Rules and Regulations against Tenant in a discriminatory manner.  Tenant shall not use or permit the use of the Premises in any manner that will create waste or a nuisance, or which shall tend to unreasonably disturb other tenants of the Building.

7.5No Liens.  Tenant shall keep the Premises and Property free from any liens or encumbrances arising out of any work performed, material furnished or obligations incurred by or for Tenant or any person or entity claiming through or under Tenant.  Any claim to, or lien upon, the Premises or the Building arising from any act or omission of Tenant shall accrue only against the leasehold estate of Tenant and shall be subject and subordinate to the paramount title and rights of Landlord in and to the Premises and the Property.  If any mechanics’ or other lien shall be filed against the Premises or the Property purporting to be for labor, material or services furnished or to be furnished at the request of the Tenant or any person or entity claiming through or under Tenant, then Tenant shall at its expense cause such lien to be discharged of record by payment, bond or otherwise, within ten (10) days after the filing thereof.

EAST\126610515.10

7.6Hazardous Substances.

7.6.1Prohibition on Use; Remediation.  Tenant shall not, nor shall it permit those claiming under Tenant to, introduce, bring upon the Premises, generate, or store (except customary cleaning and/or office supplies maintained in small quantities and in a manner consistent with reasonable commercial office practices if stored, used and disposed of, in accordance with all Applicable Laws and the fire protection requirements of any Building insurers), dispose of or release, or permit the storage, use, disposal or release of, any “Hazardous Substances” (as defined below), in, above, on or under the Premises or the Property.  Tenant shall promptly remove, clean up and remediate any Hazardous Substance on the Premises in accordance with Applicable Laws, provided that the presence of such Hazardous Substance resulted from the actions of, or breach of this Lease by, Tenant, or any Tenant Parties; provided, however, Landlord reserves the right to notify Tenant that it will conduct the remediation and, in such case, Landlord shall remediate such condition and Tenant shall reimburse Landlord for all costs and expenses upon written demand by Landlord.

Landlord hereby represents to Tenant that, to Landlord’s actual knowledge as of the Effective Date, there are no Hazardous Substances present on, in or under the Property or the Building that require investigation or remediation under Environmental Laws (as defined below).  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims arising from any injury to or death of any person or damage to or loss of property, as well as cost of investigation and remediation and/or cost of removal, resulting from (i) existing Hazardous Substances conditions in the Premises, the Building and/or on the Property prior to the Effective Date, and subsequent to the Effective Date for the period during which such existing Hazardous Substances conditions continue to exist during the Term of this Lease, and (ii) Hazardous Substances in, at, above or under the Property, the Building and/or the Premises, arising during the Term due to the actions or negligent act or omissions or willful misconduct of Landlord, and/or those persons or entities under the control of Landlord or Landlord’s agents and/or Landlord’s contractors.

7.6.2Hazardous Substances; Environmental Laws. As used in this Lease, the term “Hazardous Substances” shall mean any material or substance that, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, hazardous material, hazardous chemical substance or mixture, pollutant or contaminant under the Comprehensive Environmental response Compensation and Liability Act, as amended (42 U.S.C. §9601 et seq.), Hazardous Materials Transportation Act, as amended (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901 et seq.), Toxic Substances Contract Act, as amended (15 U.S.C. §2601 et seq.), M.G.L. c.21C; and M.G.L. c.21E (as any of the same are from time to time amended, and the rules and regulations promulgated thereunder), or which is now or hereafter regulated under any Applicable Laws (“Environmental Laws”), or which is or contains petroleum, gasoline, diesel fuel or another petroleum hydrocarbon product or material, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

ARTICLE 8ALTERATIONS, IMPROVEMENTS AND SIGNAGE

8.1Landlord’s Obligations.  Landlord will maintain in good repair, reasonable wear and use (except casualty and condemnation which shall be governed by Article 10 and Article 11, respectively), (a) all structural components of the Premises, the Building and Common Areas, including, without limitation, the roof, structure, foundation, exterior and load‑bearing walls and the structural floor slabs, exterior lighting, paved areas and landscaping; (b) the Building Systems serving the Building and the Premises (excluding any Tenant installations, fixtures and supplemental HVAC units that are dedicated to Tenant’s exclusive use); and (c) the elevators serving the Building. The cost of this maintenance and repair shall be included in Operating Expenses and shall be subject to reimbursement under Article 5 hereof to the extent provided therein.  Maintenance and repair expenses caused by the willful misconduct or negligent acts or omissions of Tenant or any Tenant Parties shall be paid directly to Landlord by Tenant in accordance with Section 4.4, and shall not constitute an Operating Expense.  Landlord represents and warrants that, to Landlord’s knowledge, the roof and all structural elements of the Premises and the Building are in good condition and repair as of the Effective Date, and all Building systems serving the Premises shall be in good working order as of the Commencement Date.

EAST\126610515.10

8.2Tenant’s Obligations. Except to the extent the responsibility of Landlord pursuant to Section 8.1, above, Tenant shall take good care of the Premises, and at Tenant’s cost and expense, shall make all repairs and replacements necessary to preserve the Premises in good working order and in a clean, safe and sanitary condition, and will suffer no waste, reasonable wear and tear, and damage by reason of casualty (except to the extent that Tenant is obligated to repair the same), or taking by eminent domain excepted.  Tenant shall be responsible for the commercially reasonable out of pocket costs incurred by Landlord (by and through Landlord’s contractors) to maintain, at Tenant’s own expense, in good order, condition and repair to Landlord’s reasonable satisfaction, all plumbing facilities and electrical fixtures (including replacement of all lamps, starters, ballasts, Building-standard light fixtures and outlets) exclusively serving the Premises and which are located within the Premises, in each case such commercially reasonable costs to be paid within thirty (30) days after invoice therefor by Landlord. Tenant shall be responsible for the commercially reasonable out-of-pocket cost incurred by Landlord (by and through Landlord’s contractors) to repair, at Tenant’s cost, all deteriorations or damages to the Property occasioned by the negligent acts or omissions or willful misconduct of Tenant or any Tenant Parties~~,~~ such costs to be paid within thirty (30) days after invoice therefor by Landlord.

8.3Tenant’s Alterations.

8.3.1Landlord’s Consent to Alterations.  Tenant shall not make or permit any improvements, installations, alterations or additions (“Alterations”) in or to the Premises, the Building or the Property that involve or affect the structural portions of the Premises or the Building (the “Building Structure”) or any of the Building’s HVAC, mechanical, electrical, telecommunications, cabling, plumbing or other systems or equipment (the “Building Systems”) or the interior walls or corridors within the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant may make Alterations to the Premises that do not involve or affect the Building Structure or the Building Systems, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Landlord’s prior written consent shall not be required for minor decorations and customary cosmetic wall and floor coverings in the Premises for which Tenant provides advance notice to Landlord and which do not exceed $100,000.00 in the aggregate on an annual basis (herein “Permitted Cosmetic Alterations”).  It shall be reasonable for Landlord to withhold its consent to any Alterations if, among other reasons,  such Alterations (i) adversely affect any structural component of the Building or the Building Systems, (ii) would be incompatible with the Building Systems, (iii) affect the exterior or the exterior appearance of the Building or the Common Areas or other property than the Premises, (iv) diminish the value of the Premises or the Property, or (v) would require any unusual expense to readapt the Premises.

8.3.2Construction Standards.  All Alterations made by or on behalf of Tenant shall be made and performed:  (a) by contractors or mechanics approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), who shall carry liability insurance of a type and in such amounts as Landlord shall reasonably require, naming Landlord and Tenant as additional insureds, (b) in a good and workmanlike manner, (c) so that same shall be at least equal in quality, value, and utility to the original work or installation and shall be in conformity with Landlord’s building standard specifications, as set forth by Landlord and as the same may be amended from time to time, (d) in accordance with all Applicable Laws, and (e) pursuant to plans, drawings and specifications (“Tenant’s Plans”) which have been reviewed and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) prior to the commencement of the repairs or replacements and approved by, and filed with, all applicable governmental authorities (the “Construction Standards”), but no such Tenant’s Plans shall be needed with respect to Permitted Cosmetic Alterations.

8.4Tenant’s Property.  All trade fixtures, furnishings, equipment, and personal property placed in the Premises by Tenant and all computer, telecommunications or other cabling and wiring installed during the Term of this Lease either by Tenant or by any Tenant Party in the Premises or elsewhere in the Building by or for the benefit of Tenant or any Tenant Party (collectively, the “Tenant’s Property”) shall be removed by Tenant at the expiration of the Term.  Tenant shall, at its cost and expense, repair any damage to the Premises or the Building caused by such removal.  Any of Tenant’s Property not removed from the Premises prior to the Expiration Date shall, at Landlord’s option, become the property of Landlord.  Landlord may remove such Tenant’s Property, and Tenant shall pay to Landlord, Landlord’s commercially reasonable cost of removal and of any repairs in connection therewith in accordance with Section 4.4 hereof.

EAST\126610515.10

8.5Ownership and Removal.  All additions, fixtures and improvements attached to or installed in or upon the Premises by Tenant or by Landlord shall be Landlord’s property and shall remain upon the Premises at the termination of this Lease without compensation or allowance or credit to Tenant.  Landlord may require at the time of Landlord consent that Tenant, at Tenant’s expense, remove any Alterations that, in Landlord’s reasonable judgment, are not customarily found in multi-tenant first class office space (such as raised floors, staircases, vaults, libraries, and the like) that have been attached to or installed in the Premises and if Tenant fails to do so, then Landlord may remove the same and, Tenant shall pay to Landlord the cost of such removal and of any repairs for any damage to the Premises or Building in connection therewith.  Notwithstanding the foregoing to the contrary, Tenant shall have no obligation to remove (i) any Alterations made under this Lease unless Landlord has conditioned its approval of the same upon such removal at the time it approved Tenant’s final plans and specifications for such Alterations, and Landlord has not thereafter rescinded such removal requirement by written notice to Tenant, (ii) any Fourth Floor Premises wiring and/or cabling existing as of the Effective Date, or (iv) any Finish Work; provided, however, that Tenant shall be required in all events to remove any internal stairwells, private bathrooms and showers, raised floors, supplemental HVAC, specialized fire suppression systems, kitchens, bathrooms and showers, and any structural improvements made by Tenant following the Effective Date as Finish Work or Alterations unless otherwise agreed by Landlord in writing.

8.6Surrender.  Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in good condition, with ordinary wear and tear and damage by fire or other casualty and eminent domain excepted, and otherwise as is required in Article 8.  In addition, at such time Tenant shall remove all Hazardous Substances, to the extent that such Hazardous Substance were stored, disposed of, generated or released by Tenant in its use or operation of the Premises and all equipment and materials contaminated or affected by such Hazardous Substances in conformity with the Hazardous Substance laws.

8.7Tenant’s Failure to Maintain.  If Landlord gives Tenant written notice of the necessity of any repairs or replacements required to be made under Section 8.2 and Tenant fails to commence diligently to cure the same within thirty (30) days thereafter (except that no notice will be required in case of any emergency repair or replacement necessary to prevent substantial damage or deterioration), Landlord, at its option and in addition to any other remedies, may proceed to make such repairs or replacements and the expenses incurred by Landlord in connection therewith plus ten percent (10%) thereof for Landlord’s supervision, shall be due and payable from Tenant in accordance with Section 4.4 hereof, as Additional Rent; provided, that, Landlord’s making any such repairs or replacements shall not be deemed a waiver of Tenant’s default in failing to make the same.

8.8Landlord’s Failure to Maintain.  If Landlord shall be in default with respect to any Tenant Self-Help Obligation, as hereinafter defined, and should such default continue beyond applicable notice and grace periods, Tenant may, but shall not be obligated so to do, after twenty (20) days’ advance written notice (except that, in the case of emergency or imminent threat to the safety of occupants in the Premises or material property damage within the Premises, in which case Tenant shall be required to provide such shorter notice as may be reasonably practicable under the circumstances) to Landlord explicitly setting forth the basis for Tenant’s claim of default and specifying that Tenant intends to invoke Tenant’s rights under this Section 8.8 (“Tenant’s Self Help Notice”) and with the notice containing the following in bold capital letters, “FORMAL NOTICE: FAILURE BY LANDLORD TO REMEDY WITHIN TEN (10) DAYS MAY RESULT IN TENANT’S EXERCISE OF TENANT’S SELF HELP OBLIGATIONS UNDER SECTION 8.8 OF THE LEASE”, and without waiving, or releasing Landlord from, any obligations of Landlord in this Lease contained, perform such Tenant Self-Help Obligation after the expiration of such 20 day period in such manner and to such extent as may be reasonably necessary.  For the purposes hereof, “Tenant Self-Help Obligations” shall be defined as any service, maintenance or repair that Landlord is obligated to provide or perform with respect to the Premises pursuant to Article 6 and Section 8.1 of this Lease, except for any service, maintenance or repair that (a) requires work outside of the Premises, or (b) might adversely affect other tenants or occupants of the Building.  Without limiting the foregoing, maintenance and repairs to the roof, structure, common Building systems and the Common Areas shall not be considered to be Tenant Self-Help Obligations.  All sums reasonably so incurred and paid by Tenant and all reasonable and necessary costs and expenses of Tenant incidental to Tenant’s proper exercise of self-help rights pursuant to this Section 8.8, shall be payable to the Tenant within thirty (30) days of Tenant’s furnishing Landlord an invoice therefor, accompanied by reasonable substantiation.

EAST\126610515.10

If Landlord fails to reimburse Tenant for the sums paid by Tenant within thirty (30) days of Tenant’s invoice (together with supporting documentation), and Landlord has not, within ten (10) business days of its receipt of such invoice, given written notice to Tenant objecting, in good faith on a reasonable basis, to such demand then Tenant shall have the right to offset the amount of such sums demanded by Tenant against the Annual Base Rent payable under this Lease until offset in full.  Notwithstanding the foregoing, Tenant shall have no right to reduce any monthly installment of Base Rent by more than ten percent (10%) of the amount of Base Rent that would otherwise have been due and payable by Tenant to Landlord, unless the aggregate amount of such deductions over the remainder of the Term (as the same may have been extended) will be insufficient to fully reimburse Tenant for the amount demanded by Tenant, in which event Tenant may effect such offset by making deductions from each monthly installment of Base Rent payable by Tenant under this Lease in equal monthly amounts which are in excess of such ten percent (10%) amount over the balance of the remainder of the Term. Any dispute by Landlord with respect to Tenant’s right to perform self-help hereunder or of any amount by Tenant claimed in a request for reimbursement shall be submitted to arbitration as follows: any arbitration decision under this section shall be enforceable in accordance with applicable Law in any court of proper jurisdiction.  Within fifteen (15) days after either party requests arbitration by notice to the other, Landlord and Tenant shall seek to agree to a single arbitrator and, if they are unable to agree, shall each appoint one arbitrator.  If either party fails to appoint an arbitrator within the fifteen (15) day period plus an additional ten (10) days after written notice of such failure is delivered by the other party, then the arbitrator appointed by the other party shall be the sole arbitrator to decide the dispute.  If each party timely appoints an arbitrator, then a third arbitrator shall, upon request by either party, be appointed by the then President of the Greater Boston Real Estate Board or successor organization, and if such person fails to designate the third arbitrator within fifteen (15) days after request, then either party may request the American Arbitration Association, Boston office, to designate the third arbitrator.  The third arbitrator shall be an attorney at a Boston law firm of at least 100 attorneys, which attorney or firm has not been employed or retained by either party (or, if none qualifies, a similarly qualified New York firm) and which attorney is experienced in major commercial office lease disputes. The arbitrator (or a majority of the arbitrators if three) shall decide the dispute by written decision.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or any successor organization).  The decision of the arbitrator(s) shall be final and binding on the parties.  The parties shall comply with any orders of the arbitrator(s) establishing deadlines for any such proceeding.  The fee of a single or third arbitrator shall be paid equally by the parties, and if there are three arbitrators, then each party shall pay the arbitrator designated by it.  Each party shall pay all other costs incurred by it in connection with the arbitration.

8.9Signs. Landlord, at its sole cost and expense (using “building standard materials”), will initially place (a) identification signs at the interior entrances to the Premises which are consistent with applicable Building standards promulgated by Landlord from time to time, and (b) a listing identifying Tenant in each multi-tenant Building lobby directory. Tenant shall not place or erect any signs, monuments or other structures in or on the Building or Property.  Except as expressly permitted in this Lease, Tenant shall not place any signage on the exterior of the Premises nor on the inside of the Premises which are visible from the exterior of the Premises.  Tenant shall pay for all costs to change signage as a result of a change in the name of the business occupying the Premises.

As of the date of execution hereof, the monument sign (the “Monument”) located at the entrance to the Park does not include tenant signage.  In the event that office tenants of the Park are granted rights to signage on the Monument, so long as (i) no monetary or material non-monetary Event of Default is continuing beyond applicable notice and cure periods, and (ii) the Premises contain at least 45,000 rentable square feet, and (iii) Tenant subleases no more than thirty-three percent (33%) of the Premises to any person or persons, in the aggregate, other than pursuant to a Permitted Transfer, Tenant shall have the right to install, at Tenant’s cost, identification signage of Tenant with Tenant’s logo on the Monument, subject to and conditioned upon Landlord’s prior approval of the design, size, materials, and manner of affixation (which shall not be unreasonably withheld, conditioned or delayed), compliance with Applicable Laws and to Tenant obtaining all necessary permits and approvals therefor.  Any such Tenant sign on the Monument shall be sized to permit three other tenant signs of similar size on the Monument.

EAST\126610515.10

Furthermore, so long as (i) no monetary or material non-monetary Event of Default is continuing beyond applicable notice and cure periods, and (ii) the Premises contain at least 45,000 rentable square feet, and (iii) Tenant subleases no more than thirty-three percent (33%) of the Premises to any person or persons, in the aggregate, other than pursuant to a Permitted Transfer, Tenant shall have the right to install, at Tenant’s cost, a single identification signage of Tenant with Tenant’s logo on the exterior of the Building in a mutually agreeable location within the area shown on Exhibit 8.9 attached hereto and made a part hereof or at another mutually agreeable location, subject to and conditioned upon Landlord’s prior approval of the design, size, materials, and manner of affixation (which shall not be unreasonably withheld, conditioned or delayed), compliance with Applicable Laws and to Tenant obtaining all necessary permits and approvals therefor.  At the expiration or earlier term of the Lease, Tenant shall remove, and restore any damage caused by such removal, its Monument and exterior signage, if any.

ARTICLE 9INSURANCE

9.1Tenant’s Insurance.  Tenant shall, during the Lease Term, procure at its expense and keep in force the following insurance:

(1)Commercial general liability insurance naming the Landlord as an additional insured against any and all claims for bodily injury and property damage occurring in, or about the Premises arising out of Tenant’s use and occupancy of the Premises.  Such insurance shall have a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000).  Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto.  In no event shall the limits of such insurance be considered as limiting the liability of Tenant under this lease.

(2)Commercial property insurance insuring all equipment, trade fixtures, inventory, fixtures, personal property, stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant (other than the Finish Work), including without limitation any future Alterations, for perils covered by the causes of loss - special form (all risk) and in addition, coverage for flood, wind, earthquake, terrorism and boiler and machinery (if applicable).  Such insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing.

(3)Business interruption and extra expense insurance in such amounts to reimburse Tenant for direct or indirect loss attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as result of such perils.

(4)Workers’ compensation insurance in accordance with statutory law and employers’ liability insurance with a limit of not less than $1,000,000 per accident, $1,000,000 disease, policy limit and $1,000,000 disease limit each employee.

(5)Such other insurance as Landlord deems necessary and prudent or required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises.

The policies required to be maintained by Tenant shall be with companies rated A- X or better by A.M. Best.  Insurers shall be licensed to do business in the Commonwealth of Massachusetts and domiciled in the USA.  Any deductible amounts under any insurance policies required hereunder shall be commercially reasonable.  Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

EAST\126610515.10

9.2Delivery of Policies.  Each such insurance policy shall: (a) be provided in form, substance and amounts (where not above stated) satisfactory to Landlord and to Landlord’s Mortgagee; (b) specifically include the liability assumed hereunder by Tenant (provided that the amount of such insurance shall not be construed to limit the liability of Tenant hereunder); (c) shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord; and (d) provide that Tenant shall, and shall cause insurance companies to endeavor to, provide to Landlord thirty (30) days’ written notice prior to any cancellation or change of coverage.  Tenant shall deliver policies of such insurance or certificates thereof to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies.  All such insurance certificates shall provide that Landlord, its mortgagees, any ground lessors and Landlord’s managing agent shall each be named as an additional insured.  In the event Tenant does not purchase the insurance required by this lease or keep the same in full force and effect, Landlord may, but shall not be obligated to purchase the necessary insurance and pay the premium.  The Tenant shall repay to Landlord, as additional rent, the amount so paid promptly upon demand.  In addition, Landlord may recover from Tenant and Tenant agrees to pay, as additional rent, any and all reasonable expenses (including attorneys’ fees) and damages which Landlord may sustain by reason of the failure to Tenant to obtain and maintain such insurance.  Tenant’s compliance with the provisions of this Article 9 shall in no way limit Tenant’s liability under any of the other provisions of this Lease.

9.3Increased Insurance Risk.  Tenant shall not do or permit anything to be done, or keep or permit anything to be kept in the Premises, which would: (a) be in violation of any governmental law, regulation or requirement, (b) invalidate or be in conflict with the provision of any fire or other insurance policies covering the Building or any property located therein (Landlord acknowledging that the use of the Premises for the Permitted Use, generally, shall not be deemed to violate the provisions of this clause (b)), (c) result in a refusal by fire insurance companies of good standing to insure the Building or any such property in amounts required by Landlord’s Mortgagee (as hereinafter defined) or reasonably satisfactory to Landlord, (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises, or (e) cause any increase in the fire insurance rates applicable to the Property or property located therein at the beginning of the Term or at any time thereafter.  In the event that any use of the Premises by Tenant increases such cost of insurance, Landlord shall give Tenant written notice of such increase and a reasonable opportunity to cure its use to prevent such increase; provided, however, if Tenant fails to do so, Tenant shall pay such increased cost to Landlord in accordance with Section 4.4 hereof.  Acceptance of such payment shall not be construed as a consent by Landlord to Tenant’s such use, or limit Landlord’s remedies under this Lease.

9.4Indemnity.

(A)Tenant’s Indemnity. Except to the extent arising from (x) the willful misconduct or negligence of Landlord, or any entity or person under the control of Landlord or of Landlord’s agents and/or contractors, or (y) Landlord’s failure to perform its obligations under this Lease, Tenant agrees to protect, defend (with counsel reasonably approved by Landlord, counsel selected by Tenant’s insurer being deemed approved), indemnify and save Landlord, its employees, officers, directors, partners and members, and its lenders,  harmless from and against any and all claims, losses and liabilities arising from (i) any occurrence in the Premises during the Term, (ii) any injury to or death of persons or damage to property occurring, or resulting from an occurrence, in the Premises during the Term, or (iii) any willful misconduct or negligence of Tenant or any Tenant Parties. Tenant further agrees to indemnify Landlord and such parties from and against all costs, expenses (including reasonable attorneys’ fees) and other liabilities incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which, if reasonably suffered, paid or incurred by Landlord, Tenant shall pay promptly upon demand, within thirty (30) days of Landlord’s invoice, to Landlord as Additional Rent.

EAST\126610515.10

(B)Landlord’s Indemnity.  Except to the extent arising from the willful misconduct or negligence of Tenant or any entity or person under the control of Tenant or any Tenant Party, Landlord agrees to protect, defend (with counsel reasonably approved by Tenant, counsel selected by Landlord’s insurer being deemed approved), indemnify and save Tenant, its employees, officers, directors, partners and members, and its lenders,  harmless from and against any and all claims, losses and liabilities arising from any injury to or death of persons or damage to property resulting from the negligence or willful misconduct of Landlord or any entity or person under the control of Landlord or of Landlord’s agents and/or contractors in the Common Areas of the Building, Property and/or Park during the Term.   Landlord further agrees to indemnify Tenant from and against all costs, expenses (including reasonable attorneys' fees) and other liabilities incurred in connection with any such indemnified claim or action or proceeding brought thereon, any and all of which, if reasonably suffered, paid or incurred by Tenant, Landlord shall pay promptly upon demand, within thirty (30) days of Tenant’s invoice.

(C)Survivability; Waiver of Subrogation; Prompt Notice.   The provisions of both paragraphs (A) and (B) of this Section 9.4 shall survive the expiration or termination of this Lease with respect to matters and occurrences which occurred during the Term of this Lease prior to the expiration or sooner termination of this Lease. The provisions of both paragraphs (A) and (B) of this Section 9.4 are subject to the provisions of Section 9.6 (Waiver of Subrogation) hereof. It is a condition of both paragraphs (A) and (B) of this Section 9.4 that each party receive reasonably prompt notice of any claim against it under paragraph (A) or (B) of this Section 9.4, as applicable.

9.5Tenant’s Use and Occupancy.  To the maximum extent permitted pursuant to Applicable Laws, Tenant’s use and occupancy of the Premises and the Property and use by all Tenant Parties, and all Tenant’s and said parties’ furnishings, fixtures, equipment, improvements, materials, supplies, inventory, effects and property of every kind, nature and description which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be in, on or about the Premises, shall be at Tenant’s and said parties’ sole risk and hazard.  To the maximum extent permitted pursuant to Applicable Laws, Landlord shall not be liable to Tenant or any other party for injury to or death of any person or damage to or destruction of any property in, on or about the Premises, nor for any interruption in Tenant’s use of the Premises or the conduct of its business therein, nor for any other losses, damages, costs, expenses or liabilities whatsoever, including without limitation where caused by fire, water, explosion, collapse, the leakage or bursting of water, steam, or other pipes, any environmental or other condition in, on, or about the Premises, or any other event, occurrence, condition or cause.  It is Tenant’s responsibility to maintain insurance against any such loss or casualty.

9.6Waiver of Subrogation Rights.

9.6.1Mutual Waiver.  Landlord and Tenant hereby agree and hereby waive any and all rights of recovery against each other for loss or damage occurring to the Premises or the Property or any of Landlord’s or Tenant’s property contained therein regardless of the cause of such loss or damage to the extent that the loss or damage is covered by the injured party’s insurance or the insurance the injured party is required to carry under this Lease, whichever is greater (without regard to any deductible provision in any policy). This waiver does not apply to claims caused by a party’s willful misconduct. This waiver also applies to each party’s directors, officers, employees, shareholders, and agents.

9.6.2Insurance Policy Coverage.  Each party will assure that its insurance permits waiver of liability and contains a waiver of subrogation.  Each party shall secure an appropriate clause in, or an endorsement to, each insurance policy obtained by or required to be obtained by Landlord or Tenant, as the case may be, under  this Lease, pursuant to which the insurance company: (a) waives any right of subrogation against Landlord or Tenant as the same may be applicable, or (b) permits Landlord or Tenant, prior to any loss to agree to waive any claim it might have against the other without invalidating the coverage under the insurance policy.  If, at any time, the insurance carrier of either party refuses to write (and no other insurance carrier licensed in Massachusetts will write) insurance policies which consent to or permit such release of liability, then such party shall notify the other party and upon the giving of such notice, this Section shall be void and of no effect.

EAST\126610515.10

9.7Landlord’s Insurance.  Landlord shall, during the Lease Term, procure at its expense and keep in force the following insurance:

(1) property insurance for the Building and the Premises, including the Finish Work in the Premises, equal to the full replacement value (excluding personal property required to be insured by Tenant and any future Alterations), less a commercially reasonable deductible if Landlord so chooses; and

(2) commercial general liability insurance in an amount of not less than $2,000,000 or such larger amount as is required to be maintained by Landlord’s mortgagee, with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit, and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000).

Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary.

9.8Additional Provisions. Landlord and Tenant shall have the right to maintain reasonable "deductibles" with respect to any insurance required to be carried pursuant to this Lease.  Either Landlord or Tenant may provide any insurance coverage it is required to maintain under one or more of its general blanket policies of insurance or its excess liability policies on a so-called “following form” basis. Tenant may self-insure the plate glass coverage required above.  Tenant shall use commercially reasonable efforts to obtain insurance policies that provide that they shall not be cancelled or modified in any material respect without at least thirty (30) days prior written notice to Landlord.

ARTICLE 10CASUALTY

10.1Damage or Destruction.

10.1.1Landlord’s Repair Obligation.  Tenant shall give prompt notice to Landlord of any damage by fire or other casualty (a “Casualty”) to the Premises or any portion thereof.  During the sixty (60) day period following the occurrence of a Casualty (the “Notice Period”), Landlord will notify Tenant (a “Restoration Estimate”) of Landlord’s estimate of the period of time required to complete the restoration work based on a good faith estimate from a qualified contractor selected by Landlord.  In the event that the Premises, or any part thereof, or access thereto, shall be so damaged or destroyed by fire or other insured Casualty that the Tenant shall not have reasonably convenient access to the Premises or any portion of the Premises shall thereby be otherwise rendered unfit for use and occupancy by the Tenant for the purposes set forth in Section 7.1, and if, according to the Restoration Estimate, the damage or destruction may be repaired within twelve (12) months  with available insurance proceeds, then Landlord shall so notify Tenant and shall repair such damage or destruction as provided in Section 10.4 hereof with reasonable diligence, subject to the limitations, if any, of Applicable Laws.  If the Restoration Estimate sets forth that the Premises, or means of access thereto, cannot be repaired within twelve (12) months after the elapse of the Notice Period with available insurance proceeds, then either party shall have the right to terminate the Term of this Lease by giving written notice of such termination to the other party within sixty (60) days after the giving of the Restoration Estimate.  If the reconstruction period in the Restoration Estimate is more than twelve (12) months and neither party terminates this Lease on account thereof, Landlord shall repair such damage or destruction as provided in Section 10.4 hereof subject to the limitations, if any, of Applicable Laws and Force Majeure.

10.1.2Failure to Complete Repairs; Rights of Termination.  If Landlord is obligated, or elects to repair the damage to the Premises, and fails to substantially complete the repairs within the period of time required or permitted by this Section 10.1 (as the same may be reasonably extended due to any delay caused by Force Majeure) (the “Reconstruction Period”) then Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord not later than thirty (30) days following the end of the Reconstruction Period (provided that such notice shall be of no force and effect if such restoration is completed within such 30-day period).

EAST\126610515.10

10.2Abatement of Rent.  Base Rent and Additional Rent shall not be abated or suspended if, following any Casualty, Tenant shall continue to have reasonably convenient access to the Premises and the Premises are not rendered unfit for use and occupancy, or if Landlord provides Tenant temporary premises within the Building substantially similar in size to the Premises or any portion of the Premises affected by such Casualty.  If Tenant shall not have reasonably convenient access to the Premises or any portion of the Premises shall be otherwise rendered unfit for use and occupancy by the Tenant for the purposes set forth in Section 7.1 by reason of such Casualty, and in the event that Landlord does not provide temporary premises within the Building substantially similar in size to the Premises or the affected portion of the Premises, then Base Rent and Additional Rent for Operating Expenses and Taxes shall be equitably suspended or abated relative to the portion of the Premises that cannot be used by Tenant for any of its business operations, effective as of the date of the Casualty until Landlord has (a) substantially completed the repair of the Premises and the means of access thereto, and (b) has delivered notice thereof to Tenant.

10.3Events of Termination.  Notwithstanding the provisions of this Article 10, if, prior to or during the Term the Building shall be so damaged by Casualty that, in Landlord’s reasonable estimate, the cost to repair the damage will be more than thirty-five percent (35%) of the replacement value of the Building immediately prior to the occurrence of the Casualty (whether or not the Premises shall have been damaged or rendered untenantable), then, in any of such events, Landlord, may give to Tenant, within ninety (90) days after such Casualty, a thirty (30) days’ notice of the termination of this Lease and, in the event such notice is given, this Lease and the term shall terminate upon the expiration of such thirty (30) days with the same effect as if such date were the Expiration Date.  If more than twenty-five percent (25%) of the gross rentable area of the Premises shall be wholly or substantially damaged or destroyed by Casualty at any time during the last year of the Term, and the restoration period set forth in the Restoration Estimate is greater than one half (1/2) of the then-remaining Term, then either Landlord or Tenant may terminate this Lease by delivery of written notice of such termination to the other party within thirty (30) days after the occurrence of such damage.

10.4Scope of Landlord’s Repairs.  In the event Landlord elects or shall be obligated to repair or restore any damage or destruction to the Premises pursuant to this Article 10, Landlord shall not be obligated to restore or replace Tenant’s Property or Tenant’s Alterations.  No damages, compensation or claim shall be payable by the Landlord to Tenant, or any other person, by reason of inconvenience, loss of business or annoyance arising from any damage or destruction, or any repair thereof, as is referred to in this Article 10.

10.5Additional Provisions.  (a) Any right of Landlord to terminate the Lease on account of fire or other casualty, as provided above, shall be subject to Landlord contemporaneously terminating the leases of all of the occupants of the portion(s) of the Building whose premises are likewise so affected to the extent that Landlord has the right to terminate such leases pursuant to the terms thereof.

(b) Tenant shall have a right to terminate this Lease if the Premises or access to the Premises or the Building, shall be damaged by fire or other casualty and Landlord fails to commence the design and  restoration thereof within sixty (60) days after the adjustment of insurance claims resulting from such fire or other casualty, or Landlord fails to complete the restoration thereof within the longer of (x) the period set forth in the Restoration Estimate or (y) twelve (12) months, plus an additional period equal to 20% of such longer period (the “Outside Restoration Period”).  Any such notice to terminate by Tenant shall be given by Tenant within thirty (30) days following the expiration of the applicable period and shall be of no force and effect if Landlord commences such restoration or completes such restoration, as applicable, within thirty (30) days following receipt of Tenant’s notice.  Following Landlord’s commencement of such restoration, Landlord shall diligently and continuously prosecute the same.

ARTICLE 11CONDEMNATION

11.1Entire Condemnation.  In the event that the whole of the Premises shall be taken under the power of eminent domain or by any proceeding for taking for public or quasi-public use (a “Condemnation”), this Lease and the term and estate hereby granted shall automatically terminate as of the earlier of the date of the vesting of title or the date of dispossession of Tenant as a result of such taking.

EAST\126610515.10

11.2Partial Condemnation.

11.2.1Effect of Partial Condemnation.  In the event that only a part of the Premises shall be taken by Condemnation and the remaining Premises are suitable for general office use without material interference with Tenant’s business operations and Tenant shall have reasonable, convenient access to and from the Premises, the Term shall expire as to that portion of the Premises condemned effective as of the date of the vesting of title in the condemning authority, and this Lease shall continue in full force and effect as to the part of the Premises not so taken.  In the event of a partial Condemnation of the Premises which results in a lack of reasonable, convenient access to and from the Premises or which results in insufficient space for Tenant to carry on its business without material interference with its business, Tenant shall have the right to terminate this Lease if Landlord cannot relocate Tenant to comparable space elsewhere in the Building following the effective date of the Condemnation.

11.2.2Landlord’s Option to Terminate.  In the event that a part of the Property shall be subject to Condemnation (whether or not the Premises are affected), Landlord may, at its option, terminate this Lease as of the date of such vesting of title, by notifying Tenant in writing of such termination within ninety (90) days following the date on which Landlord shall have received notice of the vesting of title in the condemning authority if in Landlord’s reasonable opinion:  (a) a substantial alteration or reconstruction of the Property (or any portion thereof) shall be necessary or appropriate, or (b) the portion of the Property so condemned has the effect of rendering the remainder of the Property uneconomic to maintain.

11.2.3Landlord’s Repair Obligations.  In the event that this Lease is not terminated in accordance with Section 11.2.2 hereof, Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the Building in which the Premises are located so as to constitute the remaining Premises a complete architectural unit to the extent feasible and permitted by Applicable Laws, but Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken.  “Amount received by Landlord” shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by Mortgagees and after payment of all costs involved in collection, including but not limited to attorney’s fees.  Tenant, at its own cost and expense shall, restore all exterior signs, trade fixtures, equipment, furniture, furnishings and other installations of personalty of Tenant which are not taken to as near its former condition as the circumstances will permit.  In the event of a partial taking, all provisions of this Lease shall remain in full force and effect.

11.3Temporary Taking.  If there is a taking of the Premises for temporary use arising out of a temporary emergency or other temporary situation, this Lease shall continue in full force and effect, and Tenant shall continue to comply with Tenant’s obligations under this Lease, except to the extent compliance shall be rendered impossible or impracticable by reason of the taking, and Tenant shall be entitled to the award for its leasehold interest.

11.4Condemnation Awards.  Except as provided in the preceding Section 11.3, Landlord shall be entitled to the entire award in any condemnation proceeding or other proceeding for taking for public or quasi‑public use, including, without limitation, any award made for the value of the leasehold estate created by this Lease.  No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in such condemnation or other taking, together with any and all rights of Tenant now or hereafter arising in or to same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant specifically for its relocation expenses or the taking of Tenant’s Property, provided that such award does not diminish or reduce the amount of the award payable to Landlord.

11.5Proration.  In the event of a partial condemnation or other taking that does not result in a termination of this Lease as to the entire Premises, then the Base Rent and Tenant’s Share shall be adjusted in proportion to that portion of the Premises taken by such condemnation or other taking.

EAST\126610515.10

ARTICLE 12ASSIGNMENT AND SUBLETTING

12.1Assignment and Subletting.  Tenant shall not assign, mortgage, encumber or otherwise transfer this Lease or any interest herein directly or indirectly, by operation of law or otherwise, or sublet the Premises or any part thereof, or permit the use or occupancy of any portion of the Premises by any party other than Tenant (any such action, a “Transfer”).  If at any time or from time to time during the Term, when no Event of Default has occurred and is continuing, Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms of the proposed Transfer and the identity of the proposed assignee, sublessee or other transferee (each a “Transferee”).  Tenant shall also deliver to Landlord with the Transfer Notice an acceptable assumption agreement for Tenant’s obligations under this Lease (in the case where the Transfer is a proposed assignment of this Lease) together with all relevant information requested by Landlord concerning the proposed Transferee to assist Landlord in making an informed judgment regarding the financial responsibility, creditworthiness, reputation, and business experience of the Transferee.  The provisions of this Section 12.1 shall apply to a Transfer (by one or more Transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Tenant as if such Transfer were an assignment of this Lease; provided that if equity interests in Tenant at any time are or become traded on a public stock exchange, the transfer of equity interests in Tenant on a public stock exchange shall not be deemed an assignment within the meaning of this Section 12.1.

Notwithstanding the foregoing, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or a sublet of the Premises, provided that (a) Tenant shall deliver to Landlord at least thirty (30) days’ prior written notice of such proposed Transfer together with such related information as Landlord shall reasonably request; (b) no Event of Default under this Lease shall have occurred and be continuing; (c) the financial worth and creditworthiness of the proposed transferee (if an assignment or a sublet of more than fifty percent (50%) of the Premises) shall not be less than $35,000,000.00 and Landlord has been provided with financial statements or evidence of the same that is reasonably satisfactory to Landlord; (d) Tenant shall remain fully liable under this Lease and the transferee shall be jointly and severally liable with Tenant for all such obligations; (e) the Premises shall continue to be used for uses permitted under Section 7.1 of the Lease; (f) the proposed transferee shall not be a governmental agency, and (g) such transferee shall agree directly with Landlord to be bound by all of the obligations of Tenant hereunder pursuant to an assumption agreement satisfactory to Landlord, including, without limitation, the obligation to pay all Rent and other charges due under this Lease.

12.2Landlord’s Options.  Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of a Transfer Notice accompanied by the other information described in Section 12.1, to:  (a) permit Tenant to effectuate the requested Transfer; or (b) disapprove the Tenant’s requested Transfer and to continue the Lease in full force and effect as to the entire Premises; or (c) in the event that any such Transfer is an assignment of the Lease or a sublet of fifty percent (50%) or more of the rentable square footage of the Premises, terminate the entire Lease or, at Landlord’s election with respect to a sublet, solely with respect to the portion of the Premises affected by such sublet as of the date set forth in Landlord’s notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice (“Landlord’s Recapture Right”).  Notwithstanding anything contained herein to the contrary, any purported exercise by Landlord of its right hereunder to so take back the Premises shall be ineffective if, within five (5) business days after delivery of notice from Landlord that Landlord intends to exercise such Landlord’s Recapture Right, Tenant delivers written notice to Landlord withdrawing the proposed assignment or sublease. If Landlord approves of the proposed Transfer, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following conditions:  (i) the Transfer shall be on the same terms set forth in the Transfer Notice; and (ii) no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument effecting the Transfer (in the form approved by Landlord) has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease.

EAST\126610515.10

If Landlord exercises its option to terminate this Lease (or elects in the case of a sublease to terminate the Lease with respect to the sublet portion of the Premises), Tenant shall surrender possession of such Premises on the date set forth in Landlord’s notice, and thereafter neither Landlord nor Tenant shall have any further liability with respect thereto.  If this Lease shall be terminated as to a portion of the Premises only, Rent and Tenant’s parking allocation shall be readjusted proportionately according to the ratio that the number of square feet and the portion of the space surrendered compares to the floor area of Tenant’s Premises during the Term of the proposed sublet.  The provisions of this Section 12.2 allowing Landlord to terminate the Lease by reason of any proposed Transfer shall not be applicable in any case of a Permitted Transfer.

12.3Additional Conditions.  Tenant shall not offer to make, or enter into negotiations with respect to any Transfer to: (a) any tenant of the Building or any entity owned by, or under the common control of, whether directly or indirectly, a tenant in the Building unless there is no “competing space” then available for leases therein (meaning for these purposes available space containing rentable square footage that is not less than 90% or more than 110% of the rentable square footage that Tenant wishes to sublease); or (b) if Landlord is then the owner of Burlington Centre, any tenant of Burlington Centre or any entity owned by, or under the common control of, whether directly or indirectly, a tenant in Burlington Centre unless there is no “competing space” then available for leases therein (meaning for these purposes available space containing rentable square footage that is not less than 90% or more than 110% of the rentable square footage that Tenant wishes to sublease); or (c) any bona fide prospective tenant with whom Landlord is then negotiating with respect to other space in the Building or if Landlord is then the owner of Burlington Centre, any bona fide prospective tenant with whom Landlord is then negotiating with respect to space in Burlington Centre; or (d) any party which would be of such type, character, or condition as to be inappropriate as a tenant for the Building.  It shall not be unreasonable for Landlord to disapprove any proposed assignment, sublet or transfer to any of the foregoing entities or to an entity that does not have sufficient financial strength to meet its obligations under such assignment, sublet or transfer.  Tenant agrees not to publicly list or advertise the Premises for assignment or sublease, whether through a broker, agent or representative, or otherwise at a full service rental rate which is less than Landlord’s current rate in the Building for new tenants (nothing herein being deemed to prohibit Tenant from listing the Premises for sublet with rates available upon request).

12.4No Release.  Landlord’s consent to a Transfer shall not release Tenant of Tenant’s obligations under this Lease and this Lease and all of the obligations of Tenant under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety) except in the event of statutory transfers, or mergers, where the Tenant originally named herein is merged out of existence, provided that the successor to the Tenant originally named herein shall meet the requirements set forth above below for a Business Transferee.  From and after any Transfer, the Lease obligations of the Transferee and of the original Tenant named in this Lease shall be joint and several (except in the event of statutory transfers, or mergers, where the Tenant originally named herein is merged out of existence, provided that the successor to the Tenant originally named herein shall meet the requirements set forth above below for a Business Transferee).  No acceptance of Rent by Landlord from or recognition in any way of the occupancy of the Premises by a Transferee shall be deemed a consent to such Transfer, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder.  The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer.  Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Tenant’s permitted Transferees, shall constitute a violation thereof by Tenant.  In the event of default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor.

12.5Transfer Profit.  Tenant shall pay to Landlord, as Additional Rent, an amount (the “Transfer Profit”) equal to fifty percent (50%) of any rent and other economic consideration (meaning consideration other than amounts and consideration fairly allocated to Tenant’s property, Tenant’s equity or stock, shares or ownership interests, Tenant’s goodwill, Tenant’s fixtures, leasehold improvements, inventory, intellectual property and/or consideration fairly allocated in the transaction as not being for rents) received by Tenant as a result of any Transfer which exceeds, in the aggregate: (a) the total of the remaining rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased) plus (b) any reasonable tenant fit-up costs, rent

EAST\126610515.10

concessions, brokerage commissions and attorneys’ fees actually paid by Tenant in connection with such Transfer amortized on a straight-line basis over the term of the Transfer (specifically excluding moving or relocation costs paid to the Transferee).  Tenant shall pay such Transfer Profit to Landlord on a monthly basis within ten (10) days after receipt thereof, without affecting or reducing any other obligations of Tenant hereunder.  Each such payment shall be sent with a detailed statement.  Landlord shall have the right to audit Tenant's books and records to verify the accuracy of the detailed statement.

12.6Permitted Transfers.  Notwithstanding the provisions of Section 12.1, Section 12.2. Section 12.3, Section 12.4, and Section 12.5, above, provided no monetary or material non-monetary  Event of Default shall have occurred or be continuing, then Tenant shall have the right to assign this Lease or sublet all or a portion of the Premises, or otherwise grant occupancy rights in the Premises, without Landlord’s consent (a “Permitted Transfer”), but with no less than twenty (20) days’ prior notice to Landlord (unless if a transfer to a Business Transferee is confidential, then as soon as is reasonably possible, but in no event later than twenty (20) days after such transaction), to (any of the following, a “Permitted Transferee”) (i) any person or entity that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant or any entity of which Tenant is a wholly owned subsidiary (herein an “Affiliate Transferee”), or (ii) any entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred as an entity sale or otherwise (any of the foregoing, a “Business Transferee”); provided, however, that in any such event: (i) use of the portion(s) of the Premises to be Transferred shall be permitted under Section 7.1; (ii) in the event of an assignment of the Lease or a sublet of more than 75% of the Premises, the assignee or subtenant shall have a net worth of not less than $35,000,000.00 and Landlord has been provided with financial statements or evidence of the same that is reasonably satisfactory to Landlord; (iii) any such assignment shall be for an independent business purpose and not a means to circumvent the provisions of this Article 12, and (iv) the purpose or result of such Transfer shall not be to liquidate or substantially reduce the net worth of Tenant or such assignee. For the purposes of this Section 12.6, the term “control” shall mean the direct or indirect ownership of 50% or more of an entity and the ability to control the day-to-day operations of such entity whether through the board of directors or otherwise.

ARTICLE 13DEFAULTS AND REMEDIES

13.1Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (each an “Event of Default”) hereunder:

13.1.1Nonpayment of Base Rent or Additional Rent.  Failure by Tenant to pay any installment of Base Rent, Additional Rent or any other amount, deposit, reimbursement or sum due and payable hereunder, upon the date when said payment is due and such failure to pay such Rent shall continue for more than five (5) days after the giving of written notice to Tenant from Landlord specifying the amount of unpaid Rent; provided, however, that Landlord shall only be required to give Tenant two (2) written notices with respect to Tenant’s non-payment on a due date during each calendar year with respect to (i) monthly Base Rent and (ii) regular recurring monthly estimates of Additional Rent for Operating Expenses and Taxes, and upon the third late payment during any calendar year with respect to (i) monthly Base Rent and/or (ii) regular recurring monthly estimates of Additional Rent for Operating Expenses and/or Taxes, no written notice need be again given by Landlord to Tenant during such calendar year and thereafter during such calendar year, non-payment on a due date of (i) monthly Base Rent and/or (ii) regular recurring monthly estimates of Additional Rent for Operating Expenses and Taxes shall be an immediate Event of Default, as Landlord shall not be obligated to give further notice to Tenant as to its non-payment on a due date of (i) monthly Base Rent and (ii) regular recurring monthly estimates of Additional Rent for Operating Expenses and Taxes during such calendar year.

13.1.2Certain Obligations.  Failure by Tenant to perform, observe or comply with any material non-monetary obligation contained in Section 4.6 (“Security Deposit”), Section 7.5 (“No Liens”) and Article 12 (“Assignment and Subletting”) of this Lease and such failure(s) are not cured by Tenant within three (3) business days following Landlord’s written notice to Tenant specifying such failure.

EAST\126610515.10

13.1.3Other Obligations.  Failure by Tenant to perform any non-monetary obligation, agreement or covenant under this Lease other than those matters specified in Section 13.1.2, and such failure continues for thirty (30) days after written notice by Landlord to Tenant of such failure; provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such thirty (30)-day period and thereafter diligently and continuously prosecutes the same to completion within sixty (60) days following the date of Landlord’s written notice with respect to such failure.

13.1.4Assignment; Receivership; Attachment.  (a) The making by Tenant of any arrangement or assignment for the benefit of creditors; (b) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iii) the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

13.1.5Bankruptcy.  The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition in bankruptcy seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within forty-five (45) days after the commencement of any proceeding against Tenant seeking any involuntary reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation by any of Tenant’s creditors, such proceeding shall not have been dismissed.

13.2Remedies.  If an Event of Default occurs, Landlord shall have the following rights and remedies, in addition to any and all other rights or remedies available to Landlord in law or equity:

13.2.1Notice to Quit.  Landlord shall have the right to deliver written notice to Tenant to quit possession and occupancy of the Premises and to declare the Lease terminated.  Upon Landlord’s termination of this Lease, Tenant shall quit and peaceably surrender the Premises, and all portions thereof, to Landlord, and Landlord shall have the right to receive all rental and other income of and from the same.

13.2.2Right of Re-Entry.  Landlord shall have the right, with or without terminating this Lease, to re-enter the Premises and take possession thereof by summary proceeding, eviction, ejectment or otherwise and may dispossess all other persons and property from the Premises.  Tenant’s property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.  No re-entry or taking possession of the Premises by Landlord pursuant to this Section 13.2.2 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.  Tenant thereby waives all statutory rights, including without limitation the right to a notice to quit, notice before exercise of any prejudgment remedy, and any rights of redemption, all to the extent such rights may be lawfully waived.

13.2.3Recovery of Rent and Damages.  Landlord shall have the right to recover from Tenant all loss of Rent and other payments that Landlord may incur by reason of termination of the Lease, including, without limitation: (a) all Rent and other sums due and payable by Tenant as of the date of termination; (b) all Rent that would otherwise be payable for the remainder of the Term in accordance with the terms of this Lease; (c) all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation rent concessions, tenant construction allowances, rent waivers, above building standard leasehold improvements, and the like); (d) the costs of collecting amounts due from Tenant under the Lease and the costs of recovering possession of the Premises (including attorneys’ fees and litigation costs); (e) the costs of curing Tenant’s defaults existing at or prior to the date of termination; (f) all “Reletting Expenses” (as defined below); and (g) all Landlord’s other reasonable expenditures arising from the termination. Tenant shall indemnify, defend, and hold harmless Landlord for any damages

EAST\126610515.10

sustained by Landlord, including any lost Rents and other payments, and any such Reletting Expenses incurred by Landlord, and the same shall be due and payable immediately from time to time upon notice from Landlord, without regard to whether the expense or damage was incurred before or after the termination.

13.2.4Acceleration of Future Rentals.  Following termination of this Lease, Landlord, at its election, may demand to be indemnified for its loss of Rent (with respect to the period following such termination) by a lump sum payment representing the then present value of the amount of Rent that would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the Rent payable hereunder) estimated as of the date of termination, and taking into account Landlord’s reasonable projections of vacancy and time required to re-lease the Premises.  Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, such amount as liquidated damages for Landlord’s termination of this Lease on account of Tenant’s default with respect to the Rents payable for the remainder of the Term as described above.  In the computation of present value, a discount at the then market discount rate as reasonably determined by Landlord shall be employed.

13.2.5Rents Due After Re-Entry by Landlord.  If Landlord re-enters or otherwise takes possession of the Premises without terminating this Lease (but terminating only Tenant’s right of possession in the Premises), then the Lease and Tenant’s liabilities and obligations thereunder shall survive such action.  In the event of any such termination of Tenant’s right of possession, whether or not the Premises, or any portion thereof, shall have been relet, Tenant shall pay the Landlord a sum equal to the Rent and any other charges required to be paid by Tenant up to the time of such termination of such right of possession and thereafter Tenant, until the end of the Term, shall be liable to Landlord for and shall pay to Landlord:  (a) the equivalent of the amount of the Rent payable under this Lease, less (b) the net proceeds of any reletting effected pursuant to the provisions hereof after deducting all of Landlord’s Reletting Expenses.  Tenant shall pay such amounts in accordance with the terms of this Section 13.2.5 as set forth in a written statement thereof from Landlord to Tenant (the “Deficiency”) to Landlord in monthly installments on the days on which the Base Rent is payable under this Lease, and Landlord shall be entitled to recover from Tenant each monthly installment of the Deficiency as the same shall arise.  Tenant shall also pay to Landlord upon demand the costs incurred by Landlord in curing Tenant’s defaults existing at or prior to the date of such termination, the cost of recovering possession of the Premises and the Reletting Expenses.  Tenant agrees that Landlord may file suit to recover any sums that become due under the terms of this Section from time to time, and all reasonable costs and expenses of Landlord, including attorneys’ fees and costs incurred in connection with such suits shall be payable by Tenant on demand.

13.2.6Certain Terms Defined. For purposes of this Section 13.2.6, “Reletting Alterations” shall mean all repairs, changes, improvements, alterations or additions made by Landlord in or to the Premises to the extent deemed reasonably necessary by Landlord to prepare the Premises for the re-leasing following an Event of Default; and “Reletting Expenses” shall mean the reasonable expenses paid or incurred by Landlord in connection with any re-leasing of the Premises following an Event of Default, including, without limitation, marketing expenses, brokerage commissions, attorneys’ fees, the costs of Reletting Alterations, tenant allowances and other economic concessions provided to the new tenant.

13.3Landlord’s Right to Cure Defaults.  If the Tenant shall default in the observance or performance of any condition or covenant on Tenant’s part to be observed or performed under or by virtue of any of the provisions of this Lease, and such default continues beyond any applicable notice and cure period or Landlord reasonably determines that an emergency exists, the Landlord, without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Tenant.  If the Landlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to the Landlord by the Tenant as Additional Rent pursuant to Section 4.4 hereof and if not so paid with interest from its due date until paid at the lesser of eighteen percent (18%) per annum or the maximum legal rate that Landlord may charge Tenant.

EAST\126610515.10

13.4Disposition of Tenant’s Property.  In addition to Landlord’s rights under Section 8.4 hereof, Landlord shall have the right to handle, remove, discard or store in a commercial warehouse or otherwise, at Tenant’s sole risk and expense, any of Tenant’s Property that is not removed by Tenant at the end of the Term.  Landlord shall in no event be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property so long as the same shall be in Landlord’s possession or under Landlord’s control.

13.5Reletting.  In connection with any reletting of the Premises following an Event of Default, Landlord shall be entitled to grant such rental and economic concessions and other incentives as may be customary for similar space in the greater Burlington area.  Subject to applicable law, Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting or do any act or exercise any care or diligence with respect to such reletting or to the mitigation of damages.

13.6No Accord and Satisfaction.  Landlord may collect and receive any rent due from Tenant, and the payment thereof shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change, modify or alter the rights or remedies that Landlord has against Tenant in equity, at law, or by virtue of this Lease.  No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement on any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (a) recover the remaining balance of such unpaid rent, or (b) pursue any other remedy provided in this Lease.

13.7Claims in Bankruptcy.  Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in proceeding for bankruptcy, insolvency, arrangement or reorganization by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater, equal to or less than the amount of the loss or damage that Landlord has suffered.  Without limiting any of the provisions of this Article 13, if pursuant to the Bankruptcy Code, as the same may be amended, Tenant is permitted to assign this Lease in disregard of the restrictions contained in Article 12, Tenant agrees that adequate assurance of future performance by the assignee permitted under the Bankruptcy Code shall mean the deposit of cash security with Landlord in any amount equal to all Rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed.  If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably designated by the assignee as paid for the purchase of Tenant’s property in the Premises, shall be and become the sole exclusive property of Landlord and shall be paid over to Landlord directly by such assignee.  In addition, adequate assurance shall mean that any such assignee of this Lease shall have a net worth indicating said assignee’s reasonable ability to pay the Rent, and abide by the terms of this Lease for the remaining portion thereof applying commercially reasonable standards.

13.8Arbitration.  Any dispute arising out of or relating to the results of an audit of Operating Expenses by Tenant under Section 5.5.2 of this Lease shall be submitted to and determined in binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall be conducted before and by a single arbitrator selected by the parties.  If the parties have not selected an arbitrator within thirty (30) days of written demand for arbitration, the arbitrator shall be selected by the American Arbitration Association pursuant to the then current rules of that Association on application by either party.  The arbitrator shall have authority to fashion such just, equitable and legal relief as he, in his sole discretion, may determine.  The parties agree that the arbitration hearing shall be held within thirty (30) business days following notification to the parties of the appointment of such arbitrator, and that the arbitration proceedings shall be concluded within thirty (30) business days following the first scheduled arbitration hearing.  Each party shall bear all its own expenses of arbitration and shall bear equally the costs and expenses of the arbitrator.  All arbitration proceedings shall be

EAST\126610515.10

conducted in the City of Boston, Commonwealth of Massachusetts.  Landlord and Tenant further agree that they will faithfully observe this agreement and rules, and that they will abide by and perform any award rendered by the arbitrator and that a judgment of the court having jurisdiction may be entered upon the award.  The duty to arbitrate shall survive the cancellation or termination of this Lease.

13.9Waiver of Trial By Jury.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY SUMMARY PROCESS, EVICTION OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.  EACH PARTY HAS BEEN REPRESENTED BY, AND HAS RECEIVED THE ADVICE OF, LEGAL COUNSEL WITH RESPECT TO THIS WAIVER.

13.10No Full Acceleration of Rent without a FMV Rental Offset. Notwithstanding anything to the contrary contained in this Lease, either expressed or implied, Landlord and Tenant agree that the remedy set forth in Section 13.2.4 above for liquidated damages has been expressly agreed to by both Landlord and Tenant in consideration of Landlord’s agreement under this Article 13 to waive any right Landlord may now (or hereafter) possess under any and all Applicable Laws and/or under this Lease, to pursue a claim following an Event of Default for a full and immediate acceleration of all of the Annual Base Rent and Additional Rent due under this Lease for the remainder of the Term and, without limitation of any other damages Landlord may be entitled to recover under Section 13.2.4 on account of an Event of Default, and Landlord agrees that Landlord’s right to pursue a claim for acceleration of the Annual Base Rent and Additional Rent for the remainder of the Lease Term will be limited to the Landlord’s remedies and recovery set forth in Section 13.2.4 above.

ARTICLE 14SUBORDINATION; ATTORNMENT AND RIGHTS OF MORTGAGE HOLDERS

14.1Subordination.  Subject to the terms of this Section 14.1, this Lease and all of Tenant’s rights hereunder are, and shall be, subordinate at all times to the lien of any mortgages (each, a “Mortgage”) which may now exist or hereafter affect the Property, or any portion thereof, in any amount, and to all renewals, modifications, consolidations, replacements, and extensions of such Mortgages. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any commercially reasonable instrument that Landlord or the holder of any Mortgage or its assigns or successors in interest (each such holder, a “Mortgagee”) may reasonably request to evidence such subordination, and recognition, of the Lease.  Landlord’s inability to obtain a non-disturbance agreement shall not affect Tenant’s subordination agreement herein.

Notwithstanding the foregoing, Landlord agrees that, (i) simultaneously with Landlord’s execution of this Lease, Landlord shall obtain from its existing Mortgagee a subordination, non-disturbance and attornment agreement (an “SNDA”) substantially in the form attached hereto as Exhibit 14.1, and (ii) with respect to any future Mortgages, the provisions of this Section 14.1 and the subordination of this Lease to any such Mortgage shall be conditioned upon the execution and delivery by and between Tenant and any such Mortgagee of an SNDA in commercially reasonable form reasonably acceptable to Tenant and such Mortgagee (it being understood and agreed the SNDA attached hereto as Exhibit 14.1 shall be deemed to be an acceptable SNDA for such purposes by Tenant and by Landlord).

14.2Attornment by Tenant.  In the event that any such first Mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, at the option of the Mortgagee or the grantee or purchaser in foreclosure, notwithstanding any subordination of any such lien to this Lease, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest.  Tenant covenants and agrees to execute and deliver, within ten (10) business days following delivery of request by Landlord, Mortgagee, or by Landlord’s successor in interest and in the commercially reasonable form requested by Landlord, Mortgagee, or by Landlord’s successor in interest, any additional documents that are commercially reasonable evidencing the priority or subordination of this Lease with respect to the lien of any such first Mortgage, which additional documents shall be reasonably satisfactory to Tenant, Landlord, Mortgagee, and Landlord’s successors in interest, and shall be subject to the provisions of this Article 14.

EAST\126610515.10

14.3Limitation of Mortgagees’ Liability.  Notwithstanding any other provision of this Lease to the contrary, no holder of any such Mortgage shall be obligated to perform or liable in damages for failure to perform any of Landlord’s obligations under this Lease unless and until such holder shall foreclose such mortgage or otherwise acquire title to the Property, and then shall only be liable for Landlord’s obligations arising or accruing after such foreclosure or acquisition of title.  No such holder shall ever be obligated to perform or be liable in damages for any of Landlord’s obligations arising or accruing before such foreclosure or acquisition of title (nothing in this sentence relieving such Mortgagee of the obligation to fulfill its obligations as Landlord from and after such foreclosure or acquisition of title).  Such holder’s obligations and liabilities shall in any event be subject to, and holder shall have the benefit of, Section 16.15 hereof.  Tenant shall never pay the Base Rent, Additional Rent or any other charge more than thirty (30) days prior to the due date thereof, and any payments made by Tenant in violation of this provision shall be a nullity as to such holder, and Tenant shall remain liable to such holder therefor.  Tenant agrees on request of Landlord to execute and deliver from time to time any commercially reasonable agreement that is reasonably satisfactory to Tenant, Landlord and such then holder of the Mortgage which may be necessary to implement the provisions of this Section 14.3, and which otherwise complies with the provisions of this Article 14.

14.4Estoppel Certificates.  Tenant shall at any time, and from time to time, upon not less than ten (10) business days prior written notice from Landlord execute, acknowledge and deliver to Landlord, to any prospective purchaser, or Mortgagee, a written estoppel certificate of Tenant in a commercially reasonable form.  It is intended that any such certificate of Tenant delivered pursuant to this Section 14.4 may be relied upon by Landlord and any prospective purchaser or the Mortgagee of any part of the Building.

Landlord shall at any time, and from time to time, upon not less than ten (10) business days prior written notice from Tenant execute, acknowledge and deliver to Tenant a written estoppel certificate of Landlord in a commercially reasonable form.  It is intended that any such certificate of Landlord delivered pursuant to this Section 14.4 may be relied upon by Tenant, and any prospective purchaser of Tenant, or any prospective assignee, transferee or subtenant.

14.5Quiet Enjoyment.  Upon Tenant paying the Base Rent and Additional Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities lawfully claiming by or through Landlord; subject, however, to the provisions of this Lease and to the rights of Landlord’s Mortgagee.

14.6Title Encumbrances. To Landlord’s knowledge, Exhibit 14.6 attached hereto and made a part hereof contains a complete list of all encumbrances of record affecting the Property as of the Effective Date. Landlord warrants that Landlord holds title to the Property in fee simple absolute.

ARTICLE 15NOTICES

15.1Manner of Notice. All notices required under this Lease and other information concerning this Lease (“Communications”) shall be personally delivered or sent by first class mail, postage prepaid, by overnight courier.  Such Communications sent by personal delivery, mail or overnight courier will be sent to the addresses on the signature page of this Lease, or to such other addresses as the Landlord and the Tenant may specify from time to time in writing.  Communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, or (ii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered or delivery is first refused by the addressee or any agent of the addressee.

Notwithstanding the foregoing, such Communications may be sent electronically by the Landlord to the Tenant (i) by transmitting the Communication to the electronic address provided by the Tenant or to such other electronic address as the Tenant may specify from time to time in writing, or (ii) by posting the Communication on a website and sending the Tenant a notice to the Tenant’s postal address or electronic address telling the Tenant that the Communication has been posted, its location, and providing instructions on how to view it provided however, such electronic communications, in order to be effectively sent, shall be sent to at least two (2) persons at an address or addresses provided by Tenant. Landlord agrees that such electronic communication shall be sent to at least the following two (2) individuals: Jeff Lortz at jeff.lortz@everbridge.com and Elliot Mark at Elliot.mark@everbridge.com.  Communications sent electronically to the Tenant will be effective when the Communication, or a notice advising of its posting to a website, is sent to the Tenant’s electronic address as conditioned above.

EAST\126610515.10

ARTICLE 16MISCELLANEOUS

16.1Brokers.  Landlord and Tenant warrant to each other that they have had no dealings with any broker, agent or finder in connection with this Lease except Cushman & Wakefield and CBRE/New England (together, the “Brokers”).  Landlord agrees to pay the commissions due to the Brokers pursuant to separate agreements.  Both parties hereto agree to protect, indemnify and hold harmless the other from and against any and all expenses with respect to any compensation, commissions and charges claimed by any other broker, agent or finder not identified above with respect to this Lease or the negotiation thereof that is made by reason of any action or agreement by such party.

16.2Building Name.  The Building and the Property may be known by such name as Landlord, in its sole discretion, may elect, and Landlord shall have the right from time to time to change such designation or name without Tenant’s consent upon prior written notice to Tenant.

16.3Authority.  If Tenant signs as a corporation, limited liability company, or a partnership, or other business entity, Tenant hereby covenants and warrants that Tenant is a duly authorized and existing entity, that Tenant is duly qualified to do business in Massachusetts, that Tenant has full right and authority to enter into this Lease, and that each person signing on behalf of Tenant is duly authorized to do so and that no other signatures are necessary.

If Landlord signs as a corporation, limited liability company, or a partnership, or other business entity, Landlord hereby covenants and warrants that Landlord is a duly authorized and existing entity, that Landlord is duly qualified to do business in Massachusetts, that Landlord has full right and authority to enter into this Lease, and that each person signing on behalf of Landlord is duly authorized to do so and that no other signatures are necessary.

16.4Interpretation.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  The words used in neuter gender include the masculine and feminine.  If there is more than one Tenant, the obligations under this Lease imposed on Tenant shall be joint and several.  The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

16.5Modifications.  Neither this Lease nor any term or provision hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.  Any right to change, waive, discharge, alter or modify, or terminate this Lease shall be subject to the prior express written consent of Landlord’s Mortgagee.

16.6Severability.  If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforceable to the full extent permitted by law.

16.7Entire Agreement.  Landlord’s employees, representatives and agents have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith.  The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall be effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.  This Lease, including the Exhibits hereto, which are made part of this Lease, contain the entire agreement of the parties and all prior negotiations and agreements are merged herein.  Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

EAST\126610515.10

16.8No Merger.  There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

16.9Easements.  Landlord reserves the right, from time to time, to grant easements and rights, make dedications, agree to restrictions and record maps affecting the Property as Landlord may deem necessary or desirable, (i) so long as such easements, rights, dedications, restrictions, and maps do not unreasonably interfere with the use of the Premises by Tenant; and this Lease shall be subordinate to such instruments and (ii) so long as such easements, rights, dedications, restrictions, and maps do not change the economic terms hereof in more than a de minimis manner or materially and adversely affect Tenant’s rights hereunder, materially increase Tenant’s obligations, materially reduce Landlord’s obligations hereunder, or materially impair Tenant's peaceable possession of the Premises.  Landlord further reserves all rights as may be necessary or desirable to construct additional improvements and buildings in the Park, such rights remaining subject to Landlord’s Assurances set forth in Section 6.4.1.  In connection with any such additional development, exterior common areas and facilities in the Park may be eliminated, altered, or relocated and may also be utilized to serve the other new improvements.  The rights set forth above shall include rights to use portions of the Property (other than the Premises) for the purpose of temporary construction staging and related activities. Tenant agrees not to take any action to oppose any application by Landlord or any of its affiliates for any permits, consents or approvals from any governmental authorities for any redevelopment or additional development of all or any part of the Park, and will use all commercially reasonable efforts to prevent any of Tenant’s subtenants or assigns (collectively, “Tenant Responsible Parties”) from doing so (provided, however, that nothing in this sentence shall be deemed to waive any claim that Tenant may have as a result of Landlord breaching Landlord’s Assurances as set forth in Section 6.4.1).  For purposes hereof, action to oppose any such application shall include, without limitation, communications with any governmental authorities requesting that any such application be limited or altered.  Also for purposes hereof, commercially reasonable efforts shall include, without limitation, commercially reasonable efforts, upon receiving notice of any such action to oppose any application on the part of any Tenant Responsible Parties, to obtain injunctive relief, and, in the case of a subtenant, exercising remedies against the subtenant under its sublease.

16.10Bind and Inure.  The terms, provisions, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and, except as otherwise provided herein, their respective heirs, legal representatives, successors and assigns.  If two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other business association to pay Rent and perform all other obligations hereunder shall be deemed to be joint and several.  All agreements, covenants and indemnifications contained herein or made in writing pursuant to the terms of this Lease by or on behalf of Tenant shall be deemed material and shall survive expiration or sooner termination of this Lease.

16.11Remedies Cumulative; No Waiver. No remedy or election hereunder shall be deemed exclusive, but shall wherever possible, be cumulative with all other remedies at law or in equity.  No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provision.  No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.  No reference to any specific right or remedy shall preclude the exercise of any other right or remedy permitted hereunder or that may be available at law or in equity.  No failure by Landlord to insist upon the strict performance of any agreement, term, covenant or condition hereof, or to  exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach, agreement, term, covenant or condition. Landlord’s and Tenant’s covenants herein are independent and, without limiting the generality of the foregoing, Tenant acknowledges that its covenant to pay Base Rent and Additional Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Base Rent or Additional Rent due hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

EAST\126610515.10

16.12Tenant’s Financial Statements.  For so long as Tenant is a publicly-traded entity and timely files its financial statements with the Securities and Exchange Commission under and with Forms 10Q and 10K, Tenant shall have no obligation to deliver financial statements to Landlord.  In the event that Tenant ceases to be a publicly-traded entity for reporting purposes, Tenant shall deliver to Landlord, or any interested party designated by Landlord (an “Interested Party”), upon Landlord’s written request given not more than once in any 12-month period (other than in connection with a financing or refinancing of the Property,  a sale of the Property, a recapitalization, or following an Event of Default), Tenant’s most recent audited financial statements of Tenant and Tenant’s most recent unaudited quarterly financial statements, or if Tenant does not have its financials audited, Tenant shall provide financial statements certified by the appropriate accounting or finance officer of Tenant, including, but not limited to, a balance sheet, income statement and cash flow statements which financial statements shall include sufficient detail and information for Landlord to assess Tenant’s financial condition. Such financial statements may, as requested by Landlord, include financial statements for the past three (3) years (if available), and any such status statement and/or financial statement delivered by Tenant pursuant to this Section 16.12 may be relied upon by any Interested Party. Landlord and any Interested Party to whom Tenant directly provides such information shall keep any non-public information provided by Tenant pursuant to this Section 16.12 confidential, and shall not disclose the same other than (i) on a need to know basis to Landlord and its investors and lenders, and their respective officers, employees and consultants (or to any other Interested Parties), all of whom shall be instructed to keep such information confidential, (ii) to the extent required by Applicable Laws or by any administrative, governmental or judicial proceeding, or (iii) in connection with a dispute between Landlord and Tenant.

16.13Attorney’s Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party.  A party shall be deemed to have prevailed in any such action (without limiting the generality of the foregoing) if such action is dismissed upon the payment by the other party of the sums allegedly due or the performance of obligations allegedly not complied with, or if such party obtains substantially the relief sought by it in the action, irrespective of whether such action is prosecuted to judgment.  The phrase “attorneys’ fees” shall specifically include the fees and expenses of the in-house legal staff of Landlord and its affiliates, as well as the in-house legal staff of Tenant and its affiliates.

16.14Landlord Approvals.  Whenever Tenant is required to obtain Landlord’s consent hereunder with respect to Transfers under Article 12 or with respect to Alterations under Section 8.3.1, Tenant agrees to reimburse Landlord all actual, reasonable, third party out-of-pocket expenses incurred by Landlord, including reasonable attorney’s fees in order to review documentation or otherwise determine whether to give its consent, provided that such reimbursement with respect to Transfers shall not exceed Two Thousand Five Hundred ($2,500.00) Dollars if Tenant and such transferee execute Landlord’s standard consent document without material changes thereto or negotiation thereof.  Tenant shall pay Landlord’s invoice for any such amounts within ten (10) days following Landlord’s delivery of its invoice therefor.

16.15Landlord’s and Tenant’s Liability. Tenant shall look only to Landlord’s estate in the Property, the Building and/or the Premises (or the proceeds thereof), the proceeds from any insurance received by Landlord, and condemnation awards received by Landlord for the satisfaction of Tenant’s remedies with respect to any liability, default or obligation of Landlord under this Lease or otherwise regarding Tenant’s leasing, use and occupancy of the Premises pursuant hereto, including without limitation for the collection of any monetary obligation, judgment or other judicial process requiring the payment of money by Landlord.  Neither Landlord nor any of its members, stockholders, officers, directors, partners, trustees, beneficiaries or employees shall be personally liable hereunder, nor shall any of its or their property, other than the Property, be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s said remedies.  Landlord shall not under any circumstances be liable for any special, indirect or consequential damages of Tenant, including lost profits or revenues.  No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such party owns the Property.

EAST\126610515.10

No party other than Tenant entity itself shall be personally liable for any obligation of Tenant under this Lease, including but not limited to, any employee, principal, agent, signatory or the like. Tenant shall not under any circumstances be liable for any special, indirect or consequential damages of Landlord, including lost profits or revenues, except for special, indirect or consequential damages payable by Tenant under Section 2.2  and Section 7.6, above.

16.16Time of Essence.  Subject to Section 16.25 below, TIME IS OF THE ESSENCE with respect to the due performance of the terms, covenants and conditions herein contained; provided, however, that no delay or failure to enforce any of the provisions herein contained and no conduct or statement shall waive or affect any of Landlord’s rights hereunder or any of Tenant’s rights hereunder.

16.17Confidentiality.  Until such time as Tenant actually files this Lease as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2016, Tenant agrees: (a) to treat the terms of the Lease, and the terms of any existing and future amendments and modifications to the Lease (the “Confidential Information”) as confidential during the term of this Lease and for the three (3) year period following the expiration or sooner termination of the Lease (the “Non-Disclosure Period”), and (b) not to disclose, directly or indirectly, to any third party nor permit any third party to have access to any or all of such Confidential Information during the Non-Disclosure Period, including, without limitation, any Building tenants and any brokers. Landlord acknowledges that Tenant shall have the right to disclose such Confidential Information (i) on a need to know basis to Tenant, its investors, lenders and their respective officers and employees, and Tenant’s brokers, all of whom shall be instructed to keep such information confidential, (ii) to the extent required by Applicable Laws or by any administrative, governmental or judicial proceeding, or (iii) in connection with a dispute between Landlord and Tenant.

16.18Submission.  Submission of this instrument for examination does not constitute a reservation of or option for lease of the Premises, and it is not effective as a lease or otherwise until this Lease has been executed by both Landlord and Tenant and a fully executed copy has been delivered to each.

16.19Governing Law.  This Lease is governed by federal law, including without limitation the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001 et seq.) and, to the extent that state law applies, the laws of the Commonwealth of Massachusetts without regard to its conflicts of law rules.

16.20OFAC List.  (a) Tenant represents and warrants that (a) Tenant and, to Tenant’s knowledge, each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or, to Tenant’s knowledge, indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b)Landlord represents and warrants that (a) Landlord and, to Landlord’s knowledge, each person or entity owning an interest in Tenant is (i) not currently identified on the List, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Landlord constitute property

EAST\126610515.10

of, or are beneficially owned, directly or, to Landlord’s knowledge, indirectly, by any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Landlord (whether directly or indirectly), (d) none of the funds of Landlord have been derived from any unlawful activity with the result that the investment in Landlord is prohibited by law or that the Lease is in violation of law, and (e) Landlord has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.

(c)Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(d)Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease.  Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

16.21Rent Not Based On Income.  No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

16.22Counterparts; Electronic Signatures.  This Lease may be executed in counterparts, including both counterparts that are executed on paper and counterparts that are in the form of electronic records and are executed electronically.  An electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or e-mail electronic signatures.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.  The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Lease and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called pdf format shall be legal and binding and shall have the same full force and effect as if an a paper original of this Lease had been delivered had been signed using a handwritten signature.  Landlord and Tenant (i) agree that an electronic signature, whether digital or encrypted, of a party to this Lease is intended to authenticate this writing and to have the same force and effect as a manual signature, (ii) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent or delivered by facsimile or, electronic mail, or other electronic means, (iii) are aware that the other party will rely on such signatures, and (iv) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.  If this Lease has been executed by electronic signature, all parties executing this document are expressly consenting under the Electronic Signatures in Global and National Commerce Act (“E-SIGN”), and Uniform Electronic Transactions Act (“UETA”), that a signature by fax, email or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

16.23Amendments. This Lease may only be amended by a writing signed by the parties hereto, or by an electronic record that has been electronically signed by the parties hereto and has been rendered tamper-evident as part of the signing process. The exchange of email or other electronic communications discussing an amendment to this Lease, even if such communications are signed, does not constitute a signed electronic record agreeing to such an amendment.

EAST\126610515.10

16.24Prohibition Against Recording in the Land Records. In the event this Lease shall be recorded by Tenant in the land records, then such recording shall constitute a default by Tenant under Article 13 hereof entitling Landlord to immediately terminate this Lease.  At the request of either Landlord or Tenant, the parties shall execute a document in the form attached as Exhibit 16.24 (“Notice of Lease”) that may be recorded at the election of either party.  All costs of preparation and recording of such Notice of Lease shall be borne by the requesting party.  At the expiration or earlier termination of this Lease, Tenant shall provide Landlord with an executed termination of the Notice of Lease in recordable form, which obligation shall survive such expiration or earlier termination.

16.25Force Majeure. Except with respect to Tenant’s obligations as to the payment of Base Rent, Additional Rent and other charges payable hereunder, Tenant shall be excused from the performance of its obligations hereunder for such period of time as it is prevented from performing the same by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or regulations, riots, insurrection, war or other reason beyond its reasonable control (collectively, “Force Majeure”).

Except with respect to Landlord’s obligations to (i) disburse the Allowance pursuant to Exhibit 3.1.1 , and (ii) to make payments, allow offsets, allow rent credits, allow rent abatements and/or the like, to Tenant, to the extent expressly provided in the Lease, Landlord shall be excused from the performance of its obligations hereunder for such period of time as it is prevented from performing the same by reason of Force Majeure.

For the purposes of the foregoing, financial inability shall never be deemed to be a cause beyond a party's reasonable control.

Each of Tenant and Landlord shall use reasonable efforts to provide notice to the other within ten (10) days of the occurrence of any event that Tenant or Landlord believes constitutes an event of Force Majeure.

16.26Measurement Standard.  The parties acknowledge that the usable area of the Building has been measured in accordance with Building Owners and Managers Association (BOMA) international standard method of floor measurement (ANSI/BOMA 265.1-1996) for multi-tenanted buildings (the “Measurement Standard”) using a loss factor of 1.24% for multitenant floors and 1.11% for single tenant floors.  Prior to the execution of any amendments to this Lease evidencing any additions to the Premises demised hereunder pursuant to Article 19 or 20, Landlord shall arrange for a re-measurement of the relevant expansion space in accordance with the Measurement Standard and memorialize the measurement of such expansion space in such amendments.

16.27Landlord Defaults. Landlord shall in no event be in default in the performance of any of Landlord's obligations under the terms of this Lease unless and until Landlord shall have failed to perform such obligation within thirty (30) days after notice by Tenant to Landlord (“Tenant Default Notice”) specifying the manner in which Landlord has failed to perform any such obligations (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Landlord so notifies Tenant within thirty (30) days after such Tenant Default Notice is given together with an estimate of the reasonable time required for such cure, Landlord shall be allowed such longer period, but only if cure is begun within such thirty (30) day period and diligently prosecuted to completion). Nothing in this Section 16.27 shall operate to delay or prevent Tenant from the exercise of its express abatement rights pursuant to Section 6.1 of this Lease.

EAST\126610515.10

ARTICLE 17EXTENSION RIGHT

17.1Right to Extend.  Landlord grants Tenant the option to extend this Lease, with respect to the entire Premises only, for one (1) additional period of five (5) years (the “Extension Period”), subject to each and all of the following terms and conditions (the “Extension Option”):

17.1.1No Assignment or Sublease.  The Extension Option may not be exercised by, or assigned or otherwise transferred to any person or entity voluntarily or involuntarily, except the Tenant named in this Lease or an assignee as a result of a Permitted Transfer.  The parties hereto agree that if Tenant assigns any of its interest in this Lease or subleases more than thirty-three percent (33%) of the Premises to any person or persons, in the aggregate, other than pursuant to a Permitted Transfer, this Extension Option shall terminate immediately without the need for any act or notice by either party to be effective.

17.1.2Manner of Notice.  Tenant shall have delivered to Landlord written notice (the "Extension Notice") of the exercise of the Extension Option not later than sixteen (16) months (but not sooner than nineteen (19) months) prior to the expiration of the current Term of this Lease, time being of the essence.  If an Extension Notice is not so delivered, Tenant's Extension Option shall automatically expire. The giving of an Extension Notice shall be deemed to be a binding exercise of Tenant’s extension option, subject only to the right to rescind the same as expressly provided below.

17.1.3Effect of Default.  Tenant’s right to exercise the Extension Option shall be suspended at the election of Landlord during any period prior to such exercise by Tenant hereunder, in which a monetary or material non-monetary Event of Default has occurred and is continuing, but the period of time within which the Extension Option may be exercised shall not be extended.

17.1.4New Rent.  If Tenant exercises the Extension Option, all references in this Lease to the “Term” as related to the Premises shall mean the Initial Term, as extended by the Extension Term, unless the context clearly provides to the contrary, and all of the terms, covenants and conditions of this Lease shall continue in full force and effect with respect to the Premises during the Extension Term, except that (x) Base Rent for the Extension Period shall be equal to ninety-five percent (95%) of the then prevailing fair market rental rate for fixed annual base rents as of the beginning of the Extension Period for arms-length lease renewal transactions for comparable premises in comparable office buildings in the greater Burlington area, taking into account all relevant factors (the “Market Rent”), as set forth in the Market Rent Notice (as defined below), which Market Rent shall be escalated during the Extension Period based on market terms, (y) the Base Operating Year and the Base Tax Year shall be adjusted to the Operating Year and Tax Year, respectively, in which the Extension Term commences, and (z) Tenant will have no further right to extend the Term. Market Rent (x) may include provision for annual increases in annual Base Rent during said Extension Period, (y) shall take into account the as-is condition of the Premises, the Building and the Property (including the Park amenities), and (z) shall take account of, and be expressed in relation to, the payment in respect of Taxes and Operating Expenses and other provisions of the Lease (including but not limited to the adjusted base years for Landlord’s Tax Expenses and Landlord’s Operating Expenses provided for in this Lease) and for Tenant paying for so called tenant electricity as contained in the Lease.

17.2Market Rent Notice.  If Tenant properly exercises its Extension Option, Landlord shall provide Tenant with written notice (the "Market Rent Notice") of the rate of the Market Rent (as determined by Landlord in good faith for a five (5) year term) for the Extension within fifteen (15) days following receipt of Tenant’s Extension Notice.  Tenant shall respond in writing to Landlord within fifteen (15) days following Landlord's delivery of its Market Rent Notice (the “Tenant Response Period”) stating either (a) that Tenant agrees with the Market Rent (i.e., the Base Rent) determined by Landlord, (b) that Tenant elects to rescind its Extension Notice (in which case Tenant’s rights under this Article 17 shall terminate and be of no further force and effect), or (c) Tenant elects to dispute Landlord’s determination of Market Rent pursuant to Section 17.3, below.  If the parties agree on the Market Rent for the Extension Period during the Tenant Response Period or Tenant gives (or is deemed to give) the notice described in clause (a) of the immediately preceding sentence, they shall execute an amendment to this Lease within

EAST\126610515.10

ten (10) business days stating the Market Rent to be paid during the Extension Period, and any related terms and conditions.  If Tenant gives the notice described in clause (c), above, then the Market Rent shall be determined in accordance with Section 17.3. If Tenant fails to respond within the Tenant Response Period, then Tenant shall be deemed to have given the notice described in clause (a) above.

17.3Dispute.  If the determination of Market Rent is to be made pursuant to this Section 17.3, then the Market Rent shall be determined by arbitration as set forth below in order to establish the Base Rent for the Extension Period and Landlord and Tenant shall be bound by the results of the arbitration with respect to the determination of Market Rent.  Notwithstanding the submission of the issue of Market Rent to arbitration, if such Base Rent has not been established pursuant to Section 17.4 prior to the commencement of the Extension Period, Base Rent for the next ensuing year of the Term shall be paid at the Base Rent established by Landlord in its Market Rent Notice until the arbitration is completed.  If, upon completion of the arbitration, it is determined that Market Rent is less or more than that set by Landlord, then an adjustment based upon such lower or greater rent shall be made based on the number of months therefor paid by Tenant and Tenant shall promptly pay such difference or Tenant shall promptly be credited such difference, as the case may be.  In no event shall the extension of the Term be affected by the determination of the Base Rent, such exercise of the Extension Option being fixed at the time at which Tenant delivers the Extension Notice except as expressly set forth in Section 17.2(b), above.

17.4Determination of Market Rent.  When the terms of this Lease provide that Market Rent shall be determined by reference to this Section 17.4, the following procedures shall apply:

17.4.1Selection of Arbitrators.  Within five (5) business days following the end of the Tenant Response Period, each of Tenant and Landlord shall choose a real estate broker who has at least fifteen (15) years’ commercial real estate leasing brokerage experience on behalf of large tenants and/or landlords along Route 128 from Needham to Woburn (an “Advocate Arbitrator”) and shall notify the other party in writing of its selection.  Within two (2) business days following appointment of their respective Advocate Arbitrators, each party shall notify the other of such appointment, which notice shall include the name and address of the appointed Advocate Arbitrator and a brief description of such Advocate Arbitrator’s experience and qualifications. Each Advocate Arbitrator shall make his or her own independent determination of the Market Rent for the Extension Term. Within thirty (30) days after the date of appointment of the last appointed Advocate Arbitrator, each Advocate Arbitrator shall prepare and deliver to Landlord and Tenant his or her determination of the Market Rent (i.e., Base Rent).  If the higher of the two determinations of the Market Rent by the Advocate Arbitrators is not more than one hundred five percent (105%) of the lower of such determinations, then the Market Rent shall be the average of the two (2) determinations.

17.4.2Selection of Third Arbitrator.  If the higher determination is more than one hundred five percent (105%) of the lower determination, then the two (2) Advocate Arbitrators shall then appoint a third arbitrator (the “Neutral Arbitrator”) who shall also be a broker meeting the qualifications above and who shall not have been engaged by either party or by either party’s affiliates, parents or subsidiaries during the five (5) year period immediately prior to his or her appointment.  Neither Landlord nor Tenant nor their respective Advocate Arbitrators may, directly or indirectly, consult with the Neutral Arbitrator prior to or after his or her appointment, except in the presence of the other party.  If the two Advocate Arbitrators cannot agree upon the appointment of the Neutral Arbitrator within ten (10) business days following delivery of the last determination by an Advocate Arbitrator, either Landlord or Tenant, or both, shall apply to the President of the Greater Boston Real Estate Board or, if it ceases to exist, the Boston office of the American Arbitration Association (“AAA”) to select a broker meeting the foregoing qualifications and who shall have relatively equal experience representing tenants and landlords.  The Neutral Arbitrator shall be retained pursuant to an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

EAST\126610515.10

17.4.3Decision by Neutral Arbitrator.  The Neutral Arbitrator shall decide whether the determination of the Market Rent by Landlord’s Advocate Arbitrator or Tenant’s Advocate Arbitrator more closely reflects the Market Rent.  The Advocate Arbitrators shall submit their initial determinations (“Initial Determinations”) to the Neutral Arbitrator within five (5) business days after the selection of the Neutral Arbitrator. The Neutral Arbitrator may elect to meet with Landlord’s Advocate Arbitrator and Tenant’s Advocate Arbitrator to discuss the market rent analysis and conclusions of the two (2) Advocate Arbitrators.  The Neutral Arbitrator must select either the Initial Determination of Landlord’s Advocate Arbitrator or Tenant’s Advocate Arbitrator as the Market Rent, and shall have no right to propose a middle ground or to modify either of the two (2) Initial Determinations or the provisions of this Lease.  The Neutral Arbitrator shall render a decision within thirty (30) days after appointment, which decision shall be in writing with full explanation of the decision, taking into account such information as the Neutral Arbitrator deems relevant. The Market Rent determined by the Neutral Arbitrator shall be final and binding upon the parties, and may be enforced in accordance with the provisions of applicable law for the jurisdiction within which the Property is located. In the event of the failure, refusal or inability of any Advocate Arbitrator or the Neutral Arbitrator to act, a successor shall be appointed in the manner that applies to the selection of the person being replaced.

17.4.4Allocation of Expenses. Each party shall pay the fees and expenses of the Advocate Arbitrator designated by such party, and one-half of the fees and expenses of the Neutral Arbitrator.

17.5Amendment.  Within ten (10) days following the establishment of the Market Rent and the resulting Base Rent with respect to the Extension Period pursuant to the procedure set forth above, Landlord and Tenant shall execute an amendment to this Lease confirming the Base Rent payable with respect to the Extension Period and any related terms and conditions.

17.6Letter of Credit.  The exercise of Tenant’s rights to extend the Term pursuant to this Article 17 are conditioned upon a Letter of Credit that satisfies the requirements for a Letter of Credit stated in Section 4.6.2 being in effect for the Extension Period. If the then-effective Letter of Credit has an outside expiration date that does not comply with the terms of this Lease after taking into account the Extension Period, Tenant shall either, at Tenant’s election (i) obtain an extension of such outside expiration date or (ii) deliver a compliant Letter of Credit, no later than six (6) months prior to the commencement of the Extension Period and Tenant’s failure to do so shall, at Landlord’s election, be treated as an Event of Default. The Security Deposit evidenced by the Letter of Credit, during the Extension Period, shall remain subject to the terms and provisions of Section 4.6.

ARTICLE 18ROOFTOP RIGHTS

18.1Rooftop Rights.

Landlord grants Tenant the appurtenant, non-exclusive, and irrevocable (except upon the expiration or earlier termination of this Lease) license at no additional charge (other than to the extent costs are included in Operating Expenses), but otherwise subject to the terms and conditions of this Lease, to use a portion of the roof of the Building reasonably approved by Landlord (the “Rooftop Installation Area”) to operate, maintain, repair and replace a satellite device or other telecommunications dish appurtenant to Tenant’s Permitted Use (and not for the benefit of any third party) (“Rooftop Equipment”).  The exact location and layout of the Rooftop Installation Area shall be approved by Landlord and Tenant in their reasonable discretion and the square footage of the Rooftop Installation Area shall equal to Tenant’s proportionate share of total rooftop areas made available to tenants in the Building for similar purposes (unless Tenant desires to use a smaller area).  Any electricity consumed by the Rooftop Equipment shall be separately or check-metered by Tenant and Tenant shall pay all of such costs in the manner applicable to electricity to the Premises under the Lease.

Tenant shall install Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate and in accordance with all of the provisions of this Lease, including without limitation Section 8.3.  Tenant shall not install or operate Rooftop Equipment until it receives prior written approval of the plans for such work in accordance with Section 8.3.  Landlord may withhold approval if the installation or operation of Rooftop Equipment reasonably would be expected to

EAST\126610515.10

damage the structural integrity of the Building.  Landlord may condition its approval of Rooftop Equipment upon Tenant’s structural re-enforcement of the roof as reasonably deemed necessary or desirable by Landlord in order to accommodate the Rooftop Equipment.  Tenant shall cooperate with Landlord as reasonably required to accommodate any re-roofing of the Building during the Term and Tenant shall be responsible for any costs associated with working around, moving or temporarily relocating Tenant’s Roof Equipment.  Landlord shall use commercially reasonable efforts to complete any such re-roofing as soon as is practicable.

Tenant shall engage Landlord’s roofer before beginning any rooftop installations or repairs of Rooftop Equipment, whether under this Article 18 or otherwise, and shall always comply with the roof warranty governing the protection of the roof and modifications to the roof.  Tenant shall obtain a letter from Landlord’s roofer following completion of such work stating that the roof warranty remains in effect.  Tenant, at its sole cost and expense, shall cause a qualified employee or contractor to inspect the Rooftop Installation Area at least quarterly and as often as recommended by the manufacturer of any Rooftop Equipment and correct any loose bolts, fittings or other appurtenances and shall repair any damage to the roof caused by the installation or operation of Rooftop Equipment.  Tenant shall pay Landlord following a written request therefor, with the next payment of Base Rent, (i) all applicable taxes or governmental charges, fees, or impositions imposed on Landlord because of Tenant’s use of the Rooftop Installation Area and (ii) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Rooftop Equipment.  All Rooftop Equipment shall be screened or otherwise designed so that it is not visible from the ground level of the Property.

To the maximum extent permitted pursuant to Applicable Law, Tenant agrees that the installation, operation and removal of Rooftop Equipment shall be at its sole risk.  Tenant shall indemnify and defend Landlord and Landlord’s agents and employees against any liability, claim or cost, including reasonable attorneys’ fees, incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury arising out of the installation, use, operation, or removal of Rooftop Equipment by Tenant or its employees, agents, or contractors, including any liability arising out of Tenant’s violation of this Article 18.  Landlord assumes no responsibility for interference in the operation of Rooftop Equipment caused by other tenants’ equipment, or for interference in the operation of other tenants’ equipment caused by Rooftop Equipment, and Tenant hereby waives any claims against Landlord arising from such interference. The provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

Landlord may have granted and may hereafter grant roof rights to other parties, and permit installations on the rooftop by other Building tenants or occupants, provided that Tenant’s rooftop rights shall not be materially and adversely affected and that such rights granted to others do not materially and adversely interfere with any rooftop equipment then existing on the roof of the Building.  If Rooftop Equipment (i) causes physical damage to the structural integrity of the Building, (ii) materially interferes with any telecommunications, mechanical or other systems located at or servicing  the Building or any building, premises or location in the vicinity of the Building, (iii) interferes with any other service provided to other tenants in the Building by rooftop installations installed prior to the installation of Rooftop Equipment or (iv) interferes with any other tenants’ business in excess of that permissible under Laws, including F.C.C. or other regulations (to the extent that such regulations apply and do not require such tenants or those providing such services to correct such interference or damage) (each of (i) through (iv) above being a “Rooftop Interference”), Tenant shall within two (2) business days of notice of a claim of Rooftop Interference cooperate with Landlord or any other tenant or third party making such claim to determine the source of the Rooftop Interference and effect a prompt solution at Tenant’s expense (to the extent Tenant’s Rooftop Equipment caused such interference or damage).  Landlord shall use commercially reasonable efforts to include provisions substantially similar to the foregoing in future tenant leases that permit tenants to install and to use any portion of the roof of the Building for satellite devices or other telecommunications equipment.

Based on Landlord’s good faith determination that such relocation is necessary, Landlord reserves the right to cause Tenant to relocate Rooftop Equipment located on the roof to comparably functional space on the roof by giving Tenant prior notice of such intention to relocate.  If within thirty (30) days after receipt of such notice Tenant has not agreed with Landlord on the space to which Rooftop Equipment is to be relocated, the timing of such relocation, and the terms of such relocation, then Landlord shall have the right to make all such determinations in its reasonable judgment.  Landlord

EAST\126610515.10

agrees to pay the reasonable cost of moving Rooftop Equipment to such other space, taking such other steps necessary to ensure comparable functionality of Rooftop Equipment, and finishing such space to a condition comparable to the then condition of the current location of Rooftop Equipment.  Tenant shall arrange for the relocation of Rooftop Equipment within sixty (60) days after a comparable space is agreed upon or selected by Landlord, as the case may be.  In the event Tenant fails to arrange for said relocation within the sixty (60) day period, Landlord shall have the right to arrange for the relocation of Rooftop Equipment at Landlord’s expense, all of which shall be performed in a manner designed to minimize interference with Tenant’s business.

ARTICLE 19RIGHT OF FIRST OFFER

19.1Grant of Right of First Offer.  Subject to the terms and conditions of this Article 19 and the Exempt Transactions, following December 31, 2017, if any space in the Building becomes available for lease (other than the initial lease of such space to the extent that such space is vacant as of the Effective Date (any such lease, an “Initial Lease”), Landlord shall provide written notice of such availability (the “Landlord’s Offer Notice”) to Tenant and Tenant shall have an ongoing right of first offer (“ROFO”) to add such space (the “ROFO Space”) to the Premises on the then-existing terms of this Lease, except as otherwise provided in this Article.  Landlord’s ROFO Notice shall set forth the approximate size, approximate configuration and approximate location (but including the specific floors) of the ROFO Space, Landlord’s quotation of a proposed Base Rent, tenant improvement allowance, and free rent, if any, for the ROFO Space, and the date estimated by Landlord as the anticipated commencement date (the “Anticipated Inclusion Date”) for such ROFO Space. The term for the ROFO Space shall be coterminous with the Term for the Premises (including the Extension Option pursuant to Article 17), provided, however, if as of the date of either Landlord’s Offer Notice or the Anticipated Inclusion Date there is or will be less than five (5) full years remaining in the then Term of this Lease, then (1) Tenant shall have no right to lease the ROFO Space unless Tenant simultaneously with Tenant’s delivery of its Offer Response Notice to Landlord exercises the Extension Option pursuant to Article 17, and (2) if the time period for Tenant to exercise the Extension Option has expired without exercise by Tenant, Landlord shall have no obligation to offer the ROFO Space to Tenant and Tenant shall have no right to lease such space.  As used in this Article, the term “available for lease” shall mean office space in the Building which is anticipated to, or becomes, vacant and is not an Exempt Transaction.

19.2Conditions to ROFO.  The ROFO granted herein shall be conditioned upon all of the following terms and conditions being satisfied at the time that the ROFO is exercised and upon Tenant’s taking occupancy of the ROFO Space:

19.2.1No Default.  No monetary or material non-monetary Event of Default shall then exist under this Lease;

19.2.2No Transfer.  No Transfer shall then be in effect, other than an Permitted Transfer or subleases of less than twenty five percent (25%) of the Premises in the aggregate; and

19.2.3Remaining Term.  There shall be not less than five (5) full calendar years remaining in the then-current Term (except if Tenant has an unexercised extension option and elects to extend this Lease at the time of such ROFO offer, in which event, any limit on early exercise of such extension option shall be deemed waived by Landlord).

19.3Exercise of ROFO.   Tenant shall have ten (10) days following receipt of any Landlord’s Offer Notice within which to notify Landlord in writing (an “Acceptance Notice”) that Tenant is irrevocably committed to lease the applicable ROFO Space, time being of the essence.  If Tenant timely delivers an Acceptance, then, on the date on which Landlord delivers such ROFO Space to Tenant in the Delivery Condition, as defined in Section 20.3 below (the “ROFO Space Commencement Date”), the ROFO Space shall become part of the Premises upon the terms set forth in Landlord’s Offer Notice and otherwise upon all of the same terms and conditions of the Lease, except that Tenant’s Share shall thereafter be a fraction, expressed as a percentage, the numerator of which is rentable area of the Premises including the ROFO Space and the denominator of which is the rentable area of the Building.  Within fifteen (15) business days following delivery from Landlord of an amendment accurately evidencing the lease of the ROFO Space on such terms set forth in the Landlord’s Offer Notice, Tenant and Landlord shall execute an amendment to this Lease incorporating such terms for the ROFO Space into this Lease.

EAST\126610515.10

19.4Rejection by Tenant.  If Tenant shall fail timely to deliver an Acceptance Notice to Landlord, or if Tenant does not timely execute such amendment (provided the same was accurate), Tenant shall be deemed to have elected to not lease the ROFO Space and Tenant will have no further right to lease such ROFO Space pursuant to this Article 19 unless such ROFO Space again becomes available for lease, it being agreed and acknowledged by the parties hereto that in the event of any failure by Tenant to timely exercise its right to lease the ROFO Space Landlord shall have the right to lease such ROFO Space to any third party upon terms acceptable to Landlord and such third party and this ROFO shall terminate as to such ROFO Space so long as the Base Rent paid by such third party, taking into account any free rent and tenant improvement allowance, is no less than ninety percent (90%) of the Base Rent (taking into account any free rent and tenant improvement allowance) set forth in Landlord’s Offer Notice. If Landlord wishes to lease the ROFO Space for less than ninety percent (90%) of the Base Rent (taking into account any free rent and tenant improvement allowance) contained in Landlord’s Offer Notice, then Landlord shall first re-offer the ROFO Space to Tenant in accordance with this Article 19 with such revised Base Rent and Tenant shall then have five (5) days within which to elect to lease the ROFO Space.

19.5Delivery of ROFO Space.  If the ROFO Space is not available for Tenant’s occupancy on the date estimated by Landlord as the Anticipated Inclusion Date therefor for any reason, including, but not limited to, the holding over of the prior tenant, then Landlord agrees to use reasonable efforts and due diligence to deliver possession of the ROFO Space to Tenant and the commencement date of the ROFO Space shall be delayed, and as well any Rents applicable to such ROFO space shall not commence, nor shall Tenant have any obligation to insure, repair, maintain, indemnify or the like as to the ROFO Space under the Lease, as amended, or to take possession of the ROFO Space, until such ROFO Space is delivered.  If Landlord does not deliver possession of the ROFO Space to Tenant within six (6) months following the Anticipated Inclusion Date therefor for any reason, then Tenant may, within ten (10) business days after such date, as Tenant’s sole remedy at law, equity or under this Lease, elect to either (i) cancel the exercise of its option to lease the ROFO Space by giving to Landlord a written cancellation notice; provided, however, if Landlord delivers the ROFO Space to Tenant on or before the date that is thirty (30) days after Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect; or (ii) receive a credit equal to one day of Base Rent with respect to the ROFO Space for each day commencing on the 61st day following the Anticipated Inclusion Date that the ROFO Space has not been delivered until such ROFO Space is actually delivered to Tenant.

19.6Termination of Right of First Offer.  The ROFO granted herein is personal to the Tenant named in this Lease and is non-transferable to any Transferee, other than to an assignee of this Lease pursuant to a Permitted Transfer.  Notwithstanding anything to the contrary contained herein, (a) any assignment or subletting of more than thirty-three percent (33%) of the Premises by Tenant pursuant to the provisions of this Lease, other than a Permitted Transfer, shall terminate the ROFO contained herein and the same shall be null and void and without recourse to either party hereto, and (b) the ROFO granted hereby shall expire by its own terms fifteen (15) months prior to the expiration of the Term.

19.7Exempt Transactions.  In no event shall Tenant’s ROFO under this Article 19 apply to (a) any space offered to lease for use as a Building amenity, such as a cafeteria or fitness center, (b) the initial lease to a third party of any space subject to any of Tenant’s expansion rights pursuant to Article 20 following the date that Tenant waives such applicable expansion rights or such applicable rights otherwise expire, (c) any renewal or extension of leases by then existing tenants of the ROFO Space, (d) rights of other tenants (and their successors and assigns as tenants)  existing as of the Effective Date, as noted on Exhibit 19.7 attached hereto, or (e) the expansion, renewal or extension rights granted to future tenants leasing or occupying the ROFO Space after Tenant declines or is deemed to have declined to lease such ROFO Space in accordance with this Article 20 or under any Initial Lease.

EAST\126610515.10

ARTICLE 20EXPANSION RIGHTS

20.1Option A Expansion Right.

(a)Subject to the terms and conditions of this Article, and provided that at the time of delivery of Tenant’s Option A Expansion Notice (as hereinafter defined) and as of the Option A Expansion Premises Commencement Date (as hereinafter defined), (x) this Lease is in full force and effect and (y) no monetary or material non-monetary Event of Default of Tenant shall have occurred and be continuing, Tenant shall have the one-time right (the “Option A Expansion Right”) to expand the Premises within the Building as follows (the expansion premises chosen by Tenant, referred to hereinafter as the “Option A Expansion Premises”):

(i) certain space on the third (3rd) floor of the Building containing approximately 13,956 rentable square feet in area (the “Intrinsiq Space”) as further identified on Exhibit 20.1(a); or

(ii) the Intrinsiq Space plus certain additional space on the third (3rd) floor of the Building containing approximately 7,838 rentable square feet in area (the “Vacant Space”) (for a total of approximately 21,794 rentable square feet in area) as further identified on Exhibit 20.1(a).

In order to exercise such expansion right, Tenant shall give Landlord written notice (“Tenant’s Option A Expansion Notice”) on or before November 30, 2017 (the “Option Expiration Date”), time being of the essence, of Tenant’s election to expand the Premises in accordance with this Section 20.1(a) and whether Tenant elects to exercise the expansion right set forth in clause (i) or (ii) above (Tenant having the right to elect only one of such options).  If Tenant exercises its option pursuant to this Section 20.1(a), Landlord shall use commercially reasonable efforts to deliver the Option A Expansion Premises to Tenant on October 1, 2018 (the “Estimated Expansion Date”)  in the condition required by Section 20.3, below. The Option A Expansion Premises Commencement Date shall be the later of (i) October 1, 2018 and (ii) the date that the Option A Expansion Premises are delivered to Tenant in condition required by Section 20.3 (except as further set forth below with respect to the Tenant’s election to accelerate delivery of the Vacant Space). Notwithstanding the foregoing, if Tenant elects to exercise the expansion right set forth in clause (ii) above, Tenant may elect to take delivery of the Vacant Space prior to September 1, 2018 by specifying Tenant’s desired earlier delivery date in Tenant’s Option A Expansion Notice, in which event Landlord shall use commercially reasonable efforts to deliver the Vacant Space to Tenant in the condition required by Section 20.3 on such earlier delivery date, and there shall be two Option A Expansion Premises Commencement Dates, one for each of the spaces referenced in clauses (i) and (ii) above.  In the event that Tenant exercises the expansion right set forth in clause (i) or (ii) above and Landlord fails to deliver all of the Option A Expansion Premises by (x) the date that is 60 days after the Estimated Expansion Date, other than for Force Majeure, then Tenant shall receive a rent credit of one (1) day of Base Rent with respect to the applicable portion of the Option A Expansion Premises for each day during which Landlord so failed to deliver to Tenant the respective portion of the Expansion Premises in the Delivery Condition provided in Section 20.3 beyond such sixty (60) day period or (y) February 28, 2019, for any reason, including, but not limited to, the holding over of any prior tenant, then Tenant may, as its sole remedy, at any time after such date and prior to Landlord’s actual delivery of the Option A Expansion Premises, cancel the exercise of its option to lease the Option A Expansion Premises by giving to Landlord a written cancellation notice; provided, however, if Landlord delivers all of  the Option A Expansion Premises to Tenant on or before the date that is thirty (30) days after Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect.

For purposes of clarity, Tenant must exercise the Option A Expansion Right as to the Intrinsiq Space in order to exercise the Option A Expansion Right as to the Vacant Space.

Additionally, Tenant may not exercise the Option A Expansion Right if it has previously exercised the Option B Expansion Right (as defined below) since the Option A Expansion Premises is a substantial part of the composition of the Option B Expansion Premises; Tenant may only elect one of the two of such expansion rights.

EAST\126610515.10

(b)If Tenant exercises its Option A Expansion Right pursuant to Section 20.1(a), above, the Initial Term of the Lease shall be deemed to have been extended to the date that is four (4) years following the last Option A Expansion Premises Commencement Date to occur, but in any event to a date that is no earlier than May 31, 2023. Tenant’s lease of the Option A Expansion Premises shall be coterminous with the Term of this Lease for the Premises originally leased hereunder by Tenant and shall be upon and subject to all of the same terms and conditions as this Lease, except that (i) Tenant shall have no further option to expand the Premises pursuant to this Section 20.1, (ii) the Base Rent per rentable square foot payable by Tenant with respect to the Option A Expansion Premises shall be equal to the Base Rent per rentable square foot applicable to the Premises initially leased hereunder as provided in Section 4.1 of this Lease through May 31, 2022, and the Base Rent for the entire Premises, meaning including the Option A Expansion Premises, shall increase annually thereafter in the amount of $.75 per square foot of rentable area, (iii) Tenant’s Share shall be increased by 11.83% if Tenant elects option (a)(i) and 18.48% if Tenant elects option (a)(ii), above, to reflect the addition of the Option A Premises effective upon the applicable Option A Expansion Premises Commencement Date, (v) Landlord shall not be required to perform any leasehold improvements, alterations or any other work to make the Option A Expansion Premises ready for Tenant’s use or occupancy, and Tenant shall accept the Option A Expansion Premises in its “as is” condition on the Option A Expansion Premises Commencement Date, except that Landlord shall deliver the Option A Expansion Premises to Tenant in the Delivery Condition, and (vii) Landlord shall not be required to provide any abatement, tenant improvement allowance or other tenant inducements for the Option A Expansion Premises other than the Option A Improvement Allowance (as defined below) set forth in Section 20.3 below.

(d)If Tenant shall fail to timely deliver Tenant’s Option A Expansion Notice, Tenant shall be deemed to have waived such right and the provisions of this Section 20.1 shall terminate and be of no further force and effect.

(e)Tenant shall commence the payment of Rent with respect to each applicable Option A Expansion Premises on the date that is the earlier of (i) 120 days after the Option A Expansion Premises Commencement Date such space, and (ii) the date that Tenant occupies the applicable Option A Expansion Premises for the conduct of Tenant’s business.

20.2Option B Expansion Right.

(a)Subject to the terms and conditions of this Article, and provided that at the time of delivery of Tenant’s Option B Expansion Notice (as hereinafter defined) and as of the Option B Expansion Premises Commencement Date (as hereinafter defined), (y) this Lease is in full force and effect and (z) no monetary or material non-monetary Event of Default of Tenant shall have occurred and be continuing, Tenant shall have the one-time right (the “Option B Expansion Right”) to expand the Premises to include all (but not less than all) of the following spaces within the Building (hereinafter, the “Option B Expansion Premises”; the Option A Expansion Premises and/or the Option B Expansion Premises, as applicable, are sometimes referred to herein as the “Expansion Premises”):

(i)the Intrinsiq Space;

(ii)the Vacant Space; and

(iii)certain additional space on the third (3rd) floor of the Building containing approximately 5,420 rentable square feet in area and referenced as the “Additional Expansion Space” on Exhibit 20.1(a) (the “Additional Expansion Space”) for a total of 27,214 rentable square feet.

In order to exercise such expansion right, Tenant shall give Landlord written notice (“Tenant’s Option B Expansion Notice”) on or before the Option Expiration Date, time being of the essence, of Tenant’s election to expand the Premises in accordance with this Section 20.2(b).  If Tenant exercises its option pursuant to this Section 20.2(b), Landlord shall use commercially reasonable efforts to deliver the Option B Expansion Premises to Tenant in the condition required by Section 20.3, on September 1, 2018 (October 1, 2018 with respect to the Intrinsiq Space) (as applicable, the “Estimated Expansion B Delivery Date”). The Option B Expansion Premises Commencement Date shall be the later of (i) October  1, 2018 and (ii) the date that the Option B Expansion Premises are delivered to Tenant in the condition

EAST\126610515.10

required by Section 20.3.  In the event that Tenant exercises the expansion right set forth above and Landlord fails to deliver (x) any portion of the Option B Expansion Premises by the date that is ninety (90) days after the Estimated Expansion B Delivery Date for occupied space and sixty (60) days after the Estimated Expansion B Delivery Date for unoccupied space, in each case other than for Force Majeure, then Tenant shall receive a rent credit of one (1) day of Base Rent with respect to the applicable portion of the Option B Expansion Premises for each day during which Landlord so failed to deliver to Tenant the respective portion of the Expansion Premises in the Delivery Condition provided in Section 20.3 beyond such sixty (60) or ninety (90) day period, as applicable, or (y) the Intrinsiq Space and/or the Vacant Space by February 28, 2019 or the Additional Expansion Space by May 31, 2019, for any reason, including, but not limited to, the holding over of any prior tenant, then Tenant may, as its sole remedy, at any time after such respective dates and prior to Landlord’s actual delivery of the respective portion(s) of the Option B Expansion Premises, cancel the exercise of its option to lease the entire Option B Expansion Premises by giving to Landlord a written cancellation notice; provided, however, if Landlord delivers the respective portion(s) of the Option B Expansion Premises to Tenant on or before the date that is thirty (30) days after Landlord receives such cancellation notice, such cancellation notice shall be void and without further force or effect.

For purposes of clarity, Tenant may not exercise the Option B Expansion Right if it has previously exercised the Option A Expansion Right; Tenant may only elect one of the two of such expansion rights.

(b)If Tenant exercises its Option B Expansion Right pursuant to Section 20.2(a), above, the Initial Term of the Lease shall be deemed to have been extended to the date that is five (5) years following the Option B Expansion Premises Commencement Date (as defined below), but in any event to a date that is no earlier than May 31, 2024.  Tenant’s lease of the Option B Expansion Premises shall be coterminous with the Term of this Lease for the Premises originally leased hereunder by Tenant (including for purposes of Tenant’s Extension Option) and shall be upon and subject to all of the same terms and conditions as this Lease, except that (i) Tenant shall have no further option to expand the Premises pursuant to this Section 20.2, (ii) the Base Rent per rentable square foot payable by Tenant with respect to the Option B Expansion Premises shall be equal to the Base Rent per rentable square foot applicable to the Premises initially leased hereunder as provided in Section 4.1 of this Lease through May 31, 2022 and the Base Rent for the entire Premises, including the Option B Expansion Premises, shall increase annually thereafter in the amount of $.75 per square foot of rentable area, (iii) Tenant’s Share shall be increased by 23.09% to reflect the addition of the Option B Premises effective upon the Option B Expansion Premises Commencement Date, (iv) Landlord shall not be required to perform any leasehold improvements, alterations or any other work to make the Option B Expansion Premises ready for Tenant’s use or occupancy, and Tenant shall accept the Option B Expansion Premises in its “as is” condition on the Option B Expansion Premises Commencement Date, except that Landlord shall deliver the Option B Expansion Premises to Tenant in the Delivery Condition, and (v) Landlord shall not be required to provide any abatement, tenant improvement allowance or other tenant inducements for the Option B Expansion Premises other than the Option B Improvement Allowance (as defined below).

(d)If Tenant shall fail to timely deliver Tenant’s Option B Expansion Notice, Tenant shall be deemed to have waived such right and the provisions of this Section 20.2 shall terminate and be of no further force and effect.

(e)Tenant shall commence the payment of Rent with respect to the Option B Expansion Premises on the date that is the earlier of (i) 150 days after the Option B Expansion Premises Commencement Date, and (ii) the date that Tenant occupies the Option B Expansion Premises for the conduct of Tenant’s business.

20.3Condition of Expansion Premises; Expansion Premises Improvement Allowance.

(a)Landlord shall deliver possession of the Expansion Premises broom clean, free and clear of tenants or other occupants, in a structurally sound condition, and otherwise “as is” (the “Delivery Condition”).

EAST\126610515.10

(b)Landlord shall not be required to perform any leasehold improvements, alterations or any other work to make the Expansion Premises ready for Tenant’s use or occupancy, and Tenant shall be solely responsible for preparing the Expansion Premises for Tenant’s use and occupancy.  All Alterations in the Expansion Premises necessary to prepare the same for Tenant’s occupancy (the “Expansion Improvements”) shall be constructed by Tenant and shall be consistent with first class office use and performed in accordance with this Lease including Section 8.3.

The Expansion Improvements shall be performed at Tenant’s sole cost and expense, subject to the Expansion Improvement Allowance (as defined below).

(c)Landlord shall provide Tenant with an allowance (the “Expansion Improvement Allowance”) for the Expansion Improvements in an amount not to exceed the product of (x) $8.40 times (y) the rentable square footage of the Expansion Premises as set forth above times (z) four (with respect to the Option A Expansion Premises) or five (with respect to the Option B Expansion Premises), as applicable. Any amounts to design and construct the Expansion Improvements in excess of the Expansion Improvement Allowance shall be paid by Tenant. Landlord shall receive a one percent (1%) percent construction oversight fee, payable out of the Expansion Improvement Allowance, in connection with the Expansion Improvements, which fee shall be calculated based only on the so-called “hard costs” of construction for the Expansion Improvements. The Expansion Improvement Allowance shall be advanced by Landlord on the terms and conditions set forth in Section 6 of the Work Letter, which are incorporated herein by reference, and any amounts not requisitioned by the first anniversary of the date upon which Rent payments commence with respect to the applicable Expansion Space Commencement Date shall be retained by Landlord with no further obligation to advance the same.

[remainder of page left intentionally blank – signatures on following page]

EAST\126610515.10

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:

BURLINGTON CENTRE OWNER LLC, a Delaware limited liability company

By:	BURLINGTON CENTRE JV LLC, a Delaware limited liability company, its sole member

	By:	DIV FUND II GP, LLC, a Delaware limited liability company, as agent for the managing member

By:	/s/ Richard McCready
Name: Richard McCready
Title: President

and

By:	BURLINGTON GAVI MEMBER, LLC, a Delaware limited liability company, its co-managing member

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Ronnie J. Billy
Name: Ronnie Billy
Title: Investment Director-Asset Management

By:	/s/ Robert T. Klinkner
Name: Robert T. Klinkner
Title: Managing Director -Asset Management

Landlord’s Notice Address:
Burlington Centre Owner LLC
c/o The Davis Companies
125 High Street, 21st Floor
Boston, MA 02110
Attention: General Counsel
Email: sspelfogel@TheDavisCompanies.com

With copies to:

Burlington Centre Owner LLC
c/o The Davis Companies
125 High Street, 21st Floor
Boston, MA 02110
Attention: Asset Manager
Email: ghofstetter@TheDavisCompanies.com

[Signatures Continued From the Previous Page]

EAST\126610515.10

TENANT:

EVERBRIDGE, Inc., a Delaware corporation

By:	/s/ Kenneth S. Goldman
Name: Kenneth S. Goldman
Title:	Treasurer

By:	/s/ Jaime Ellertson
Name: Jaime Ellertson
Title:	President and CEO

Tenant’s Notice Address:

Everbridge, Inc.
25 Corporate Drive, Suite 400
Burlington, MA 01803
Attention: Chief Information Officer
Email:	Jeff.lortz@everbridge.com

with a copy to:

Everbridge, Inc.
25 Corporate Drive, Suite 400
Burlington, MA 01803
Attention: General Counsel
Email:	Elliot.mark@everbridge.com

EAST\126610515.10

SECRETARY’S CERTIFICATE

I, Elliot J. Mark, Secretary of EVERBRIDGE, Inc., a Delaware corporation (the “Company”), hereby certify that Jaime Ellertson, as President and CEO of the Company, has authority to execute and deliver to Burlington Centre Owner, LLC the Lease related to the building located at, known as and numbered 25 Corporate Drive, Burlington, Massachusetts, a copy of which Lease is attached hereto and made a part hereof on behalf of the Company.

Witness my signature on this 16th day of December, 2016.

EVERBRIDGE, Inc., a Delaware corporation

By:	/s/ Elliot J. Mark
Name: Elliot K. Mark
Title: Secretary

EAST\126610515.10

EXHIBIT 1.1-1

PLAN OF PREMISES

SUITE 400
36,710 RSF

# EXHIBIT 1.1-1
# FOURTH FLOOR
## 25 CORPORATE DRIVE
## BURLINGTON, MASSACHUSETTS

2016_0591LE2 12/13/2016

EAST\126610515.10

SUITE 310/360
9,422 RSF

# EXHIBIT 1.1-1
# THIRD FLOOR
## 25 CORPORATE DRIVE
## BURLINGTON, MASSACHUSETTS

2016_0591LE1 12/14/2016

EAST\126610515.10

EXHIBIT 1.1-2

LEGAL DESCRIPTION

EAST\126610515.10

EXHIBIT 1.3

Building Parking

EAST\126610515.10

Exhibit 3.1.1

Work Letter

1.Design of Finish Work. Tenant shall prepare complete, coordinated space plan, schematic design, design development, and construction drawings and specifications (collectively, the “Construction Documents”) for the initial improvements to the Third Floor Premises necessary to make the Third Floor Premises ready for Tenant’s occupancy and any refurbishments to the Fourth Floor Premises desired by Tenant in connection with the work described herein (collectively, the “Finish Work”) in accordance with the procedures set forth in this Work Letter.

(a)Tenant’s Architect.  Tenant has retained, and Landlord has approved, Spagnolo Gisness & Associates (“Tenant’s Architect”) as Tenant’s architect for the preparation of the Construction Documents.  Tenant shall cause Tenant’s Architect, engineers and other professionals to comply with the provisions of this Work Letter and of Article 8 of the Lease.  Tenant’s Architect shall retain the services of (i) Landlord’s mechanical, electrical and plumbing (MEP) engineers, AHA Consulting Engineers, Inc., and, (ii) to the extent necessitated by the Construction Documents, Landlord’s structural engineer, McNamara Salvia, Structural Engineers, or such replacement MEP or structural engineers as are reasonably and timely identified by Landlord.  Even though such architect and engineers may have been otherwise engaged by Landlord in connection with the Building, Tenant shall be responsible for the expenses of all architectural and engineering services relating to the design or engineering of the Finish Work (subject to use of the Allowance as further described below).  Landlord shall approve Tenant’s contract with Tenant’s Architect (the “FW Architect’s Agreement”), which approval shall not be unreasonably withheld, conditioned or delayed, and Tenant shall not materially amend the FW Architect’s Agreement without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)Preliminary Space Plan.  Tenant shall prepare a preliminary space plan for the Finish Work consistent with first class office use and the level of fit and finish of Tenant’s existing space in the Building (the “Preliminary Plans”).

(c)Schematic Design Documents.  Tenant shall, at Tenant’s sole cost (subject to reimbursement out of the Allowance as set forth below), cause Tenant’s Architect to prepare and submit to Landlord for Landlord’s review schematic design documents for the Finish Work (the “Schematic Design Documents”) no later than January 6, 2016.  The Schematic Design Documents shall be based on the Preliminary Plans and shall not deviate therefrom in any material respect without Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.  Landlord shall consent to or reject the Schematic Design Documents within ten (10) days after submittal by Tenant in accordance with the standards for plan approval set forth in Section 1(e), below.  If Landlord disapproves the Schematic Design Documents, Landlord shall explain in reasonable detail the reason for such disapproval.  Tenant shall then cause the Schematic Design Documents to be revised accordingly and re-submitted to Landlord within ten (10) days thereafter, whereupon the procedure set forth in this paragraph shall begin again (provided that Landlord’s period for approval on any resubmission shall be five (5) business days).

(d)Final Construction Documents.  Following the approval of the Schematic Design Documents, and on or before February 1, 2017, Tenant shall, at Tenant’s sole cost (subject to reimbursement out of the Allowance as set forth below), cause Tenant’s Architect to prepare and submit to Landlord for Landlord’s review (and approval or disapproval, as further set forth below) the Construction Documents.  The Construction Documents shall be based on the approved Schematic Design Documents and shall not deviate therefrom in any material respect without Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.  Landlord shall approve or disapprove the Construction Documents within ten (10) days after submittal by Tenant in accordance with the standards for plan approval set forth in Section 1(e), below (provided that Landlord shall not have the right to disapprove matters shown that were previously approved as part of the Schematic Design Documents).  If Landlord disapproves the Construction Documents, Landlord shall explain in reasonable detail the reason for such disapproval.  Tenant shall then cause the  Construction Documents to be revised accordingly and re-submitted to Landlord within ten (10) days thereafter, whereupon the procedure set forth in this paragraph shall begin again (provided that Landlord’s period for approval on any resubmission shall be five (5) business days).

EAST\126610515.10

(e)Generally.  Tenant’s Construction Documents shall be consistent with first-class design standards for general offices in the greater Burlington area.  All approvals, inspections, and requirements of Landlord with respect to the Construction Documents or other plans and specifications and the Finish Work shall be for Landlord’s benefit only. Landlord has no obligation to approve any Finish Work Change Order (as defined below) or any Finish Work not shown on plans previously approved by Landlord or reasonably inferable therefrom if, in Landlord’s reasonable judgment, such Finish Work Change Order or such Finish Work (i) would materially increase the cost of operating the Building or increase the cost of performing any other work in the Building, (ii) is incompatible with the design, quality, equipment or systems of the Building, (iii) would require unusual expense to readapt the Premises for the Permitted Uses or (iv) otherwise do not comply with the provisions of this Lease (including, without limitation, Sections 8.3.1 and 8.3.2).  By its execution of the Lease, and submission of any Construction Documents and Finish Work Change Orders, Tenant will be deemed to have approved of, and shall be legally responsible for, such Construction Documents and Finish Work Change Orders.

2.Performance of the Finish Work by Tenant. The Finish Work shall be constructed by Tenant in accordance with, and subject to, the provisions of this Exhibit 3.1.1 and Section 8.3 of the Lease.  Tenant shall use a general contractor acceptable to Landlord for construction of the Finish Work, such approval therefor not to be unreasonably withheld or conditioned by Landlord (Landlord acknowledging that either of Bowdoin Construction and J. Calnan & Associates, Inc. are hereby approved as Tenant’s general contractor) and to be granted or denied within five (5) business days following Tenant’s request.    Landlord shall not be responsible for any aspects of the design or construction of Finish Work, the correction of any defects therein, or any delays in the completion thereof, except as expressly set forth below, with respect to Landlord Delays (as defined below). Tenant shall pay Landlord or its affiliate a construction coordination fee equal to one percent (1%) of all Hard Costs, which fee shall be paid as the Finish Work progresses.

Tenant shall construct the Finish Work in a good and workmanlike manner, using new or like new materials of first quality, and shall comply with applicable laws and all applicable ordinances, orders and regulations of governmental authorities applicable to the Finish Work. Tenant shall obtain all permits necessary for the prosecution of the Finish Work. Landlord shall cooperate, at no out-of-pocket cost to Landlord, in obtaining any such permits, it being expressly understood that Landlord shall execute, and/or notarize, and deliver to Tenant and/or to applicable governmental authorities, such customary forms, customary certifications, customary declarations and such customary applications as required by and/or provided by applicable governmental authorities from the owner of the Property with respect to customary permitting of Finish Work provided, however, in no event shall Landlord be required to incur any liability on account of conditions imposed upon such permits or be deemed to be responsible for such Finish Work. No Finish Work shall be performed except in accordance with the approved Construction Documents for the Finish Work, and any Finish Work Change Orders, approved by Landlord in accordance with this Work Letter. Tenant shall obtain a full, permanent certificate of occupancy from the Town of Burlington for the Finish Work within twelve (12) months following the date that Landlord approves Tenant’s Construction Documents (subject to extension for force majeure events described in Section 16.25 of the Lease).  Tenant shall be responsible for costs of Building services or facilities (such as electricity, HVAC, and cleaning) required to implement the Finish Work (subject to Tenant’s use of the Allowance as provided below).

3.Finish Work Change Orders.  Subject to the provisions of Section 1 of this Work Letter, following the approval of the Construction Documents, Tenant may, from time to time, by written order to Landlord on a form reasonably specified by Landlord (a "Finish Work Change Order"), request Landlord’s approval of a change in the Finish Work shown on the Construction Documents, which approval shall not be unreasonably withheld, conditioned or delayed in accordance with the standards applicable under Section 1. The Construction Documents for the Finish Work shall not be modified in any material respect except with Landlord’s prior written approval in accordance with the standards for plan approval set forth in Section 1(e), above, such approval or disapproval to be given within ten (10) days following submission of any Finish Work Change Order; and all modifications to the Construction Documents for the Finish Work (other than de minimis changes on account of field conditions) shall be made only by Finish Work Change Order properly submitted in timely fashion to Landlord.

EAST\126610515.10

4.Costs of the Finish Work; Allowance.  The Finish Work shall be performed at Tenant’s sole cost and expense, subject to reimbursement from the Allowance.  Landlord shall provide Tenant with an allowance for the costs (the "Allowance Costs") of constructing the Finish Work (the "Hard Costs") and for architectural and engineering fees incurred in the design of the Finish Work, the Construction Fee, Tenant’s costs incurred with respect to purchasing and installing Tenant’s security systems, furniture, fixtures and telecommunications and business equipment, Tenant’s out of pocket costs for moving into the Third Floor Premises, development consulting fees, permitting, documentation costs, and Tenant’s costs to install wiring and cabling in the Premises after the Effective Date and a third-party consultants fee for construction management, supervision, and/or the like performed by a consultant reasonably approved by Landlord, in an aggregate amount not to exceed $1,076,326.00 (the "Allowance"), which amount was determined at the rate of $17.00 per rentable square foot for the Fourth Floor ($17 x 36,710) and $48.00 per rentable square foot for the Third Floor Premises ($48 x 9,422) as stated on the Effective Date. At least seventy-five percent (75%) of the Allowance must be spent on Tenant’s Hard Costs for the Finish Work (the "Tenant Finish Work Standard").  As further noted in this Section 4, below, a portion of the Allowance is available for use as a credit against Rent.

All construction and design costs for the Finish Work in excess of the Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.  In the event that the total cost to design, develop, permit, document and construct the Finish Work (as reasonably determined by Landlord in consultation with Tenant prior to the disbursement of any portion of the Allowance, based on such information regarding the Finish Work as Landlord may reasonably request of Tenant), together with any related costs reasonably estimated by Landlord in consultation with Tenant, exceeds the Allowance, then Tenant shall pay its pro-rata share of the costs to construct the applicable Finish Work (based on the ratio of the costs of the Finish Work in excess of the Allowance to the estimated total cost of the Finish Work) with each requisition by Tenant. For example, if the reasonably estimated costs of the Finish Work were equal to 200% of the Allowance, Landlord would have no obligation to fund more than 50% of any requisition for Allowance submitted by Tenant each month.

Landlord shall reimburse Tenant for the actual third-party Allowance Costs in an aggregate amount not to exceed the Allowance within forty-five (45) days of Tenant’s request (which request may not be made more than once per month) if such request is accompanied by (x) a written statement from Tenant’s Architect that the Finish Work subject to the requisition has been Substantially Completed (as defined below) in accordance with the approved Construction Documents therefor and setting forth the percentage of Finish Work then complete, and (y) an itemized statement of the actual third-party cost to Tenant of the Finish Work to date, together with copies of invoices and other appropriate back-up documentation, including mechanics lien waivers from Tenant’s Architect and engineers, contractor, any subcontractors (other than from Minor Subcontractors, as defined below), and any other third parties submitting bills with such requisition, and then only if the following conditions have been satisfied:  (a) at all times prior to submitting its request for payment and at the time payment is to be made, Tenant shall have paid in full any Rent due and payable, if any, to Landlord under this Lease at the time that such requisition is made within applicable grace periods and this Lease is otherwise current and no Event of Default then exists; and (b) Landlord shall have no good faith reason to believe that any work for which payment is requisitioned has not been properly Substantially Completed.  Requests for disbursement of the Allowance that are not timely submitted, or for which any of the conditions to payment of the Allowance have not be satisfied, shall be included in Tenant’s next requisition and shall be paid to Tenant within forty-five (45) days following submission of the same to Landlord, provided that the conditions to payment are then satisfied.  Requests for disbursement of the Allowance for which any of the conditions to payment of the Allowance have not been satisfied with respect to a particular aspect of Finish Work shall be funded to the extent that such requests otherwise comply with the conditions for payment.

Tenant shall withhold five percent (5%) retainage from each requisition from its general contractor. Landlord shall not be required to disburse the portions of the Allowance attributable to such retainage until after submission by Tenant of (i) final mechanic’s lien waivers from Tenant’s contractor and all of its subcontractors (other than Minor Subcontractors), (ii) a written statement from Tenant’s Architect or engineer that the Finish Work has been finally completed in accordance with the approved Construction Documents, (iii) a copy of the permanent certificate of occupancy for the Finish Work (provided, however, that a temporary certificate of occupancy will be acceptable if a permanent certificate is not available due to the status of other work in the Building that is not being performed by or on behalf of Tenant), (iv) an itemized statement of the actual third-party costs to Tenant of the Finish Work, together with copies of invoices and other appropriate back-up documentation, (v) three (3) sets of "as built" plans (including a CAD disk of all such plans that are on a CAD system), and (vi) copies of all warranties for such work.

EAST\126610515.10

Tenant’s final requisition for the Allowance shall be submitted within one (1) year following the Rent Commencement Date (the “Outside Requisition Date”).  Tenant shall not have any right to utilize amounts of Allowance not requisitioned by the Outside Requisition Date, except that up to $273,102 of the remaining Allowance, if any, may be applied towards Base Rent upon Tenant’s written request at any time during  the initial term of the Lease.

If Landlord fails timely to pay any portion of the Allowance when due, and, following a second notice to Landlord referencing this Section and stating in bold and prominent print that “FAILURE TO MAKE PAYMENT OF AMOUNTS SET FORTH HEREIN MAY RESULT IN THE RIGHT OF TENANT TO OFFSET RENT” and an additional five day period to cure such failure, then until such past due amount is paid or recouped hereunder it shall accrue interest at the Default Rate, and Tenant shall have the right to deduct any such past due amount, together with such interest, from the next installment(s) of Base Rent due under this Lease until Tenant has received full credit or otherwise has been fully reimbursed for the amount due to Tenant.  Notwithstanding the foregoing, if Landlord disputes Tenant’s right to abate Base Rent, or the amount of the abatement, such dispute shall be resolved in accordance with 13 of this Work Letter prior to any abatement of disputed amounts by Tenant.

5.Authorized Representatives.  Tenant’s Authorized Representative shall have full power and authority to act on behalf of Tenant on any matters relating to Finish Work.  Tenant’s Authorized Representative shall be Jeff Lortz (phone no. 781-373-9817, e-mail address Jeff.Lortz@everbridge.com).  Landlord’s Authorized Representative shall have full power and authority to act on behalf of Landlord on any matters relating to Finish Work.  Landlord’s Authorized Representative shall be Larry Lenrow (phone no. 617-451-1300; e-mail address:llenrow@TheDavisCompanies.com).  Either Landlord or Tenant may designate a new Authorized Representative to act on their behalf by written notice to the other.

6.Entry Prior to Commencement.  Tenant may, on a reasonable schedule approved by Landlord, and at Tenant’s sole risk and expense, enter the Third Floor Premises on a date (the “Early Access Date”) prior to the Third Floor Premises Commencement Date for the purposes of undertaking the Finish Work. The provisions of this Section 6 shall apply only during the period prior to the Commencement Date. Prior to the Commencement Date Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s obligations under this Lease, except for: the obligations to pay Base Rent and Tenant’s Share of Operating Expenses and Taxes with respect to the Third Floor Premises, including without limitation Tenant’s obligations under Article 9 of this Lease.  Any contractor or vendor of Tenant (or any employee or agent of Tenant) performing any work in the Third Floor Premises prior to the Third Floor Premises Commencement Date shall be subject to all of the terms, conditions and requirements contained in this Section 6.  Any requirements of, or written requests from, any such Tenant contractor or Tenant vendor for services to be provided from Landlord shall be paid for by Tenant and arranged between such Tenant contractor and Landlord , as applicable, any such charges by Landlord to be without mark-up by Landlord.

7.Labor Harmony.  Landlord represents and warrants to Tenant that the Building is maintained as an open shop. Tenant shall use best efforts to cause its contractors to conduct operations at the Property to avoid any labor disharmony during the construction of the Finish Work.  Landlord shall provide written notice (which may be via email) of any actions by Tenant’s contractors that Landlord reasonably believes are causing labor disharmony.  If Tenant fails to address such labor disharmony within twenty-four (24) hours following delivery of such notice, then Tenant shall reimburse Landlord for any loss or expense arising out of any such labor disharmony.  In the event that a claim is made by a third party against Landlord relating to any labor disharmony caused by Tenant’s contractors during the construction of the Finish Work, Tenant shall indemnify, defend and hold harmless Landlord from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including all reasonable attorneys' fees and expenses of employees resulting from such third party claim.

EAST\126610515.10

9.Cooperation.  Landlord and Tenant shall act in good faith with respect to the submission, review, and approval (or disapproval) and in the performance of any obligation pursuant to this Lease concerning the Finish Work and any Change Orders and each shall diligently act with all reasonable speed in doing so, including, without limitation, the granting or not of approvals and conducting reviews, of submittals with the objective of facilitating the design and construction of Finish Work as quickly as reasonably possible. Landlord shall use commercially reasonable efforts, consistent with the operation and management of a first class multi-tenant office Building, not to unreasonably interfere with the progress of the Finish Work once construction commences (the parties acknowledging that the exercise of Landlord’s rights under this Lease, such as enforcement of Tenant’s Lease covenants, shall not be deemed to interfere).

10.Substantial Completion. “Substantially Completed” shall mean that all of the applicable Finish Work has been substantially performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s Permitted Use of the Premises, which matters can reasonably be completed within thirty (30) days, as reasonably determined in good faith by the Architect.

11.Minor Subcontractor. A “Minor Subcontractor” shall mean an independent subcontractor that provides work, services, materials and/or supplies, and/or the like, to Tenant with respect to Finish Work in an amount less than Five Thousand Dollars ($5,000.00) in the aggregate as to all of such Finish Work, services, materials and/or supplies provided by such subcontractor.

12.Landlord Delay. For the purposes of this Exhibit 3.1.1, a “Landlord Delay” shall occur if (i) Landlord has been provided with any and all information reasonably required for Landlord to approve or comment upon the Construction Documents, the Schematic Design Documents, and Specifications and/or Final Plans for Permitting within the timeframe(s) set forth in this Exhibit 3.1.1, (ii) Landlord fails to respond within the timeframe(s) set forth in Section 1, above, (iii) Landlord fails to remedy such non-compliance within two (2) business days of delivery of Tenant’s notice of such failure,  and (iv) Tenant is actually delayed in the performance of the Finish Work as a result of such failure by Landlord. The length of any Landlord Delay shall be the actual number of days that the Finish Work is delayed in the Premises following notice of the Landlord Delay by Tenant to Landlord. Tenant’s sole remedy for any Landlord Delay shall be an extension of the Outside Requisition Date on a day-for-day basis for each day that the Finish Work is so delayed.

13.All disputes regarding the amount of, and right to, any offset pursuant to Section 4, above, or the occurrence of any Landlord Delay, shall be resolved by the arbitration procedure set forth in this paragraph. All such disputes shall be submitted to arbitration within three (3) business days after either party receives timely notice from the other that a dispute or disagreement exists and requesting that the dispute be submitted to arbitration (the “Notice of Dispute”) in accordance with this Section 13. Landlord and Tenant shall each designate an arbitrator within ten (10) days after the receipt of the Notice of Dispute. The arbitrators shall be reputable contractors or construction consultants with at least ten (10) years' experience in resolving construction disputes with respect to first class office buildings located in the Burlington submarket of Route 128 and who have not worked for or on behalf of Landlord or Tenant (or any principal or affiliate of the same) or any principals of Landlord and/or Tenant, within the preceding five (5) years.  Such arbitrators shall within ten (10) days select a third arbitrator.  In the event that the first and second arbitrator are unable to agree, for any reason, on the choice of the third arbitrator within such ten (10) day period, the first and second arbitrator shall request the Boston office of the American Arbitration Association to designate a qualified party (as set forth above) to act as the third arbitrator and such choice shall be deemed consented to by all parties. The third arbitrator shall conduct the arbitration under the expedited construction rules of the American Arbitration Association then in effect, and the decision of the third arbitrator as to any matter shall be determinative. Landlord and Tenant shall provide, at each party’s own expense, such information and/or materials to the third arbitrator as are so requested, all within ten (10) business days after such written requests therefor. The third arbitrator may award costs (including professional fees) to the prevailing party.

13.Except as expressly set forth in the Lease (i.e., as incorporated by reference in Article 20 with respect to the method for funding allowances), this Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

EAST\126610515.10